Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

January 14, 2019

by and among

CHURCHILL CAPITAL CORP,

CLARIVATE ANALYTICS PLC,

CAMELOT HOLDINGS (JERSEY) LIMITED,

CCC MERGER SUB, INC.,

and

CAMELOT MERGER SUB (JERSEY) LIMITED

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5.11	Intellectual Property	26
5.12	Contracts; No Defaults	27
5.13	Company Benefit Plans	30
5.14	Labor Matters	32
5.15	Taxes	33
5.16	Brokers’ Fees	35
5.17	Insurance	35
5.18	Real Property; Assets	36
5.19	Environmental Matters	37
5.20	Absence of Changes	38
5.21	Affiliate Agreements	38
5.22	Internal Controls	38
5.23	Permits	38
5.24	Proxy Statement/Prospectus	39
5.25	No Additional Representations and Warranties	39

	Article VI REPRESENTATIONS AND WARRANTIES OF Holdings, JERSEY MERGER SUB AND DELAWARE MERGER SUB

6.01	Organization and Entity Power	39
6.02	Due Authorization	39
6.03	No Violation	40
6.04	Governmental Authorities; Consents	40
6.05	Litigation and Proceedings	41
6.06	Capitalization	41
6.07	Business Activities	42
6.08	Proxy Statement/Prospectus	43
6.09	Brokers’ Fees	43

	Article VII REPRESENTATIONS AND WARRANTIES OF ACQUIROR

7.01	Corporate Organization	44
7.02	Due Authorization	44
7.03	No Conflict	45
7.04	Litigation and Proceedings	45
7.05	Governmental Authorities; Consents	45
7.06	Financial Ability; Trust Account	46
7.07	Brokers’ Fees	47
7.08	SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities	47
7.09	Business Activities	48
7.10	Form F-4 and Proxy Statement/Prospectus	49
7.11	No Outside Reliance	49
7.12	Tax Matters	50
7.13	Capitalization	50
7.14	NYSE Stock Market Quotation	51

	Article VIII COVENANTS OF THE COMPANY AND HOLDINGS

8.01	Conduct of Business	51

ii

8.02	Inspection	54
8.03	HSR Act and Regulatory Approvals	55
8.04	Termination of Certain Agreements	55
8.05	No Acquiror Common Stock Transactions	55
8.06	No Claim Against the Trust Account	56
8.07	Proxy Solicitation; Other Actions.	56
8.08	Director Appointments	57
8.09	Holdings NYSE Listing	57
8.10	Incentive Equity Plan	57

	Article IX COVENANTS OF ACQUIROR

9.01	HSR Act and Regulatory Approvals	57
9.02	Indemnification and Insurance	59
9.03	Conduct of Acquiror During the Interim Period	60
9.04	Trust Account	61
9.05	Inspection	62
9.06	Acquiror NYSE Listing	62
9.07	Acquiror Public Filings	62

	Article X JOINT COVENANTS

10.01	Support of Transaction	62
10.02	Preparation of Form F-4 & Proxy Statement; Special Meeting	62
10.03	Exclusivity	64
10.04	Tax Matters	65
10.05	Confidentiality; Publicity	65
10.06	Post-Closing Cooperation; Further Assurances	66

	Article XI CONDITIONS TO OBLIGATIONS

11.01	Conditions to Obligations of All Parties	66
11.02	Additional Conditions to Obligations of Acquiror	67
11.03	Additional Conditions to the Obligations of the Company, Holdings, Delaware Merger Sub and Jersey Merger Sub	68

	Article XII TERMINATION/EFFECTIVENESS

12.01	Termination	69
12.02	Effect of Termination	70
	Article XIII MISCELLANEOUS

13.01	Waiver	70
13.02	Notices	70
13.03	Assignment	72
13.04	Rights of Third Parties	72
13.05	Expenses	72
13.06	Governing Law	72
13.07	Captions; Counterparts	72
13.08	Schedules and Exhibits	72
13.09	Entire Agreement	73

iii

13.10	Amendments	73
13.11	[Intentionally Omitted]	73
13.12	Severability	73
13.13	Jurisdiction; WAIVER OF TRIAL BY JURY	73
13.14	Enforcement	74
13.15	Non-Recourse	74
13.16	Nonsurvival of Representations, Warranties and Covenants	74
13.17	Acknowledgements	75

EXHIBITS

Exhibit A – Form of Registration Rights Agreement

Exhibit B – Form of Nominating Agreement

Exhibit C – Form of Jersey Transfer Instrument

Exhibit D – Form of Delaware Certificate of Merger

Exhibit E – Form of Tax Receivable Agreement

Exhibit F – Form of Amended and Restated Memorandum of Association and Articles of Association of Holdings

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of January 14, 2019, is entered into by and among Churchill Capital Corp, a Delaware corporation (“Acquiror”), Clarivate Analytics Plc, a public limited company organized under the laws of the Island of Jersey (“Holdings”), Camelot Holdings (Jersey) Limited, a private limited company organized under the laws of the Island of Jersey (the “Company”), CCC Merger Sub, Inc., a Delaware corporation (“Delaware Merger Sub”), and Camelot Merger Sub (Jersey) Limited), a private limited company organized under the laws of the Island of Jersey (“Jersey Merger Sub”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, Holdings is a newly formed entity owned 50% by Onex Partners IV LP and 50% by Onex Partners IV GP LP, and was formed for the purpose of the Transactions, and the parties hereto have agreed that it is desirable to utilize Holdings to effectuate the Jersey Merger and the Delaware Merger and for Holdings to register with the SEC to become a publicly traded company;

WHEREAS, Jersey Merger Sub is a newly formed, wholly owned, direct subsidiary of Holdings, and was formed for the sole purpose of the Jersey Merger;

WHEREAS, Delaware Merger Sub is a newly formed, wholly owned, direct subsidiary of Holdings, and was formed for the sole purpose of the Delaware Merger;

WHEREAS, subject to the terms and conditions hereof, (i) immediately prior to the Closing, Jersey Merger Sub is to merge with and into the Company pursuant to the Jersey Merger, with the Company surviving as the Surviving Jersey Company, and (ii) at the Closing, Delaware Merger Sub is to merge with and into Acquiror pursuant to the Delaware Merger, with Acquiror surviving as the Surviving Delaware Company;

WHEREAS, in connection with the Transactions, Acquiror, Holdings, the Sponsors and certain Company Shareholders are to enter into the Amended and Restated Registration Rights Agreement at Closing in the form attached hereto as Exhibit A (the “Registration Rights Agreement”);

WHEREAS, in connection with the Transactions, Holdings and Jerre Stead are to enter into a Director Nomination Agreement at Closing in the form attached hereto as Exhibit B (the “Nominating Agreement”);

WHEREAS, contemporaneously with execution of this Agreement, certain Company Shareholders and the Company entered into an amended and restated shareholders agreement with Holdings (the “Shareholders Agreement”), to become effective at the Closing;

WHEREAS, contemporaneously with execution of this Agreement, the Sponsors, Acquiror, the Company and Holdings have entered into the Sponsor Agreement (as defined below);

WHEREAS, the respective boards of directors or similar governing bodies of each of Acquiror, Holdings, Delaware Merger Sub, the Company and Jersey Merger Sub have each approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with, as applicable, the Delaware General Corporation Law (the “DGCL”) and the Jersey Companies Law;

WHEREAS, in furtherance of the Transactions, Acquiror shall provide an opportunity to its stockholders to have their Acquiror Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement/Prospectus in conjunction with, inter alia, obtaining approval from the stockholders of Acquiror for the Business Combination (the “Offer”);

WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, (i) this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations promulgated thereunder, (ii) the Delaware Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code and (iii) the Delaware Merger, taken together with the Jersey Merger, shall constitute a transaction that qualifies under Section 351 of the Code (clauses (ii) and (iii), the “Intended Tax Treatment”); and

WHEREAS, each of the parties intends that each of the Jersey Merger and the Delaware Merger is intended to qualify as a foreign merger within the meaning of subsection 87(8.1) of the Income Tax Act (Canada).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Holdings, Delaware Merger Sub, the Company and Jersey Merger Sub agree as follows:

Article I
CERTAIN DEFINITIONS

1.01       Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Common Share” has the meaning specified in Section 4.01(a).

“Acquiror Common Stock” means Acquiror’s common stock, par value $0.0001 per share.

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“Acquiror Cure Period” has the meaning specified in Section 12.01(c).

“Acquiror Organizational Documents” means the Certificate of Incorporation and Acquiror’s bylaws.

“Acquiror Representations” means the representations and warranties of Acquiror expressly and specifically set forth in Article VII of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Acquiror Representations are solely made by Acquiror.

“Acquiror Stockholder” means a holder of Acquiror Common Stock.

“Acquiror Stockholder Approval” has the meaning specified in Section 7.02(b).

“Acquiror Warrant” means a warrant entitling the holder to purchase one share of Acquiror Common Stock per warrant.

“Acquisition Transaction” has the meaning specified in Section 10.03(a).

“Action” means any claim, action, suit, assessment, arbitration or proceeding, in each case that is by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Affiliate Agreement” has the meaning specified in Section 5.21.

“Agreement” has the meaning specified in the preamble hereto.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Audited Financial Statements” has the meaning specified in Section 5.07.

“Available Closing Date Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the result of (without duplication) (i) the cash available to be released from the Trust Account, minus (ii) the sum of all payments to be made as a result of the completion of the Offer and any redemptions or conversions of Acquiror Common Stock by any Converting Stockholders, minus (iii) the Outstanding Acquiror Expenses, minus (iv) to the extent not included in the Outstanding Acquiror Expenses, the sum of all outstanding deferred, unpaid or contingent underwriting, broker’s or similar fees, commissions or expenses owed by Acquiror, the Sponsors or their respective Affiliates (to the extent Acquiror or any of its Subsidiaries is responsible for or obligated to reimburse or repay any such amounts), plus (v) the aggregate amount of cash received by Acquiror from JMJS Group – II, LP and Michael Klein pursuant to Section 5(a) of the Sponsor Agreement. For the avoidance of doubt, Available Closing Date Cash shall not be reduced by the Outstanding Company Expenses to be paid in accordance with Section 4.07(a); provided, however, that monies that are released from the Trust Account immediately following the Closing may be used to pay Outstanding Company Expenses.

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“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Combination Proposal” has the meaning set forth in Section 10.03(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or the Island of Jersey are authorized or required by Law to close.

“Certificate” has the meaning specified in Section 4.02(a).

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, filed with the Secretary of State of the State of Delaware on September 6, 2018.

“Claim” means any demand, claim, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Closing” has the meaning specified in Section 3.03.

“Closing Date” has the meaning specified in Section 3.03.

“Closing Date Certificate” has the meaning specified in Section 3.06.

“Code” has the meaning specified in the Recitals hereto.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 5.13(a).

“Company Certificate” has the meaning specified in Section 2.04(a).

“Company Cure Period” has the meaning specified in Section 12.01(b).

“Company Option” means an option to purchase Company Shares granted pursuant to the Company Stock Plan.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article V of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Share” means an ordinary share in the capital of the Company.

“Company Shareholder” means a holder of Company Shares.

4

“Company Shareholders Agreement” means that certain Shareholders Agreement, dated as of October 3, 2016, by and among the Company and the Company Shareholders listed on the Shareholder Schedule thereto.

“Company Stock Plan” means the Camelot Holdings (Jersey) Limited 2016 Equity Incentive Plan.

“Confidentiality Agreement” has the meaning specified in Section 13.09.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Converting Stockholder” means an Acquiror Stockholder who demands that Acquiror convert its Acquiror Common Stock into cash in connection with the transactions contemplated hereby and in accordance with the Acquiror Organizational Documents.

“DGCL” has the meaning specified in the Recitals hereto.

“Delaware Certificate of Merger” has the meaning specified in Section 3.01.

“Delaware Letter of Transmittal” has the meaning specified in Section 4.02(a).

“Delaware Merger” has the meaning specified in in Section 3.01.

“Delaware Merger Effective Time” has the meaning specified in Section 3.01.

“Delaware Merger Sub” has the meaning specified in the preamble hereto.

“Effective Date” means the effective date of the Form F-4.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or the use, storage, emission, disposal or release of Hazardous Materials, each as in effect on and as interpreted as of the date hereof.

“ERISA” has the meaning specified in Section 5.13(a).

“Excess Expenses” means (a) the sum of the amounts described in clauses (iii) and (iv) of the definition of Available Closing Date Cash minus (b) the amount set forth on Schedule 1.01(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means (a) (i) the amount of Excess Expenses divided by $10.00 plus (ii) 217,500,000 divided by (b) 1,645,890.01, which is formulaically expressed as:

Exchange Ratio = [(the amount of Excess Expenses / $10.00) + 217,500,000] / 1,645,890.01

If the amount of Excess Expenses is zero or a negative number, the amount calculated in clause (i) above shall be zero. The number referred to in clause (b) above shall be equitably adjusted in the event that any Company Options are exercised after the date hereof.

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“Excluded Shares” means shares of Acquiror Common Stock, if any, (i) held in the treasury of Acquiror or (ii) without duplication of clause (i), for which a Converting Stockholder has demanded that Acquiror convert or redeem such shares of Acquiror Common Stock.

“Existing Notes” means the $500,000,000 aggregate principal amount of 7.875% Senior Notes due 2024 issued pursuant to an indenture (the “Existing Indenture”) dated as of October 3, 2016 (as amended and/or supplemented) among Camelot Finance S.A., the guarantors party thereto and Wilmington Trust, National Association, as trustee.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Financial Statements” has the meaning specified in Section 5.07.

“First Lien Credit Facility” means the Term Loan Facility and the Revolving Credit Facility.

“Form F-4” means the registration statement on Form F-4 of Holdings with respect to registration of the Holdings Shares and Holdings Warrants to be issued in connection with the Delaware Merger.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws as in effect as of the date hereof, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

“Holdings” has the meaning specified in the preamble hereto.

“Holdings Board” has the meaning specified in Section 8.07.

“Holdings Representations” means the representations and warranties of Holdings, Delaware Merger Sub and Jersey Merger Sub expressly and specifically set forth in Article VI of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Holdings Representations are solely made by Holdings, Delaware Merger Sub and Jersey Merger Sub.

6

“Holdings Share” means an ordinary share of no par value in the capital of Holdings.

“Holdings Warrant” means a warrant entitling the holder to purchase such number of Holdings Share(s) per warrant as set forth therein.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (g) above and (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice.

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

“Intellectual Property” means all intellectual property rights created, arising, or protected under applicable Law, including all: (i) patents and patent applications, (ii) trademarks, service marks and trade names, (iii) copyrights, (iv) internet domain names and (v) trade secrets.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Period” has the meaning specified in Section 8.01.

“IT Systems” has the meaning specified in Section 5.11(d).

7

“Jersey Companies Law” means the Companies (Jersey) Law 1991, as amended or restated from time to time.

“Jersey Merger” has the meaning specified in Section 2.01(a).

“Jersey Merger Effective Time” means the effective time of the Jersey Merger, which will occur when the last entry is made on the register of Jersey companies in relation to the Jersey Merger by the registrar of Jersey companies in accordance with Article 127FM of the Jersey Companies Law.

“Jersey Merger Pre-Conditions” means (a) the Company has given notice to all creditors of the Jersey Merger in accordance with Article 127FC(1) of the Jersey Companies Law; (b) Jersey Merger Sub has given notice to all creditors of the Jersey Merger in accordance with Article 127FC(1) of the Jersey Companies Law; (c) the Company has obtained the approval of the Company Shareholders by way of special resolution; and (d) the Jersey Merger Sub has obtained the approval of Onex Partners IV LP and Onex Partners IV GP LP by way of special resolution.

“Jersey Merger Sub” has the meaning specified in the preamble hereto.

“Jersey Transfer Instrument” has the meaning specified in Section 2.04(a).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased by the Company or its Subsidiaries, the lease of which may not be terminated at will, or by giving notice of 90 days or less, without cost or penalty.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.

“Material Adverse Effect” means, with respect to the Company, a material adverse effect on (i) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole: (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Delaware Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 9.02(a)), (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of Acquiror (provided that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 9.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel or (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), except in the case of clause (a), (b), (d), (f) and (g) to the extent that such change does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants or (ii) the ability of the Company to consummate the transactions contemplated hereby in accordance with the terms hereof.

8

“Material Permits” has the meaning specified in Section 5.23.

“Multiemployer Plan” has the meaning specified in Section 5.13(e).

“Nominating Agreement” has the meaning specified in the Recitals hereto.

“NYSE” means the New York Stock Exchange.

“Offer” has the meaning specified in the Recitals hereto.

“Outstanding Acquiror Expenses” has the meaning specified in Section 4.07(b).

“Outstanding Company Expenses” has the meaning specified in Section 4.07(a).

“Owned Real Property” has the meaning specified in Section 5.18(a).

“Per Share Delaware Merger Consideration” means one Holdings Share.

“Per Share Jersey Merger Consideration” has the meaning specified in Section 2.02(a).

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

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“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions, in each case, for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, or (C) do not materially interfere with the present uses of such real property, (v) Liens that (A) were not incurred in connection with indebtedness for borrowed money and (B) are not material to the Company and its Subsidiaries, taken as a whole, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business and (vii) Liens described on Schedule 1.01(a).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Proposals” has the meaning specified in Section 10.02(c).

“Proxy Statement” means the proxy statement filed by Acquiror on Schedule 14A with respect to the Special Meeting to approve the Proposals.

“Proxy Statement/Prospectus” means the proxy statement/prospectus included in the Form F-4, including the Proxy Statement, relating to the transactions contemplated by this Agreement which shall constitute a proxy statement of the Acquiror to be used for the Special Meeting to approve the Proposals (which shall also provide the Acquiror Stockholders with the opportunity to redeem their shares of Acquiror Common Stock in conjunction with a stockholder vote on the Business Combination) and a prospectus with respect to the Holdings Shares to be offered and issued to the Acquiror Stockholders (other than the Sponsors) and the effect of the Transactions on the Acquiror Warrants pursuant to Section 4.04, in all cases in accordance with and as required by the Acquiror Organizational Documents, applicable Law, and the rules and regulations of the NYSE.

“Real Estate Lease Documents” has the meaning specified in Section 5.18(b).

“Real Property” has the meaning specified in Section 5.18(a).

“Registered Intellectual Property” has the meaning specified in Section 5.11(a).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

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“Revolving Credit Facility” means that certain first lien senior secured revolving credit facility in an aggregate principal amount of $175 million, with a letter of credit sublimit of $25 million, to be borrowed by certain of the borrowers thereunder, as amended to date.

“Rollover Options” has the meaning specified in Section 2.06.

“Schedules” means the disclosure schedules of the Company and its Subsidiaries.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” means the date on which the SEC has declared the Form F-4 effective and has confirmed that it has no further comments on the Proxy Statement.

“SEC Reports” has the meaning specified in Section 7.08(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Shareholders Agreement” has the meaning specified in the Recitals hereto.

“Significant Subsidiary” means any direct or indirect Subsidiary of the Company which would qualify as a “significant subsidiary” pursuant to Rule 1-02(w) of Regulation S-X.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” means a meeting of the holders of Acquiror Common Stock to be held for the purpose of approving the Proposals.

“Specified Representations” has the meaning specified in Section 11.02(a)(i).

“Sponsor” means each of Jerre Stead, Michael Klein, Sheryl von Blucher, Martin Broughton, Karen G. Mills, Balakrishnan S. Iyer, M. Klein Associates, Inc., Garden State Capital Partners LLC, The Iyer Family Trust dated 1/25/2001, Mills Family I, LLC, K&BM LP and Churchill Sponsor LLC.

“Sponsor Agreement” means that certain Amended and Restated Letter Agreement, dated as of the date hereof, by and among the Sponsors, Acquiror, Holdings and the Company, as amended or modified from time to time.

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“Sponsor Share” means a share of Acquiror Common Stock held by any of the Sponsors as of immediately prior to the Delaware Merger Effective Time.

“Sponsor Warrant” means an Acquiror Warrant held by any of the Sponsors as of immediately prior to the Delaware Merger Effective Time.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Delaware Company” has the meaning specified in Section 3.01.

“Surviving Jersey Company” has the meaning specified in Section 2.01(b).

“Surviving Provisions” has the meaning specified in Section 12.02.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, escheat, and sales or use tax, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether as a primary obligor or as a result of being a transferee or successor of another Person or a member of an affiliated, consolidated, unitary, combined or other group or pursuant to Law, Contract or otherwise.

“Tax Receivable Agreement” means the agreement to be entered into among the Company Shareholders party thereto, the Company and Onex Partners IV LP, as TRA Party Representative, in substantially the form attached hereto as Exhibit E.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Term Loan Facility” means that certain first lien senior secured term loan facility, originally in an aggregate principal amount of $1,550 million, which was borrowed by Camelot Cayman LP, Camelot Finance S.A. and certain Subsidiaries of the Company named therein, as amended to date.

“Terminating Acquiror Breach” has the meaning specified in Section 12.01(c).

“Terminating Company Breach” has the meaning specified in Section 12.01(b).

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“Termination Date” has the meaning specified in Section 12.01(b).

“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Jersey Merger and the Delaware Merger.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 7.06(a).

“Trust Agreement” has the meaning specified in Section 7.06(a).

“Trustee” has the meaning specified in Section 7.06(a).

“Unaudited Financial Statements” has the meaning specified in Section 5.07.

“Warrant Agreement” means that certain Warrant Agreement, dated as of September 6, 2018, between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation.

1.02       Construction.

(a)            Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)            Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)            Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)            The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

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(f)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)            The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. on January 14, 2019 to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

1.03       Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, in the case of the Company, Jay Nadler, Richard Hanks and Stephen Hartman and, in the case of Acquiror, Jerre Stead, Michael Klein and Sheryl von Blucher.

1.04       Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding Holdings Shares, Company Shares or shares of Acquiror Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of Holdings Shares, Company Shares or shares of Acquiror Common Stock will be appropriately adjusted to provide to the holders of Company Shares and the holders of Acquiror Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit Acquiror, Holdings, the Company, Delaware Merger Sub or Jersey Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

Article II
THE JERSEY MERGER

2.01       Jersey Merger. Immediately prior to the Closing and subject to the provisions of this Agreement and complying with the Jersey Merger Pre-Conditions:

(a)            Jersey Merger Sub shall merge with and into the Company in accordance with the Jersey Companies Law (the “Jersey Merger”). Holdings, the Company and Jersey Merger Sub shall cause the Jersey Merger to be consummated by filing the necessary documentation in accordance with Jersey Companies Law.

(b)            The Company will be the surviving company (the “Surviving Jersey Company”) and, upon the Jersey Merger Effective Time, (i) all property and rights to which the Company and Jersey Merger Sub were entitled immediately before the Jersey Merger Effective Time will become the property and right of the Company; (ii) the Company will become subject to all criminal and civil liabilities and all contracts, debts and other obligations, to which each of the Company and Jersey Merger Sub were subject immediately before the Jersey Merger Effective Time; (iii) all actions and other legal proceedings which, immediately before the Jersey Merger Effective Time, were pending by or against the Company and Jersey Merger Sub may be continued by or against the Company; and (iv) the Company shall remain as a private limited company organized under the laws of the Island of Jersey, retain its name as “Camelot Holdings (Jersey) Limited” and retain its registered address at St Paul’s Gate, 22-24 New Street, 4th Floor, St. Helier, Jersey JE1 4TR.

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(c)            Upon the Jersey Merger Effective Time, the directors of the Surviving Jersey Company will be:

(i)            Stephen Hartman of c/o Clarivate Analytics, Friars House, 160 Blackfriars Road, London SE1 8 EZ United Kingdom; and

(ii)           Andrew Wright of c/o Clarivate Analytics, Friars House, 160 Blackfriars Road, London SE1 8 EZ United Kingdom.

(d)            Upon the Jersey Merger Effective Time, all of the directors of the Company immediately prior to the Jersey Merger Effective Time shall cease to be directors of the Company.

2.02       Conversion of Company Shares; Effects of the Jersey Merger. Subject to the provisions of this Agreement and upon the Jersey Merger Effective Time:

(a)            Holdings will become the sole shareholder of the Company, as the Surviving Jersey Company, and a share or stock swap shall occur so that each Company Share will thereby be surrendered to Holdings and the holder of such Company Share shall be entitled to be issued for such Company Share a number of Holdings Shares equal to the Exchange Ratio (the “Per Share Jersey Merger Consideration”), with any fraction of a Holdings Share in respect of each holder’s aggregate Company Shares rounded off to the nearest whole Holdings Share;

(b)            each share in the capital of Jersey Merger Sub shall be converted into one ordinary share in the capital of the Surviving Jersey Company;

(c)            each Company Share held in the treasury of the Company immediately prior to the Jersey Merger Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(d)            the memorandum of association and articles of association of the Company shall be the memorandum of association and articles of association of the Surviving Jersey Company; and

(e)            no assets of the Company shall be distributed in the Jersey Merger.

2.03       Company Shareholders’ Rights Upon the Jersey Merger. Upon consummation of the Jersey Merger, each Company Shareholder shall, subject to applicable Laws and this Agreement, cease to have any rights with respect to any share certificate evidencing such Company Shareholder’s title to one or more Company Shares, and to any Company Shares evidenced thereby, other than the right to receive a share certificate for Holdings Shares.

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2.04       Delivery of Per Share Jersey Merger Consideration.

(a)            As promptly as reasonably practicable after the date of this Agreement, Holdings shall cause to be mailed to each holder of record of Company Shares a transfer instrument in substantially the form attached hereto as Exhibit C (the “Jersey Transfer Instrument”), which shall (i) have customary representations and warranties as to title, authorization, execution and delivery, (ii) include, in the case of each Jersey Transfer Instrument to be executed by an individual who was a Management Shareholder (as defined in the Company Shareholders Agreement) prior to the Jersey Merger Effective Time, a joinder, effective as of the Closing, to the Registration Rights Agreement and Shareholders Agreement and (iii) specify that delivery shall be effected, and risk of loss and title to the Company Shares shall pass, only upon delivery of the Company Shares to Holdings (including all certificates representing Company Shares (each, a “Company Certificate” and, collectively, the “Company Certificates”), to the extent such Company Shares are certificated), together with instructions thereto.

(b)            Upon the receipt of a Jersey Transfer Instrument (accompanied with all Company Certificates representing Company Shares of the holder of such Company Shares, to the extent such Company Shares are certificated) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Holdings, the holder of such Company Shares shall be entitled to receive in exchange therefor, the Per Share Jersey Merger Consideration into which such Company Shares have been converted pursuant to Section 2.02(a). Until surrendered as contemplated by this Section 2.04(b), each Company Share shall be deemed at any time from and after the Jersey Merger Effective Time to represent only the right to receive upon such surrender the Per Share Jersey Merger Consideration which the holders of Company Shares were entitled to receive in respect of such shares pursuant to this Section 2.04(b).

2.05       Lost Certificate. In the event any Company Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Holdings, the provision by such Person of a customary indemnity against any claim that may be made against Holdings with respect to such Company Certificate, and Holdings shall issue in exchange for such lost, stolen or destroyed Company Certificate the Per Share Jersey Merger Consideration, deliverable in respect thereof as determined in accordance with this Article II.

2.06       Conversion of Company Options. Effective as of the Jersey Merger Effective Time, each Company Option, to the extent then outstanding and unexercised, shall automatically, without any action on the part of the holder thereof, be cancelled and converted into and thereafter evidence an option to purchase Holdings Shares with respect to that number of Holdings Shares that is equal to the product of (a) the number of Company Shares subject to such Company Option as of immediately prior to the Jersey Merger Effective Time, multiplied by (b) the Exchange Ratio, rounded down to the nearest whole number of Holdings Shares (after such conversion, “Rollover Options”), at an exercise price per Holdings Share equal to the quotient obtained by dividing (x) the per share exercise price of such Company Option by (y) the Exchange Ratio, rounded up to the nearest whole cent. Notwithstanding the foregoing, the conversion described in this Section 2.06 will be subject to such modifications, if any, as are required to cause the conversion to be made in a manner consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D). Following the Jersey Merger Effective Time, each Rollover Option shall be subject to the management equity incentive plan of Holdings in effect upon the Jersey Merger Effective Time and to the same terms and conditions as had applied to the corresponding Company Option as of immediately prior to the Jersey Merger Effective Time, except for such terms rendered inoperative by reason of the Transactions, subject to such adjustments as reasonably determined by the Holdings Board to be necessary or appropriate to give effect to the conversion or the Transactions.

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Article III
THE DELAWARE MERGER; CLOSING

3.01       Delaware Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, immediately following the consummation of the Jersey Merger, Holdings and Delaware Merger Sub shall cause Delaware Merger Sub to be merged with and into Acquiror (the “Delaware Merger”), with Acquiror being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the Delaware Merger Effective Time as the “Surviving Delaware Company”) following the Delaware Merger and the separate corporate existence of Delaware Merger Sub shall cease. The Delaware Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a Certificate of Delaware Merger between Delaware Merger Sub and Acquiror in the form of Exhibit D (the “Delaware Certificate of Merger”), such Delaware Merger to be consummated immediately upon filing of the Delaware Certificate of Merger or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Delaware Certificate of Merger (the “Delaware Merger Effective Time”).

3.02       Effects of the Delaware Merger. The Delaware Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Delaware Merger Effective Time, all the property, rights, privileges, powers and franchises of Delaware Merger Sub shall vest in the Surviving Delaware Company, and all debts, liabilities and duties of Delaware Merger Sub shall become the debts, liabilities and duties of the Surviving Delaware Company.

3.03       Closing. Subject to the terms and conditions of this Agreement, the closing of the Delaware Merger (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is three Business Days after the date on which all conditions set forth in Article XI shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article XI of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, Acquiror, Holdings and Delaware Merger Sub shall cause the Delaware Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL.

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3.04       Certificate of Incorporation and Bylaws of the Surviving Delaware Company. At the Delaware Merger Effective Time, (i) the certificate of incorporation of Acquiror as in effect immediately prior to the Delaware Merger Effective Time shall be amended and restated as set forth in the Delaware Certificate of Merger, until thereafter amended in accordance with its terms and as provided by the DGCL, and (ii) the bylaws of Acquiror as in effect immediately prior to the Delaware Merger Effective Time shall be amended and restated to be identical to the bylaws of Delaware Merger Sub in effect immediately prior to the Delaware Merger Effective Time, except that references to the name of Delaware Merger Sub shall be replaced with references to the name of Acquiror, until thereafter amended as provided therein or by the DGCL.

3.05       Directors and Officers of the Surviving Delaware Company. Immediately prior to the Delaware Merger Effective Time, each of Holdings and Delaware Merger Sub shall cause the individuals set forth on Schedule 3.05 to be designated or appointed as the directors and officers of Delaware Merger Sub immediately prior to the Delaware Merger Effective Time, and such individuals shall be the directors and officers of the Surviving Delaware Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

3.06       Closing Date Certificate. No sooner than five or later than two Business Days prior to the Closing Date, Acquiror shall deliver to Holdings and the Company a certificate (the “Closing Date Certificate”), duly executed and certified by an executive officer of Acquiror, which sets forth Acquiror’s good faith calculation of the Available Closing Date Cash (including supporting detail thereof) and the Exchange Ratio, in each case, determined in accordance with the definitions set forth in this Agreement.

Article IV
EFFECTS OF THE DELAWARE MERGER

4.01       Conversion of Shares of Acquiror Common Stock and Delaware Merger Sub Stock.

(a)            At the Delaware Merger Effective Time, by virtue of the Delaware Merger and without any action on the part of any Acquiror Stockholder, each share of Acquiror Common Stock (an “Acquiror Common Share”) that is issued and outstanding immediately prior to the Delaware Merger Effective Time (other than any Excluded Shares, which shall not constitute “Acquiror Common Shares” hereunder), shall thereupon be converted into, and the holder of such Acquiror Common Share shall be entitled to receive, the Per Share Delaware Merger Consideration for such Acquiror Common Share. All of the shares of Acquiror Common Stock converted into the right to receive the Per Share Delaware Merger Consideration pursuant to this Article IV shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Certificate previously representing any such shares of Acquiror Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the Per Share Delaware Merger Consideration into which such shares of Acquiror Common Stock shall have been converted in the Delaware Merger.

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(b)            At the Delaware Merger Effective Time, by virtue of the Delaware Merger and without any action on the part of Holdings or Delaware Merger Sub, each share of common stock, par value $0.0001 per share, of Delaware Merger Sub shall no longer be outstanding and shall thereupon be converted into and become one share of common stock, par value $0.0001 per share, of the Surviving Delaware Company.

(c)            At the Delaware Merger Effective Time, by virtue of the Delaware Merger and without any action on the part of any holder of Excluded Shares, each Excluded Share shall be surrendered and cancelled and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

4.02       Delivery of Per Share Delaware Merger Consideration.

(a)            As promptly as reasonably practicable after the Delaware Merger Effective Time, Holdings shall cause to be mailed to each holder of record of Acquiror Common Shares a letter of transmittal in customary form to be approved by Acquiror (such approval not to be unreasonably withheld, conditioned, or delayed) prior to the Closing (the “Delaware Letter of Transmittal”), which shall (i) have customary representations and warranties as to title, authorization, execution and delivery and (ii) specify that delivery shall be effected, and risk of loss and title to the Acquiror Common Shares shall pass, only upon delivery of the Acquiror Common Shares to Holdings (including all certificates representing Acquiror Common Shares (each, a “Certificate” and, collectively, the “Certificates”), to the extent such Acquiror Common Shares are certificated), together with instructions thereto.

(b)            Upon the receipt of a Delaware Letter of Transmittal (accompanied with all Certificates representing Acquiror Common Shares of the holder of such Acquiror Common Shares, to the extent such Acquiror Common Shares are certificated) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Holdings, the holder of such Acquiror Common Shares shall be entitled to receive in exchange therefor (i) the Per Share Delaware Merger Consideration into which such Acquiror Common Shares have been converted pursuant to Section 4.01(a) and (ii) dividends declared after the Delaware Merger Effective Time which are unpaid, if any. Until surrendered as contemplated by this Section 4.02(b), each Acquiror Common Share shall be deemed at any time from and after the Delaware Merger Effective Time to represent only the right to receive upon such surrender the Per Share Delaware Merger Consideration which the holders of Acquiror Common Shares were entitled to receive in respect of such shares pursuant to this Section 4.02(b) (plus any dividends declared after the Delaware Merger Effective Time which are unpaid, if any).

4.03       Lost Certificate. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Holdings, the provision by such Person of a customary indemnity against any claim that may be made against Holdings with respect to such Certificate, and Holdings shall issue in exchange for such lost, stolen or destroyed Certificate the Per Share Delaware Merger Consideration, deliverable in respect thereof as determined in accordance with this Article IV.

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4.04       Acquiror Warrants. At the Delaware Merger Effective Time, by virtue of the Delaware Merger and without any action on the part of any holder of Acquiror Warrants, each Acquiror Warrant that is outstanding immediately prior to the Delaware Merger Effective Time shall, pursuant to and in accordance with Section 4.4 of the Warrant Agreement, automatically and irrevocably be modified to provide that such Acquiror Warrant shall no longer entitle the holder thereof to purchase the amount of share(s) of Acquiror Common Stock set forth therein and in substitution thereof such Acquiror Warrant shall entitle the holder thereof to acquire such equal number of Holdings Share(s) per Acquiror Warrant.

4.05       Withholding. Each of Acquiror, Holdings, the Company, the Surviving Delaware Company, the Surviving Jersey Company and their respective Affiliates shall be entitled to deduct and withhold from any cash amounts otherwise deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the transactions contemplated by this Agreement, such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any applicable Law. To the extent that Acquiror, Holdings, the Company, the Surviving Delaware Company, the Surviving Jersey Company or their respective Affiliates withholds such amounts with respect to any Person and properly remits such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person. In the case of any such payment payable to employees of the Company or its Affiliates prior to the Jersey Merger treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or its Subsidiary’s payroll to facilitate applicable withholding.

4.06       Fractional Shares. No certificate or scrip representing fractional Holdings Shares shall be issued upon the surrender for exchange of Certificates of Acquiror Common Stock, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Holdings.

4.07       Payment of Expenses.

(a)            No sooner than five or later than two Business Days prior to the Closing Date, the Company shall provide to Acquiror a written report setting forth a list of the following fees and expenses incurred by or on behalf of the Company, Holdings, Jersey Merger Sub or Delaware Merger Sub or the Company Shareholders in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company, Holdings, Jersey Merger Sub, Delaware Merger Sub or the Company Shareholders incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts and financial advisors employed by Holdings, Jersey Merger Sub, Delaware Merger Sub or the Company in connection with the Transactions (collectively, the “Outstanding Company Expenses”). On the Closing Date following the Closing, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Expenses.

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(b)            No sooner than five or later than two Business Days prior to the Closing Date, Acquiror shall provide to the Company a written report setting forth a list of all fees and disbursements of Acquiror or the Sponsors for outside counsel and fees and expenses of Acquiror or the Sponsors or for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of Acquiror or the Sponsors in connection with the Transactions (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding Acquiror Expenses”). On the Closing Date, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Acquiror Expenses. For avoidance of doubt, such Outstanding Acquiror Expenses shall be payable by Acquiror from amounts released from the Trust Account following the Closing.

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to Acquiror as follows:

5.01       Corporate Organization of the Company.

(a)            The Company has been duly incorporated and is validly existing as a private limited company under the Laws of the Island of Jersey and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The copies of the memorandum of association and articles of association of the Company previously made available by the Company to Acquiror are true, correct and complete and are in effect as of the date of this Agreement.

(b)            The Company is licensed or qualified and in good standing as a foreign company in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.02       Subsidiaries.

(a)            The Significant Subsidiaries of the Company as of the date hereof are set forth on Schedule 5.02, including, as of such date, a description of the capitalization of each such Significant Subsidiary and the names of the beneficial owners of all securities and other equity interests in each Significant Subsidiary. Each Significant Subsidiary has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. Each Significant Subsidiary is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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(b)            As of the date hereof, except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither the Company nor its Subsidiaries own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

5.03       Due Authorization. The Company has all requisite company power and authority to execute and deliver this Agreement and each ancillary agreement to this Agreement to which it is a party and (subject to the satisfaction of the Jersey Merger Pre-Conditions and subject to the approvals described in Section 5.05) to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such ancillary agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the board of directors of the Company, and no other company proceeding on the part of the Company is necessary to authorize this Agreement or such ancillary agreements or (subject to the satisfaction of the Jersey Merger Pre-Conditions) the Company’s performance hereunder or thereunder. This Agreement has been, and each such ancillary agreement will be, duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

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5.04       No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 or on Schedule 5.05 and subject to satisfaction of the Jersey Merger Pre-Conditions, the execution, delivery and performance of this Agreement and each ancillary agreement to this Agreement to which it is a party by the Company and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the certificate of formation, bylaws or other organizational documents of the Company or its Subsidiaries, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company or its Subsidiaries, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract of the type described in Section 5.12(a), whether or not set forth on Schedule 5.12(a), to which the Company or its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company or its Subsidiaries, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which, individually or in the aggregate, would not (i) be material to the Company and its Subsidiaries, taken as a whole, or (ii) materially adversely affect the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the Transactions.

5.05       Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof and (c) as otherwise disclosed on Schedule 5.05.

5.06       Current Capitalization.

(a)            As of the date hereof, the authorized share capital of the Company is $20,000 divided into 2,000,000 ordinary shares, 1,645,890.01 of which are issued and outstanding as of the date of this Agreement. Set forth on Schedule 5.06(a) is a true, correct and complete list of each holder of shares or other equity interests of the Company (other than Company Options) and the number of shares or other equity interests held by each such holder as of the date hereof. Except as set forth on Schedule 5.06(a) or pursuant to the Company Stock Plan, as of the date hereof there are no other shares of common stock, preferred stock or other equity interests of the Company authorized, reserved, issued or outstanding.

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(b)            Except for Company Options granted pursuant to the Company Stock Plan, as of the date hereof there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Company Shares or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. As of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. Except as set forth on Schedule 5.06(b), there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. Except for the Company Shareholders Agreement, as of the date hereof the Company is not party to any shareholders agreement, voting agreement or registration rights agreement relating to its equity interests. With respect to each Company Option, Schedule 5.06(b) sets forth, as of the date hereof, the name of the holder of such Company Option, the number of vested and unvested Company Shares covered by such Company Option, the date of grant, the cash exercise price per share of such Company Option and the applicable expiration date.

(c)            As of the date hereof, the outstanding shares of capital stock or other equity interests of the Company’s Significant Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, there are (A) no subscriptions, calls, rights or other securities convertible into or exchangeable or exercisable for the equity interests of the Company’s Significant Subsidiaries (including any convertible preferred equity certificates), or any other Contracts to which any of the Company’s Subsidiaries is a party or by which any of the Company’s Significant Subsidiaries is bound obligating such Significant Subsidiaries to issue or sell any shares of capital stock of, other equity interests in or debt securities of, such Significant Subsidiaries, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company’s Significant Subsidiaries. As of the date hereof, there are no outstanding contractual obligations of the Company’s Significant Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company’s Significant Subsidiaries. Except as set forth on Schedule 5.06(c), there are no outstanding bonds, debentures, notes or other indebtedness of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the such Subsidiaries’ stockholders may vote. Except as forth on Schedule 5.06(c), the Company’s Subsidiaries are not party to any stockholders agreement, voting agreement or registration rights agreement relating to the equity interests of the Company’s Subsidiaries.

(d)            As of the date hereof, the Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding shares of capital stock or equity interests of its Significant Subsidiaries free and clear of any Liens other than Permitted Liens. There are no options or warrants convertible into or exchangeable or exercisable for the equity interests of the Company’s Significant Subsidiaries.

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5.07       Financial Statements. Attached as Schedule 5.07 are (a) the audited consolidated balance sheets of the Company and its Subsidiaries (including the Company) as of December 31, 2016 and as of December 31, 2017 and the audited consolidated or combined income (loss) statements, statements of comprehensive income (loss), changes in equity and cash flows of the Company and its Subsidiaries (including the Company) for the same period, together with the auditor’s reports thereon (the “Audited Financial Statements”) and (b) the unaudited condensed consolidated balance sheets of the Company and its Subsidiaries (including the Company) as of September 30, 2018 and the unaudited condensed consolidated statements of operations, statements of comprehensive income (loss), cash flows and changes in equity of the Company and its Subsidiaries (including the Company) as of September 30, 2018 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except, in the case of the Unaudited Financial Statements, for the absence of footnotes and other presentation items, in each case the impact of which is not material) and were derived from, and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries.

5.08       Undisclosed Liabilities. There is no material liability, debt or obligation against the Company or its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Company and its Subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Unaudited Financial Statements in the ordinary course of the operation of business of the Company and its Subsidiaries, (c) disclosed in the Schedules or (d) arising under this Agreement and/or the performance by the Company of its obligations hereunder.

5.09       Litigation and Proceedings. There are no pending or, to the knowledge of the Company, threatened, Actions and, to the knowledge of the Company, there are no pending or threatened investigations, in each case, against the Company or its Subsidiaries, or otherwise affecting the Company or its Subsidiaries or their assets, including any condemnation or similar proceedings, that, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor its Subsidiaries or any property, asset or business of the Company or its Subsidiaries is subject to any Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, in each case that, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole. There is no unsatisfied judgment or any open injunction binding upon the Company or its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company or its Subsidiaries to enter into and perform its obligations under this Agreement.

5.10       Compliance with Laws.

(a)            Except (i) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.19), (ii) compliance with Tax Laws (as to which certain representations and warranties are made pursuant to Section 5.13 and Section 5.15), and (iii) where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and since October 3, 2016 have been, in compliance in all material respects with all applicable Laws. Neither of the Company nor its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law by the Company or its Subsidiaries at any time since October 3, 2016, which violation would be material to the Company and its Subsidiaries, taken as a whole.

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(b)            Since October 3, 2016, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) there has been no action taken by the Company, its Subsidiaries, or, to the knowledge of the Company, any officer, director, manager, employee, agent, representative or sales intermediary of the Company or its Subsidiaries, in each case, acting on behalf of the Company or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither the Company nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither the Company nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither the Company nor its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

5.11       Intellectual Property.

(a)            Schedule 5.11(a) sets forth, as of the date hereof, a true and complete list, including owner, jurisdiction (except for unexpired registered copyrights and domain name registrations), and serial and application numbers (except for unexpired patents, copyrights and domain name registrations), of all unexpired patents, all unexpired registered copyrights, all unexpired registered trademarks, all unexpired domain names registrations and all pending registration applications for any of the foregoing, in each case, that are owned by the Company or a Subsidiary (the “Registered Intellectual Property”). Except (i) as set forth in Schedule 5.11(a) or (ii) as provided in any Contract set forth in Schedule 5.12, a Subsidiary of the Company is the sole and exclusive owner of all Registered Intellectual Property set forth in Schedule 5.11(a), free and clear of all Liens, other than Permitted Liens.

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(b)            Except (i) as set forth in Schedule 5.11(b) or (ii) as would not reasonably be expected to be material to the Company’s business, as of the date hereof, no Proceedings are pending or, to the Company’s knowledge, threatened in writing (including unsolicited offers to license patents), as of the date of this Agreement, against the Company or any Subsidiary by any third party claiming infringement, misappropriation or other violation in the conduct of the Company’s business of Intellectual Property owned by such third party. Except (x) as set forth in Schedule 5.11(b) or (y) that would not reasonably be expected to be material to the Company’s business, neither the Company nor any Subsidiary is a party to any pending Proceedings, as of the date of this Agreement, claiming infringement, misappropriation or other violation by any third party of its Intellectual Property. Except as set forth in Schedule 5.11(b), within the two (2) years preceding the date of this Agreement, to knowledge of the Company, the conduct of the Company’s business has not infringed, misappropriated or otherwise violated the Intellectual Property of any third party, except for such infringements, misappropriations, dilutions and other violations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any Intellectual Property of the Company or any Subsidiary except for such infringements, misappropriations, dilutions, and other violations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, the Subsidiaries and/or the Company, as the case may be, either own(s), has a valid license to use or otherwise has the lawful right to use, all of the Intellectual Property and Software used in the conduct of its business as currently conducted, except for such Intellectual Property and Software with respect to which the lack of such ownership, license or right to use would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c)            The Company and the Subsidiaries have undertaken commercially reasonable efforts to protect the confidentiality of any trade secrets included in their Intellectual Property that are material to their business.

(d)            To the knowledge of the Company, there have been no material unauthorized intrusions or breaches of the security of the information technology systems currently used to provide material products to customers in the conduct of their business as it is currently conducted (the “IT Systems”) during the two-year period preceding the date hereof. The Company and the Subsidiaries have in place disaster recovery plans and procedures for the IT Systems that the Company reasonably considers to be adequate. To the knowledge of the Company, there have been no material unauthorized intrusions or breaches of the security of the IT Systems in the two-year period preceding the date hereof that, pursuant to any legal requirement, would require the Company or a Subsidiary to notify customers or employees of such breach or intrusion or that was or would reasonably be expected to be material to their business.

(e)            The Subsidiaries’ and the Company’s collection, use, disclosure, storage and dissemination of personal information in connection with their business complies with, and does not violate, and for the two (2) years prior to the date of this Agreement has complied with and has not violated, (i) any Contract to which any of them is a party, (ii) any of their published privacy policies or (iii) all applicable Laws concerning the privacy and/or security of personal information and all applicable mandatory standards in the industries in which the business of the Company and the Subsidiaries operates that concern privacy, data protection, confidentiality or information security, other than any violation that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its subsidiaries, taken as a whole.

5.12       Contracts; No Defaults.

(a)            Schedule 5.12(a) contains a listing of all Contracts (other than purchase orders) described in clauses (i) through (x) below to which, as of the date of this Agreement, the Company or one or more of its Subsidiaries is a party or by which any of their respective assets are bound. True, correct and complete copies of the Contracts listed on Schedule 5.12(a) have been delivered to or made available to Acquiror or its agents or representatives.

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(i)            any Contract with an employee or independent contractor of the Company or its Subsidiaries who resides primarily in the United States which, upon the consummation of the Transactions, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from the Company or its Subsidiaries;

(ii)           each employment, severance, retention, change in control or other Contract (excluding customary form offer letters entered into in the ordinary course of business) with any employee or other individual service provider of the Company or its Subsidiaries that provides for annual base cash compensation in excess of $300,000;

(iii)          each employee collective bargaining Contract;

(iv)          any Contract pursuant to which the Company or its Subsidiaries licenses from a third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, other than click-wrap, shrink-wrap and off-the-shelf software licenses, and any other software licenses that are commercially available on reasonable terms to the public generally with license, maintenance, support and other fees less than $250,000 per year;

(v)           any Contract which restricts in any material respect or contains any material limitations on the ability of the Company or its Subsidiaries to compete in any line of business or in any geographic territory;

(vi)          any Contract under which the Company or its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness, or (C) extended credit to any Person (other than (1) intercompany loans and advances and (2) customer payment terms in the ordinary course of business), in each case of clauses (A), (B) and (C), in an amount in excess of $4,000,000 of committed credit;

(vii)         the principal transaction Contract entered into in connection with a completed acquisition or disposition by the Company or its Subsidiaries since October 3, 2016 involving consideration in excess of $2,500,000 of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);

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(viii)        any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $500,000 or, together with all related Contracts, in excess of $1,000,000, in each case, other than sales or purchases in the ordinary course of business consistent with past practices and sales of obsolete equipment;

(ix)          any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 5.12 and expected to result in revenue or require expenditures in excess of $4,000,000 in the calendar year ended December 31, 2018 or any subsequent calendar year;

(x)           other than the Company Shareholders Agreement or any employment agreement set forth on Schedule 5.13(a), any Contract between the Company or its Subsidiaries on the one hand, and any of Company’s shareholders, on the other hand, that will not be terminated at or prior to the Closing; and

(xi)          any Contract establishing any joint venture, partnership, strategic alliance or other collaboration that is material to the business of the Company and its Subsidiaries taken as a whole.

(b)            Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 5.12(a), whether or not set forth on Schedule 5.12(a), (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Company, its Subsidiaries or, to the knowledge of the Company, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since December 31, 2017, neither the Company nor its Subsidiaries has received any written, or to the knowledge of the Company, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both), and (v) since December 31, 2017 through the date hereof, neither the Company nor its Subsidiaries has received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

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5.13       Company Benefit Plans.

(a)            Schedule 5.13(a) sets forth a complete list of each material Company Benefit Plan, other than any Company Benefit Plan that is maintained outside of the United States or pursuant to Laws outside of the United States or in which employees or service providers of the Company or any of its Subsidiaries who reside primarily outside of the United States participate. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material, written plan, policy, program, arrangement or agreement (other than standard employment agreements that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by applicable law) providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, in each case that is maintained, sponsored or contributed to by the Company or its Subsidiaries or under which the Company or its Subsidiaries has or could reasonably be expected to have any obligation or liability, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements, but not including any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which the Company and its Subsidiaries have no remaining obligations or liabilities. For the avoidance of doubt, “Company Benefit Plan” includes plans maintained outside of the United States.

(b)            With respect to each Company Benefit Plan maintained in the United States and each other Company Benefit Plan that is material to the Company and its Subsidiaries taken as a whole, the Company has delivered or made available to Acquiror correct and complete copies of, if applicable (i) the current plan document and any trust agreement, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 filed with the Internal Revenue Service (or, with respect to non-U.S. plans, any comparable annual or periodic report), (iv) the most recent actuarial valuation, (v) the most recent determination or opinion letter issued by the Internal Revenue Service (or applicable comparable Governmental Authority), and (vi) all non-routine filings made with any Governmental Authorities since October 3, 2016.

(c)            Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan has been administered in material compliance with its terms and all applicable Laws, including ERISA and the Code and all contributions required to be made under the terms of any Company Benefit Plan as of the date this representation is made have been timely made or, if not yet due, have been properly reflected in the Company’s financial statements.

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(d)            Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter. To the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified status of such plans. Each Company Benefit Plan maintained outside of the United States that is intended to be qualified or registered under applicable Law has been so qualified or registered and, to the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of such qualification or registration.

(e)            Neither the Company nor any of its Subsidiaries sponsored or was required to contribute to, at any point during the six year period prior to the date hereof, a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan, in each case, that is subject to Title IV of ERISA. No circumstance or condition exists that would reasonably be expected to result in an actual obligation of the Company or any of its Subsidiaries to pay money on account of any Multiemployer Plan or other pension plan that is subject to Title IV of ERISA and that is maintained by an ERISA Affiliate of the Company. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

(f)            Except as would not be reasonably expected to result in material liability to the Company and its Subsidiaries, taken as a whole, (i) no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries to any tax, fine, lien, or penalty imposed by ERISA or the Code with respect to any Company Benefit Plan and (ii) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code or Section 502 of ERISA) has occurred with respect to any Company Benefit Plan.

(g)            Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, with respect to the Company Benefit Plans, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Services or other Governmental Authorities are pending, or, to the knowledge of the Company, threatened.

(h)            Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will result in the acceleration, vesting or creation of any rights of any director, officer or employee of the Company or its Subsidiaries to payments or benefits or increases in any existing payments or benefits or any loan forgiveness, in each case, from the Company or any of its Subsidiaries.

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(i)            No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of the Company or any Subsidiary of the Company who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

(j)            Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been operated in all material respects in good faith compliance with Section 409A of the Code since January 1, 2005 or its inception (whichever is later), and all applicable regulations and notices issued thereunder. No Company Benefit Plan or award thereunder provides to any “service provider” (within the meaning of Section 409A of the Code) of the Company or its Subsidiaries any compensation or benefits which has subjected or could reasonably be expected in the future to subject such service provider to gross income inclusion or additional Tax pursuant to Section 409A(a)(1) of the Code.

(k)            No Company Benefit Plan provides for the gross-up of any Taxes imposed by Section 4999 or 409A of the Code.

5.14       Labor Matters.

(a)            Except as set forth on Schedule 5.14(a), (i) neither the Company nor its Subsidiaries is a party to or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization or works council and no such agreements or arrangements are currently being negotiated by the Company or its Subsidiaries, (ii) no labor union or organization, works council or group of employees of the Company or its Subsidiaries has made a pending demand for recognition or certification, and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority.

(b)            Except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries (i) is in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance, (ii) has not committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved, and (iii) since October 3, 2016, has not experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, hand billing, slow-downs or work stoppages against or affecting the Company or its Subsidiaries.

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(c)            Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(d)            To the knowledge of the Company, no employee of the Company or its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(e)            As of the date hereof, the Company has no knowledge that any current direct report to the CEO of the Company or its Subsidiaries presently intends to terminate his or her employment.

5.15       Taxes.

(a)            All material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b)            All material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid, and since the date of the most recent balance sheet included in the Unaudited Financial Statements neither the Company nor any of its Subsidiaries have incurred any material Tax liability outside the ordinary course of business.

(c)            Each of the Company and its Subsidiaries has (i) withheld all material amounts required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(d)            Neither the Company nor its Subsidiaries is engaged in any material audit or other administrative proceeding with a taxing authority or any judicial proceeding with respect to Taxes. Neither the Company nor its Subsidiaries has received any written notice from a taxing authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the knowledge of the Company, no such claims have been threatened. No written claim has been made and to the knowledge of the Company, no oral claim has been made, since October 3, 2016, by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or its Subsidiaries and no written request for any such waiver or extension is currently pending. No issues relating to Taxes of the Company or its Subsidiaries were raised in any completed audit that would reasonably be expected to result in a material amount of Taxes in a later taxable period.

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(e)            Neither the Company nor its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.

(f)            Neither the Company nor its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g)            Except with respect to deferred revenue or prepaid subscription revenues collected by the Company and its Subsidiaries in the ordinary course of business, neither the Company nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) any written agreement with a Governmental Authority executed on or prior to the Closing; (C) installment sale or open transaction disposition made on or prior to the Closing; (D) prepaid amount received on or prior to the Closing; (E) any election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); or (F) to the knowledge of the Company, intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing.

(h)            There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Liens for Taxes not yet due and payable.

(i)            Neither the Company nor its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor or (iii) by contract or otherwise (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(j)            Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

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(k)            Neither the Company nor any of its Subsidiaries has made an entity classification election pursuant to Treasury Regulation Section 301.7701-3 to be classified as other than such entity’s default classification pursuant to Treasury Regulation Section 301.7701-3(b) for U.S. federal income tax purposes.

(l)             Neither the Company nor any of its Subsidiaries has taken or agreed to take any action not contemplated by this Agreement and/or any related ancillary documents that could reasonably be expected to prevent the Delaware Merger and the Jersey Merger from qualifying for the Intended Tax Treatment.

(m)           Each Subsidiary of the Company is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(2).

(n)            Each of the Company and its Subsidiaries is in compliance with applicable United States and foreign transfer pricing laws and regulations in all material respects, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of each of the Company and its Subsidiaries.

(o)            To the knowledge of the Company, there is no plan or intention to dissolve the Company or Acquiror for corporate law purposes, or to make an entity classification election for U.S. federal income tax purposes to treat the Company or Acquiror as a disregarded entity, following the Transactions.

5.16       Brokers’ Fees. Except as described on Schedule 8.01, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, its Subsidiaries or any of their Affiliates for which the Company or any of its Subsidiaries has any obligation.

5.17       Insurance. Schedule 5.17 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or its Subsidiaries as of the date of this Agreement. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to Acquiror. With respect to each such insurance policy required to be listed on Schedule 5.17, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole: (i) all premiums due have been paid, (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (iii) neither the Company nor its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened, (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

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5.18       Real Property; Assets.

(a)            Neither the Company nor any other Subsidiary of the Company owns any real property. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(b)            Schedule 5.18(b) contains a true, correct and complete list of all Leased Real Property. The Company has made available to Acquiror true, correct and complete copies of the material leases, subleases and occupancy agreements (including all modifications, amendments, supplements, waivers and side letters thereto) for the Leased Real Property to which the Company or its Subsidiaries is a party (the “Real Estate Lease Documents”), and such deliverables comprise all Real Estate Lease Documents relating to the Leased Real Property.

(c)            Each Real Estate Lease Document (i) is a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such lease is in full force and effect, (ii) has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters thereto made available to Acquiror and (iii) except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, covers the entire estate it purports to cover, and, subject to securing the consents or approvals, if any, required under the Real Estate Lease Documents to be obtained from any landlord, or lender to landlord (as applicable), in connection with the execution and delivery of this Agreement by the Company or the consummation of the transaction contemplated hereby by the Company, upon the consummation of the transactions contemplated by this Agreement, will entitle Holdings or its Subsidiaries to the exclusive use (subject to the terms of the respective Real Estate Lease Documents in effect with respect to the Leased Real Property), occupancy and possession of the premises specified in the Real Estate Lease Documents for the purpose specified in the Real Estate Lease Documents.

(d)            No material default by (i) the Company or its Subsidiaries or (ii) to the knowledge of the Company, any landlord or sub-landlord, as applicable, presently exists under any Real Estate Lease Documents. Neither the Company nor its Subsidiaries has received written or, to the knowledge of the Company, oral notice of material default under any Real Estate Lease Document which default has not been cured. To the knowledge of the Company, no event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a material default under any Real Estate Lease Document by the Company or its Subsidiaries (as tenant, subtenant or sub-subtenant, as applicable) or by the other parties thereto. Neither the Company nor its Subsidiaries has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property which is still in effect. Neither the Company nor its Subsidiaries has collaterally assigned or granted any other security interest in the Real Property or any interest therein which is still in effect. Except for the Permitted Liens, there exist no Liens affecting the Real Property created by, through or under the Company or its Subsidiaries.

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(e)            With respect to each Real Estate Lease Document:

(i)            since October 3, 2016 to the knowledge of the Company, no security deposit or portion thereof deposited under such Real Estate Lease Document has been applied in respect of a breach or default under such Real Estate Lease Document which has not (A) if and as required by the applicable landlord, been redeposited in full or (B) been disclosed to Acquiror in writing; and

(ii)            neither the Company nor its Subsidiaries holds a contractual right or obligation to purchase or acquire any material real estate interest.

(f)            Neither the Company nor its Subsidiaries has received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of the Real Property and the improvements thereon (i) are prohibited by any Lien or law or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Real Property.

(g)            Except for Permitted Liens and licenses of Intellectual Property and Software, the Company and its Subsidiaries have good and valid title to the assets of the Company and its Subsidiaries.

5.19       Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)            the Company and its Subsidiaries are and, during the last three years, have been in compliance with all Environmental Laws;

(b)            there has been no release of any Hazardous Materials by the Company or its Subsidiaries at, in, on or under any Leased Real Property or in connection with the Company’s or its Subsidiaries’ operations off-site of the Leased Real Property or, to the knowledge of the Company, at, in, on or under any formerly owned or leased real property during the time that the Company owned or leased such property;

(c)            neither the Company nor its Subsidiaries is subject to any current Governmental Order relating to any non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials; and

(d)            no Action is pending or, to the knowledge of the Company, threatened and, to the knowledge of the Company, no investigation is pending or threatened with respect to the Company’s or its Subsidiaries’ compliance with or liability under Environmental Law.

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5.20       Absence of Changes.

(a)            From the date of the most recent balance sheet included in the Unaudited Financial Statements, there has not been any change, development, condition, occurrence, event or effect relating to the Company or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(b)            From September 30, 2018 through the date of this Agreement, the Company and its Subsidiaries (i) have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practices and (ii) have not taken any action that (A) would require the consent of the Acquiror pursuant to Section 8.01 if such action had been taken after the date hereof and (B) is material to the Company and its Subsidiaries, taken as a whole.

5.21       Affiliate Agreements. Other than any Company Benefit Plan (including any employment or option agreements entered into in the ordinary course of business by the Company or its Subsidiaries), none of the Affiliates, officers or directors of the Company or its Subsidiaries is a party to any Contract or business arrangement with the Company or its Subsidiaries (each such Contract or business arrangement, an “Affiliate Agreement”).

5.22       Internal Controls. The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.23       Permits. Each of the Company and its Subsidiaries has all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to (i) such ownership, lease, operation or conduct or (ii) the Company and its Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or its Subsidiaries, (c) to the knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit, and (e) each of the Company and its Subsidiaries is in compliance with all Material Permits applicable to the Company or its Subsidiaries.

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5.24       Proxy Statement/Prospectus. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement/Prospectus will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to Acquiror’s stockholders, at the time of the Special Meeting or at the Delaware Merger Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.25       No Additional Representations and Warranties. Except as provided in this Article V and Article VI, neither the Company nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or its Affiliates.

Article VI
REPRESENTATIONS AND WARRANTIES
OF Holdings, JERSEY MERGER SUB AND DELAWARE MERGER SUB

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), each of Holdings, Jersey Merger Sub and Delaware Merger Sub represents and warrants to Acquiror as follows:

6.01       Organization and Entity Power. Holdings is a public limited company duly organized, validly existing and in good standing under the Laws of the Island of Jersey, with full power and authority to enter into this Agreement and perform its obligations hereunder. Jersey Merger Sub is a private limited company duly organized, validly existing and in good standing under the Laws of the Island of Jersey, with full power and authority to enter into this Agreement and perform its obligations hereunder. Delaware Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

6.02       Due Authorization. Each of Holdings, Jersey Merger Sub and Delaware Merger Sub has all requisite entity power and authority to execute and deliver this Agreement and each ancillary agreement to this Agreement to which it is a party and (in the case of Jersey Merger Sub, subject to the Jersey Merger Pre-Conditions and subject to the approvals described in Section 6.04) to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such ancillary agreements by each of Holdings, Jersey Merger Sub and Delaware Merger Sub and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action, and no other company proceedings on the part of Holdings, Jersey Merger Sub and Delaware Merger Sub (other than (a) the adoption of this Agreement by Holdings in its capacity as the sole stockholder of Delaware Merger Sub, which adoptions will occur immediately following execution of this Agreement and (b) in the case of Jersey Merger Sub, the satisfaction of the Jersey Merger Pre-Conditions) is necessary to authorize the execution, delivery or performance of this Agreement or such ancillary agreements (subject to the satisfaction of the Jersey Merger Pre-Conditions). Assuming that this Agreement is, and each such ancillary agreement will be, a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each such ancillary agreement will constitute, a valid and binding obligation of each of Holdings, Jersey Merger Sub and Delaware Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

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6.03       No Violation. Subject to the satisfaction of the Jersey Merger Pre-Conditions, the execution, delivery and performance of this Agreement by each of Holdings, Jersey Merger Sub and Delaware Merger Sub and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of Holdings’, Jersey Merger Sub’s and Delaware Merger Sub’s respective Organizational Documents, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to Holdings, Jersey Merger Sub or Delaware Merger Sub, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Holdings, Jersey Merger Sub or Delaware Merger Sub is a party or by which any of Holdings’, Jersey Merger Sub’s or Delaware Merger Sub’s respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Holdings, Jersey Merger Sub or Delaware Merger Sub, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Holdings, Jersey Merger Sub or Delaware Merger Sub to enter into and perform its respective obligations under this Agreement.

6.04       Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of Holdings, Jersey Merger Sub or Delaware Merger Sub with respect to the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Holdings, Jersey Merger Sub or Delaware Merger Sub to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof and (c) as otherwise disclosed on Schedule 6.04.

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6.05       Litigation and Proceedings. There are no pending or, to the knowledge of the Company, threatened, Actions and, to the knowledge of the Company, there are no pending or threatened investigations, in each case, against Holdings, Jersey Merger Sub or Delaware Merger Sub, or otherwise affecting Holdings, Jersey Merger Sub or Delaware Merger Sub, that (x) could reasonably be expected to adversely affect the ability of Holdings, Jersey Merger Sub or Delaware Merger Sub to consummate the transactions contemplated by this Agreement or (y) challenge or that could reasonably be expected to prevent, impede, hinder, delay, make illegal, impose limitations or conditions on, or otherwise interfere with, any of the transactions contemplated by this Agreement. None of Holdings, Jersey Merger Sub or Delaware Merger Sub is subject to any Action that relates to the business of, or any assets owned or used by, the Company or any of its Subsidiaries.

6.06       Capitalization.

(a)            As of the date hereof, the authorized share capital of Holdings consists of an unlimited number of Holdings Shares, of which one (1) Holdings Share is issued and outstanding and beneficially held by Onex Partners IV LP and one (1) Holdings Share is issued and outstanding and beneficially held by Onex Partners IV GP, in each case, as of the date of this Agreement. All of such issued and outstanding shares (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract. Except for this Agreement and the transactions contemplated hereby, as of the date hereof, there are (A) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the common stock or the equity interests of Holdings, or any other Contracts to which Holdings is a party or by which Holdings is bound obligating Holdings to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Holdings, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Holdings. There are no outstanding contractual obligations of Holdings to repurchase, redeem or otherwise acquire any securities or equity interests of Holdings. There are no outstanding bonds, debentures, notes or other indebtedness of Holdings having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Holdings’ stockholders may vote. Except for this Agreement and the Transactions, Holdings is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to the common stock or any other equity interests of Holdings.

(b)            As of the date hereof, the authorized share capital of Jersey Merger Sub consists of an unlimited number of shares, of which one (1) share is issued and outstanding and beneficially held by Holdings as of the date of this Agreement. All of such issued and outstanding shares (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract. Except for this Agreement and the transactions contemplated hereby, as of the date hereof, there are (A) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the common stock or the equity interests of Jersey Merger Sub, or any other Contracts to which Jersey Merger Sub is a party or by which Jersey Merger Sub is bound obligating Jersey Merger Sub to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Jersey Merger Sub, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Jersey Merger Sub. There are no outstanding contractual obligations of Jersey Merger Sub to repurchase, redeem or otherwise acquire any securities or equity interests of Jersey Merger Sub. There are no outstanding bonds, debentures, notes or other indebtedness of Jersey Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Jersey Merger Sub’s stockholders may vote. Except for this Agreement and the Transactions, Jersey Merger Sub is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to the common stock or any other equity interests of Jersey Merger Sub.

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(c)            As of the date hereof, the authorized share capital of Delaware Merger Sub consists of one thousand (1,000) shares of common stock, par value $0.0001 per share, of which one thousand (1,000) shares are issued and outstanding and beneficially held by Holdings as of the date of this Agreement. All of such issued and outstanding shares (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract. Except for this Agreement and the transactions contemplated hereby, as of the date hereof, there are (A) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the common stock or the equity interests of Delaware Merger Sub, or any other Contracts to which Delaware Merger Sub is a party or by which Delaware Merger Sub is bound obligating Delaware Merger Sub to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Delaware Merger Sub, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Delaware Merger Sub. There are no outstanding contractual obligations of Delaware Merger Sub to repurchase, redeem or otherwise acquire any securities or equity interests of Delaware Merger Sub. There are no outstanding bonds, debentures, notes or other indebtedness of Delaware Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Delaware Merger Sub’s stockholders may vote. Except for this Agreement and the Transactions, Delaware Merger Sub is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to the common stock or any other equity interests of Delaware Merger Sub.

6.07       Business Activities.

(a)            Since its respective organization, neither Holdings, Jersey Merger Sub nor Delaware Merger Sub has conducted any business activities other than activities directed toward the accomplishment of the Transactions. Except as set forth in their respective Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Holdings, Jersey Merger Sub or Delaware Merger Sub or to which Holdings, Jersey Merger Sub or Delaware Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Holdings, Jersey Merger Sub or Delaware Merger Sub or any acquisition of property by Holdings, Jersey Merger Sub or Delaware Merger Sub or the conduct of business by Holdings, Jersey Merger Sub or Delaware Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Holdings, Jersey Merger Sub or Delaware Merger Sub to enter into and perform their obligations under this Agreement.

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(b)            Except for Jersey Merger Sub, Delaware Merger Sub and the Transactions, Holdings does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Neither Jersey Merger Sub nor Delaware Merger Sub owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c)            Each of Holdings, Jersey Merger Sub and Delaware Merger Sub was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Delaware Merger Effective Time except as contemplated by this Agreement or the ancillary agreements to this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

6.08       Proxy Statement/Prospectus. None of the information relating to Holdings or its Affiliates (excluding the Company and its Subsidiaries) supplied by Holdings, or by any other Person acting on behalf of Holdings, in writing specifically for inclusion in the Proxy Statement/Prospectus will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to Acquiror’s stockholders, at the time of the Special Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.09       Brokers’ Fees. Except as described on Schedule 8.01, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Holdings or any of its Affiliates (excluding the Company and its Subsidiaries) for which Holdings, the Company or any of their respective Subsidiaries has any obligation.

Article VII
REPRESENTATIONS AND WARRANTIES
OF ACQUIROR

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or in the SEC Reports filed or furnished by Acquiror prior to the date hereof (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 7.04 (Litigation and Proceedings); Section 7.06 (Financial Ability; Trust Account); Section 7.12 (Tax Matters); and Section 7.13 (Capitalization)), Acquiror represents and warrants to the Company as follows:

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7.01       Corporate Organization. Acquiror is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of Acquiror previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Acquiror is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Acquiror is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror to enter into this Agreement or consummate the transactions contemplated hereby.

7.02       Due Authorization.

(a)            Acquiror has all requisite corporate or entity power and authority to execute and deliver this Agreement and each ancillary agreement to this Agreement to which it is a party and, upon receipt of the Acquiror Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such ancillary agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors of Acquiror and, except for the Acquiror Stockholder Approval, no other corporate or equivalent proceeding on the part of Acquiror is necessary to authorize this Agreement or such ancillary agreements or Acquiror’s performance hereunder or thereunder. This Agreement has been, and each such ancillary agreement will be, duly and validly executed and delivered by Acquiror and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such ancillary agreement will constitute a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)            The affirmative vote of holders of a majority of the outstanding shares of Acquiror Common Stock entitled to vote at the Special Meeting, assuming a quorum is present, to approve the Proposals are the only votes of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, and the consummation of the transactions contemplated hereby, including the Closing (the “Acquiror Stockholder Approval”).

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(c)            At a meeting duly called and held, the Acquiror Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Acquiror’s stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) resolved to recommend to the stockholders of Acquiror approval of the transactions contemplated by this Agreement.

7.03       No Conflict. The execution, delivery and performance of this Agreement by Acquiror and, upon receipt of the Acquiror Stockholder Approval, the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents or any organizational documents of any Subsidiaries of Acquiror, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to Acquiror or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror or any Subsidiaries of Acquiror is a party or by which any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement.

7.04       Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened, Actions and, to the knowledge of Acquiror, there are no pending or threatened investigations, in each case, against Acquiror, or otherwise affecting Acquiror or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon Acquiror which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement.

7.05       Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Acquiror, Holdings or Delaware Merger Sub with respect to Acquiror’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for applicable requirements of the HSR Act, Securities Laws and the NYSE.

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7.06       Financial Ability; Trust Account.

(a)            As of the date hereof, there is at least $690,000,000 invested in a trust account at Citibank, N.A. (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated September 6, 2018, by and between Acquiror and the Trustee (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated September 6, 2018. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. Since September 6, 2018 through the date hereof, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Delaware Merger Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and as of the Delaware Merger Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Delaware Merger Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is a Converting Stockholder.

(b)            As of the date hereof, assuming the accuracy of the representations and warranties of the Company, Holdings, Jersey Merger Sub and Delaware Merger Sub contained herein and the compliance by the Company, Holdings, Jersey Merger Sub and Delaware Merger Sub with their respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

(c)            As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

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7.07       Brokers’ Fees. Except fees described on Schedule 7.07 (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror or any of its Affiliates, including the Sponsors.

7.08       SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a)            Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since September 6, 2018 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b)            Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Acquiror’s knowledge, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c)            Acquiror has established and maintained a system of internal controls. To Acquiror’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d)            There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

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(e)            Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(f)            To the knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

7.09       Business Activities.

(a)            Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement.

(b)            Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)            Except for this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 9.03) or as set forth on Schedule 7.09(c), Acquiror is not, and at no time has been, party to any Contract with any other Person that would require payments by Acquiror in excess of $10,000 monthly, $100,000 in the aggregate with respect to any individual Contract or more than $500,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 9.03) and Contracts set forth on Schedule 7.09(c)).

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(d)            There is no liability, debt or obligation against Acquiror or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the nine months ended September 30, 2018 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the nine months ended September 30, 2018 in the ordinary course of the operation of business of the Acquiror and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole), (iii) disclosed in the Schedules or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions.

7.10       Form F-4 and Proxy Statement/Prospectus. On the Effective Date, the Form F-4, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement/Prospectus (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the Effective Date, the Form F-4 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b), the date the Proxy Statement/Prospectus is first mailed to Acquiror’s stockholders, and at the time of the Special Meeting, the Proxy Statement/Prospectus (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Form F-4or the Proxy Statement/Prospectus in reliance upon and in conformity with information furnished in writing to the Acquiror by or on behalf of the Company, Holdings, Jersey Merger Sub or Delaware Merger Sub specifically for inclusion in the Form F-4 or the Proxy Statement/Prospectus.

7.11       No Outside Reliance. Notwithstanding anything contained in this Article VII or any other provision hereof, Acquiror and its Affiliates and any of its and their respective directors, officers, employees, stockholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates (including Holdings, Jersey Merger Sub and Delaware Merger Sub) or any of their respective directors, officers, employees, stockholders, partners, members, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article V or by Holdings, Jersey Merger Sub or Delaware Merger Sub in Article VI, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company or Holdings, Jersey Merger Sub or Delaware Merger Sub, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article V or Article VI of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article V or Article VI or any certificate delivered in accordance with Section 11.02(c), with all faults and without any other representation or warranty of any nature whatsoever.

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7.12       Tax Matters.

(a)            All material Tax Returns required by Law to be filed by Acquiror have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b)            All material amounts of Taxes due and owing by Acquiror have been paid.

(c)            There are no material written Tax deficiencies outstanding, proposed or assessed against Acquiror, nor has Acquiror executed any agreements waiving the statute of limitations on or extending the period for the assessment or collection of any material Tax, in each case, which have not since expired.

(d)            To the knowledge of Acquiror, no material audit or other examination of any Tax Return of Acquiror by any Tax authority is presently in progress, nor has Acquiror been notified in writing of any request for such an audit or other examination.

(e)            Acquiror has not taken or agreed to take any action not contemplated by this Agreement and/or any related ancillary documents that could reasonably be expected to prevent the Delaware Merger and the Jersey Merger from qualifying for the Intended Tax Treatment. Acquiror operates at least one significant historic business line within the meaning of Treasury Regulation Section 1.368-1(d). To the knowledge of Acquiror there is no fact or circumstance that could reasonably be expected to prevent the Delaware Merger and the Jersey Merger from qualifying for the Intended Tax Treatment.

7.13       Capitalization.

(a)            The authorized capital stock of Acquiror consists of (i) 1,000,000 shares of preferred stock, of which no shares of preferred stock are issued and outstanding as of the date of this Agreement, (ii) 220,000,000 shares of Acquiror Common Stock, consisting of 200,000,000 shares of Class A Common Stock and 20,000,000 shares of Class B Common Stock of which (A) 69,000,000 shares of Acquiror Class A Common Stock are issued and outstanding as of the date of this Agreement and 17,250,000 shares of Acquiror Class B Common Stock are issued and outstanding as of the date of this Agreement and (B) 52,800,000 Acquiror Warrants are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Acquiror Common Stock and Acquiror Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract, and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the SEC Reports with respect to certain Acquiror Common Stock held by the Sponsors.

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(b)            Except for the Acquiror Warrants, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror Common Stock or the equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the SEC Reports, the Acquiror Organizational Documents or in the Sponsor Agreement, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror. Acquiror does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

7.14       NYSE Stock Market Quotation. The issued and outstanding shares of Acquiror Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CCC”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CCC WS”. Acquiror is in compliance with the rules of the NYSE and there is no action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock or Acquiror Warrants or terminate the listing of Acquiror Common Stock or Acquiror Warrants on the NYSE. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

Article VIII
COVENANTS OF THE COMPANY AND HOLDINGS

8.01       Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (i) use commercially reasonable efforts to operate its business in the ordinary course consistent with past practice and (ii) continue to accrue and collect accounts receivable, accrue and pay accounts payable and other expenses, establish reserves for uncollectible accounts and manage inventory in accordance with past custom and practice. Without limiting the generality of the foregoing, except as set forth on Schedule 8.01, as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), or as required by Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period, except as otherwise contemplated by this Agreement:

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(a)            change or amend the certificate of incorporation, bylaws or other organizational documents of the Company or its Subsidiaries;

(b)             (i) make, declare or pay any dividend or distribution to the stockholders of the Company in their capacities as stockholders, (ii) effect any recapitalization, reclassification, split or other change in its capitalization, (iii) except for the grant of up to 50,000 Company Options pursuant to the Company Stock Plan or in connection with the exercise of any Company Options, authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock or (iv) except pursuant to the Company Stock Plan, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests;

(c)            enter into, assume, assign, partially or completely amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Schedule 5.12(a), any lease related to the Leased Real Property or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or its Subsidiaries is a party or by which it is bound, other than entry into such agreements in the ordinary course consistent with past practice;

(d)            sell, transfer, lease, pledge or otherwise encumber, abandon, cancel or convey or dispose of any material assets, properties or business of the Company and its Subsidiaries, taken as a whole, except for sales or dispositions of obsolete or worthless assets or items or materials in an amount not in excess of $2,000,000 in the aggregate, other than (A) customary pledges of such assets in connection with the First Lien Credit Facility, (B) Permitted Liens or (C) the expiration of Registered Intellectual Property that has been issued or registered (and not merely applied for) in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) or in the exercise of the Company’s or its Subsidiary’s business judgment as to the costs and benefits of maintaining the item;

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(e)            except as otherwise required pursuant to existing Company Benefit Plans, policies or Contracts of the Company or its Subsidiaries in effect on the date of this Agreement, (i) grant any material increase in compensation, benefits or severance to any employee of the Company or its Subsidiaries, except in the ordinary course of business consistent with past practice for any employee of the Company with an annual base compensation salary less than $300,000 or for ordinary course annual salary increases for 2019 for all employees that do not exceed, in the aggregate, 4% of the aggregate salary paid by the Company and its Subsidiaries in calendar year 2018, (ii) except in the ordinary course of business, adopt, enter into or materially amend any Company Benefit Plan (other than the Company Stock Plan and awards thereunder), (iii) grant or provide any severance or termination payments or benefits to any employee of the Company or its Subsidiaries, except in connection with the promotion, hiring (to the extent permitted by clause (iv) of this paragraph) or firing of any employee in the ordinary course of business consistent with past practice, or (iv) hire any employee of the Company or its Subsidiaries or any other individual who is providing or will provide services to the Company or its Subsidiaries other than any employee with an annual base salary of less than $300,000 in the ordinary course of business consistent with past practice;

(f)            (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the transactions contemplated by this Agreement);

(g)            make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $2,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof, made available to Acquiror;

(h)            make any loans or advances to any third party, except for advances to employees or officers of the Company or its Subsidiaries in the ordinary course of business consistent with past practice;

(i)            make or change any material Tax election or adopt or change any material Tax accounting method, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, enter into any Tax sharing or similar agreement, or take or fail to take any similar action relating to Taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of Holdings and its Affiliates (including the Company and its Subsidiaries) in a manner that will disproportionately affect Acquiror Stockholders (as compared to Company Shareholders) after the Closing;

(j)            take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Intended Tax Treatment;

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(k)            enter into any agreement that restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business, or enter into any agreement that restricts the ability of the Company or its Subsidiaries to enter a new line of business;

(l)            enter into, renew or amend in any material respect any Affiliate Agreement;

(m)           waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than in the ordinary course of business or that otherwise do not exceed $2,500,000 in the aggregate (net of insurance recoveries);

(n)            incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, other than in connection with borrowings, extensions of credit and other financial accommodations under the Company’s and Subsidiaries’ existing credit facilities (including the First Lien Credit Facility and the Existing Notes), provided, that, in no event shall any such borrowing, extension of credit or other financial accommodation be subject to any prepayment fee or penalty or similar arrangement or amend, restate or modify any terms of or any agreement with respect to any outstanding Indebtedness, other than pursuant to the First Lien Credit Facility or the Existing Notes;

(o)            make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may have been required by a change in GAAP;

(p)            voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and its Subsidiaries and their assets and properties; and

(q)            enter into any agreement to do any action prohibited under this Section 8.01.

8.02       Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Delaware Merger Effective Time.

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8.03       HSR Act and Regulatory Approvals. In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten Business Days after the date hereof with the notification and reporting requirements of the HSR Act. The Company shall (i) substantially comply with any Information or Document Requests and (ii) request early termination of any waiting period under the HSR Act. The Company shall promptly furnish to Acquiror copies of any notices or written communications received by the Company or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of Acquiror. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

8.04       Termination of Certain Agreements. On and as of the Closing, the Company shall take all actions necessary to cause the Contracts (a) listed on Schedule 8.04(a) to be terminated without any further force and effect without any cost or other liability or obligation to the Company or its Subsidiaries, and there shall be no further obligations of any of the relevant parties thereunder following the Closing; and (b) listed on Schedule 8.04(b) to be expressly assumed by Holdings.

8.05       No Acquiror Common Stock Transactions. From and after the date of this Agreement until the Delaware Merger Effective Time, except as otherwise contemplated by this Agreement, none of the Company, any of its Subsidiaries or controlling Affiliates, Holdings, Jersey Merger Sub or Delaware Merger Sub, directly or indirectly, shall engage in any transactions involving the securities of Acquiror without the prior consent of Acquiror. The Company shall use commercially reasonable efforts to require each of its Subsidiaries and controlling Affiliates to comply with the foregoing sentence.

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8.06       No Claim Against the Trust Account. Each of the Company, Holdings, Delaware Merger Sub and Jersey Merger Sub acknowledges that it has read Acquiror’s final prospectus, dated September 6, 2018 and other SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. Each of the Company, Holdings, Delaware Merger Sub and Jersey Merger Sub further acknowledges that, if the transactions contemplated by this Agreement, or, in the event of termination of this Agreement, another Business Combination, are not consummated by September 6, 2020 or such later date as approved by the shareholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, each of the Company, Holdings, Delaware Merger Sub and Jersey Merger Sub (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 8.06 shall survive the termination of this Agreement for any reason.

8.07       Proxy Solicitation; Other Actions.

(a)            The Company agrees to use commercially reasonable efforts to provide Acquiror, no later than March 15, 2019, audited financial statements, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity of the Company and its Subsidiaries as of and for the years ended December 31, 2018 and December 31, 2017, in each case, prepared in accordance with GAAP and Regulation S-X. The Company shall be available to, and the Company and its Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with (i) the drafting of the Proxy Statement/Prospectus and (ii) responding in a timely manner to comments on the Proxy Statement/Prospectus from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with the preparation for inclusion in the Proxy Statement/Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b)            From and after the date on which the Proxy Statement/Prospectus is mailed to Acquiror’s stockholders, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Proxy Statement/Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement/Prospectus or, to the extent required by Securities Laws, a post-effective amendment to the Form F-4, such that the Form F-4 and the Proxy Statement/Prospectus no longer contain an untrue statement of a material fact or omit to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 8.07 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

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8.08       Director Appointments. Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, Holdings shall take all actions necessary or appropriate to cause (a) the number of directors constituting the Holdings Board to be such number as is specified on Schedule 8.08 and (b) the individuals set forth on Schedule 8.08 to be elected as members of the Holdings Board, effective as of the Closing. On the Closing Date, Holdings shall enter into customary indemnification agreements reasonably satisfactory to the Company with the individuals set forth on Schedule 8.08, which indemnification agreements shall continue to be effective following the Closing.

8.09       Holdings NYSE Listing. From the date hereof through the Closing, Holdings shall use reasonable efforts to cause the Holdings Shares and Holdings Warrants to be issued in connection with the Jersey Merger and the Delaware Merger to be approved for listing on the NYSE as of the Closing Date.

8.10       Incentive Equity Plan. Prior to the Closing Date, Holdings may cause to be adopted a management incentive equity plan, the form of which shall be prepared and delivered by the Company; provided that, such management incentive equity plan shall be consistent with the Intended Tax Treatment (assuming, solely for purposes of such determination, that all grants with respect to Holdings’ equity made pursuant to such management incentive equity plan shall be considered made in connection with the transactions contemplated hereby).

Article IX
COVENANTS OF ACQUIROR

9.01       HSR Act and Regulatory Approvals.

(a)            In connection with the transactions contemplated by this Agreement, Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Acquiror shall substantially comply with any Information or Document Requests.

(b)            Acquiror shall request early termination of any waiting period under the HSR Act and exercise its commercially reasonable efforts to (i) obtain termination or expiration of the waiting period under the HSR Act, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

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(c)            Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Delaware Merger, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Termination Date. The entry by any Governmental Authority in any Action of a Governmental Order permitting the consummation of the transactions contemplated hereby but requiring any of the assets or lines of business of Acquiror to be sold, licensed or otherwise disposed or held separate thereafter (including the business and assets of the Company and its Subsidiaries) shall not be deemed a failure to satisfy any condition specified in Article XI.

(d)            Acquiror shall promptly furnish to the Company copies of any notices or written communications received by Acquiror or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed written communications by Acquiror and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the Company. Acquiror agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(e)            Each of the Company and Acquiror shall pay 50% of all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.

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9.02       Indemnification and Insurance.

(a)            From and after the Delaware Merger Effective Time, Holdings, the Surviving Jersey Company and the Surviving Delaware Company agree that they shall indemnify and hold harmless each present and former director and officer of the Company and Acquiror and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Delaware Merger Effective Time, whether asserted or claimed prior to, at or after the Delaware Merger Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Holdings shall, and shall cause the Surviving Jersey Company, the Surviving Delaware Company and their respective Subsidiaries to, (i) maintain for a period of not less than six years from the Delaware Merger Effective Time provisions in its certificate of incorporation (if applicable), bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of such certificates of incorporation (if applicable), bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Holdings shall assume, and be liable for, and shall cause the Surviving Jersey Company, the Surviving Delaware Company and their respective Subsidiaries to honor, each of the covenants in this Section 9.02.

(b)            For a period of six years from the Delaware Merger Effective Time, Holdings shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Holdings or its Subsidiaries be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company and its Subsidiaries for such insurance policy for the year ended December 31, 2018; provided, however, that (i) Holdings may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Delaware Merger Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 9.02 shall be continued in respect of such claim until the final disposition thereof.

(c)            Notwithstanding anything contained in this Agreement to the contrary, this Section 9.02 shall survive the consummation of the Delaware Merger indefinitely and shall be binding, jointly and severally, on Holdings, the Surviving Jersey Company and the Surviving Delaware Company and all successors and assigns of Holdings, the Surviving Jersey Company and the Surviving Delaware Company. In the event that Holdings, the Surviving Jersey Company, the Surviving Delaware Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Holdings, the Surviving Jersey Company and the Surviving Delaware Company shall ensure that proper provision shall be made so that the successors and assigns of Holdings, the Surviving Jersey Company or the Surviving Delaware Company, as the case may be, shall succeed to the obligations set forth in this Section 9.02.

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9.03       Conduct of Acquiror During the Interim Period.

(a)            During the Interim Period, except as set forth on Schedule 9.03 or as contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied, except, in the case of clauses (vii) and (ix) below, as to which the Company’s consent may be granted or withheld in its sole discretion), Acquiror shall not and each shall not permit any of its Subsidiaries to:

(i)            change, modify or amend the Trust Agreement or the Acquiror Organizational Documents;

(ii)           (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Acquiror; (B) split, combine or reclassify any capital stock of, or other equity interests in, Acquiror; or (C) other than in connection with the Offer or as otherwise required by Acquiror’s Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror;

(iii)          make or change any material Tax election or adopt or change any material Tax accounting method, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, enter into any Tax sharing or similar agreement, or take or fail to take any similar action relating to Taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of Holdings, the Company, the Surviving Jersey Company, the Surviving Delaware Company or their respective Affiliates and Subsidiaries after the Closing;

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(iv)         take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede the Intended Tax Treatment;

(v)          other than as expressly permitted pursuant to the provisos of Section 9.03(a)(vii), enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror (including, for the avoidance of doubt, (x) the Sponsors or anyone related by blood, marriage or adoption to any Sponsor and (y) any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi)          waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(vii)         incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness; or

(viii)        (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Acquiror or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein.

(b)            During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

9.04       Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article XI), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) the redemption of any shares of Acquiror Common Stock in connection with the Offer; (b) the payment of the Outstanding Company Expenses and Outstanding Acquiror Expenses pursuant to Section 4.07; and (c) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to Acquiror.

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9.05       Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure, Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Delaware Merger Effective Time.

9.06       Acquiror NYSE Listing. From the date hereof through the Closing, Acquiror shall use reasonable efforts to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Common Stock and Acquiror Warrants to be listed on, the NYSE.

9.07       Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Article X
JOINT COVENANTS

10.01     Support of Transaction. Without limiting any covenant contained in Article VIII or Article IX, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 8.03 and Section 9.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 10.01, Holdings, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to material Contracts with the Company or its Subsidiaries, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article XI or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Holdings, Delaware Merger Sub, Jersey Merger Sub, the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions.

10.02     Preparation of Form F-4 & Proxy Statement; Special Meeting.

(a)            As promptly as practicable following the execution and delivery of this Agreement, Acquiror, the Company and Holdings shall use reasonable best efforts to prepare and mutually agree upon (such agreement not to be unreasonably withheld or delayed), and Holdings shall file with the SEC, the Form F-4 (it being understood that the Form F-4 shall include the Proxy Statement/Prospectus which will be included therein as a prospectus and which will be used as a proxy statement for the Special Meeting with respect to the Proposals (as defined below)).

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(b)            Each of Acquiror, the Company and Holdings shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Form F-4 or Proxy Statement/Prospectus and any amendment to the Form F-4 or Proxy Statement filed in response thereto. If Acquiror, the Company or Holdings becomes aware that any information contained in the Form F-4 or Proxy Statement/Prospectus shall have become false or misleading in any material respect or that the Form F-4 or Proxy Statement/Prospectus is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) Acquiror, on the one hand, and the Company and Holdings, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Form F-4 and Proxy Statement/Prospectus. Acquiror, the Company and Holdings shall use reasonable best efforts to cause the Proxy Statement/Prospectus as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Acquiror Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Each of the Company, Holdings and Acquiror shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Form F-4 or Proxy Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. Acquiror, the Company and Holdings shall use reasonable best efforts to cause the Form F-4 to be declared effective as promptly as practicable after it is filed with the SEC and to keep the Form F-4 effective through the Closing in order to permit the consummation of the transactions contemplated hereby.

(c)            Acquiror shall file the Proxy Statement on Schedule 14A in accordance with the rules and regulations of the Exchange Act. Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) the adoption and approval of this Agreement, (ii) the approval of the Delaware Merger and (iii) approval of any other proposals reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transaction contemplated hereby (collectively, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by Acquiror’s stockholders at the Special Meeting.

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(d)            Acquiror, the Company and Holdings shall use reasonable best efforts to, as promptly as practicable (and in any event, within seven Business Days after the SEC Clearance Date), (i) cause the Proxy Statement/Prospectus to be disseminated to Acquiror’s stockholders in compliance with applicable Law, (ii) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL for a date no later than thirty days following the SEC Clearance Date and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its stockholders that they approve the Proposals and shall include such recommendation in the Proxy Statement/Prospectus. Notwithstanding the foregoing provisions of this Section 10.02(d), if on a date for which the Special Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of shares of Acquiror Common Stock to obtain the Acquiror Stockholder Approval, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Special Meeting, provided that the Special Meeting (x) is not postponed or adjourned to a date that is more than 45 days after the date for which the Special Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) and (y) is held no later than three Business Days prior to the Termination Date.

10.03     Exclusivity.

(a)            During the Interim Period, the Company shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than Acquiror and/or any of its Affiliates or Representatives) concerning any purchase of any of the Company’s equity securities or the issuance and sale of any securities of, or membership interests in, the Company or its Subsidiaries (other than any purchases of equity securities by the Company from employees of the Company or its Subsidiaries, grants of Company Options in accordance with Section 8.01(b) and issuances of Company Shares upon the exercise of Company Options) or any merger or sale of substantial assets involving the Company or its Subsidiaries, other than immaterial assets or assets sold in the ordinary course of business (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”). Notwithstanding the foregoing, the Company may respond to any unsolicited proposal regarding an Acquisition Transaction by indicating only that the Company is subject to an exclusivity agreement and is unable to provide any information related to the Company and its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction for as long as that exclusivity agreement remains in effect and, in such event, the Company shall notify Acquiror of such facts and circumstances. The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

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(b)            During the Interim Period, Acquiror shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its shareholders and their respective Affiliates and Representatives. Acquiror shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

10.04     Tax Matters.

(a)            Transfer Taxes. Notwithstanding anything to the contrary contained herein, the Company shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions. The Company shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, Acquiror will join in the execution of any such Tax Returns.

(b)            Tax Treatment. Acquiror, Holdings, Jersey Merger Sub, Delaware Merger Sub and the Company intend that (i) the Delaware Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the Delaware Merger, taken together with the Jersey Merger, shall constitute a transaction that qualifies under Section 351 of the Code and that each of the Jersey Merger and the Delaware Merger shall qualify as foreign mergers within the meaning of subsection 87(8.1) of the Income Tax Act (Canada), and each shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to so qualify. Each of the parties agrees to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(c)            The Company, Acquiror, Holdings, Jersey Merger Sub and Delaware Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(d)            The parties hereto shall use commercially reasonable efforts to cooperate in connection with fulfilling Tax reporting requirements if and to the extent reasonably requested by any Acquiror Stockholder that is a five-percent transferee shareholder (as such term is defined in Treasury Regulations Section 1.367(a)-3(c)(5)(ii)).

10.05     Confidentiality; Publicity.

(a)            Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. At the Delaware Merger Effective Time, the Confidentiality Agreement shall terminate with respect to information relating to the Company and its Subsidiaries.

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(b)            None of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance; provided, however, that, subject to this Section 10.05, each party hereto and its Affiliates may make announcements regarding this Agreement and the transactions contemplated hereby to their respective directors, officers, employees, direct and indirect limited partners and investors without the consent of any other party hereto; and provided, further, that subject to Section 8.02 and this Section 10.05, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

10.06     Post-Closing Cooperation; Further Assurances. Following the Closing, each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

Article XI
CONDITIONS TO OBLIGATIONS

11.01     Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a)            HSR Approval. The applicable waiting period(s) under the HSR Act in respect of the Transactions shall have expired or been terminated.

(b)            No Prohibition. There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

(c)            Offer Completion. The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement/Prospectus.

(d)            Net Tangible Assets. Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Offer.

(e)            Amended and Restated Organizational Documents. The memorandum of association and articles of association of Holdings shall have been amended and restated in their entirety in substantially the form attached hereto as Exhibit F.

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(f)            Form F-4. The Form F-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Form F-4, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(g)            NYSE. The Holdings Shares and Holdings Warrants to be issued in connection with the Delaware Merger and the Jersey Merger shall have been approved for listing on NYSE, subject only to official notice of issuance thereof.

(h)            Stockholder Approval. The Acquiror Stockholder Approval shall have been obtained.

11.02     Additional Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a)            Representations and Warranties.

(i)            Each of the representations and warranties (A) of the Company contained in the first sentence of Section 5.01(a) (Due Incorporation), Section 5.03 (Due Authorization), Section 5.06(a) (Current Capitalization) and Section 5.16 (Brokers’ Fees) and (B) of Holdings, Jersey Merger Sub and Delaware Merger Sub contained in Section 6.01 (Organization and Entity Power), Section 6.02 (Due Authorization), Section 6.06 (Capitalization) and Section 6.09 (Brokers’ Fees) (clauses (A) and (B) together, the “Specified Representations”), in each case shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)           The representations and warranties of the Company contained in Section 5.20(a) (No Material Adverse Effect) shall be true and correct in all respects as of the Closing Date.

(iii)          Each of the representations and warranties of the Company and Holdings, Jersey Merger Sub and Delaware Merger Sub contained in this Agreement (other than the Specified Representations and the representations and warranties of the Company contained in Section 5.20(a)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

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(b)            Agreements and Covenants. Each of the covenants of the Company, Holdings, Delaware Merger Sub and Jersey Merger Sub to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)            Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 11.02(a) and Section 11.02(b) have been fulfilled.

(d)            Nominating Agreement. Holdings shall have executed and delivered the Nominating Agreement.

(e)            Registration Rights Agreement. Holdings shall have executed and delivered the Registration Rights Agreement

11.03     Additional Conditions to the Obligations of the Company, Holdings, Delaware Merger Sub and Jersey Merger Sub. The obligation of the Company, Holdings, Delaware Merger Sub and Jersey Merger Sub to consummate the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)            Representations and Warranties. Each of the representations and warranties of Acquiror contained in this Agreement (other than the representations and warranties of the Acquiror contained in Section 7.13 (Capitalization)) (without giving effect to any materiality qualification therein) shall be true and correct in all material respects as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date.

(b)            Capitalization. The representations and warranties of the Acquiror contained in Section 7.13 (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the Closing Date, as if made anew at and as of that time.

(c)            Agreements and Covenants. Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects.

(d)            Available Closing Date Cash. The Available Closing Date Cash shall not be less than $550,000,000.

(e)            Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 11.03(a), Section 11.03(b), Section 11.03(c) and Section 11.03(d) have been fulfilled.

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(f)            Sponsor Agreement. Each of the covenants of each Sponsor required under the Sponsor Agreement to be performed as of or prior to the Closing shall have been performed in all material respects, and none of the Sponsors shall have threatened (orally or in writing) (i) that the Sponsor Agreement is not valid, binding and in full force and effect, (ii) that Holdings or the Company is in breach of or default under the Sponsor Agreement or (iii) to terminate the Sponsor Agreement.

Article XII
TERMINATION/EFFECTIVENESS

12.01     Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)            by written consent of the Company and Acquiror;

(b)            prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company, Holdings, Delaware Merger Sub or Jersey Merger Sub set forth in this Agreement, such that the conditions specified in Section 11.02(a) or Section 11.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company, Holdings, Delaware Merger Sub or Jersey Merger Sub through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company, Holdings, Delaware Merger Sub or Jersey Merger Sub continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before July 31, 2019 (the “Termination Date”), or (iii) the consummation of the Delaware Merger or the Jersey Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (ii) or (iii) shall not be available if Acquiror’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c)            prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that the conditions specified in Section 11.03(a), Section 11.03(b) or Section 11.03(c) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Delaware Merger or the Jersey Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (ii) or (iii) shall not be available if the Company’s, Holdings’, Delaware Merger Sub’s or Jersey Merger Sub’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

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(d)            by written notice from either the Company or Acquiror to the other if the Acquiror Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the meeting); or

(e)            by written notice from the Acquiror if, within two days from the date of this Agreement, (i) the shareholder approval of each of the Company and Jersey Merger Sub to the Jersey Merger is not obtained or (ii) the adoption of this Agreement by Holdings in its capacity as the sole stockholder of the Delaware Merger Sub is not obtained.

12.02     Effect of Termination. Except as otherwise set forth in this Section 12.02 or Section 13.14, in the event of the termination of this Agreement pursuant to Section 12.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any party hereto for any intentional and willful breach of this Agreement by such party occurring prior to such termination. The provisions of Sections 8.06, 10.05, 12.02, 13.02, 13.03, 13.04, 13.05, 13.06, 13.07, 13.08, 13.09, 13.13, 13.15 and 13.17 (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article XIII
MISCELLANEOUS

13.01     Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 13.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

13.02     Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service) or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

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(a)          If to Acquiror, to:

640 Fifth Avenue, 12th Floor

New York, NY 10019

Attn: Peter Phelan

E-mail:   peter.phelan@mkleinandcompany.com

with a copy to:

Blank Rome LLP

405 Lexington Avenue

New York, NY 10174

Attn: Robert Mittman and Kathleen Cunningham

E-mail:   rmittman@blankrome.com and kcunningham@blankrome.com

(b)          If to the Company, Holdings, Delaware Merger Sub, the Surviving Delaware Company, Jersey Merger Sub or the Surviving Jersey Company, to:

c/o Clarivate Analytics

Friars House

160 Blackfriars Road

London SE1 8EZ United Kingdom

Attn: Stephen Hartman

E-mail:   stephen.hartman@clarivate.com

with a copy to:

Latham & Watkins LLP

555 Eleventh Street, N.W.

Washington, DC 20004

Attn: Paul Sheridan and Shaun Hartley

E-mail:   paul.sheridan@lw.com and shaun.hartley@lw.com

or to such other address or addresses as the parties may from time to time designate in writing. Notwithstanding anything to the contrary, for purposes of obtaining Acquiror’s prior written consent pursuant to Section 8.01, an email from either Jerre Stead or Michael Klein expressly consenting to the matter or action in question will suffice.

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13.03     Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties; provided, that the Company, Holdings, Delaware Merger Sub and/or Jersey Merger Sub may assign this Agreement and its rights hereunder without the prior written consent of Acquiror to any of the financing sources of the Company, Holdings, Delaware Merger Sub and/or Jersey Merger Sub to the extent necessary for purposes of creating a security interest herein or otherwise assigning as collateral in respect of any debt financing in connection herewith; provided further, that the Company, Holdings, Delaware Merger Sub and/or Jersey Merger Sub may delegate the performance of its obligations or assign its rights hereunder in part or in whole to any Affiliate of the Company, Holdings, Delaware Merger Sub or Jersey Merger Sub, as applicable, so long as the Company, Holdings, Delaware Merger Sub and Jersey Merger Sub remain fully responsible for the performance of the delegated obligations. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 13.03 shall be null and void, ab initio.

13.04     Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 9.02 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Sections 13.15 and 13.16.

13.05     Expenses. Except as otherwise provided herein (including Section 4.07, Section 9.01(e), Section 10.04(a) and Section 12.02), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

13.06     Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction, except that the Jersey Merger shall be governed by the Jersey Companies Law.

13.07     Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.08     Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

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13.09     Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement) and that certain Letter Agreement, dated as of October 17, 2018, by and between Onex Partners Manager LP and Acquiror (the “Confidentiality Agreement”), constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

13.10     Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 12.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 13.10.

13.11     [Intentionally Omitted].

13.12     Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

13.13     Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 13.13. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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13.14     Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 12.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section shall not be required to provide any bond or other security in connection with any such injunction.

13.15     Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror, Holdings, Jersey Merger Sub or Delaware Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

13.16     Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Delaware Merger Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XIII.

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13.17     Acknowledgements.

(a)            Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (iii) the Holdings Representations constitute the sole and exclusive representations and warranties of Holdings, Jersey Merger Sub and Delaware Merger Sub in connection with the transactions contemplated by this Agreement; (iv) the Acquiror Representations constitute the sole and exclusive representations and warranties of Acquiror; (v) except for the Company Representations by the Company, the Holdings Representations by Holdings, Jersey Merger Sub and Delaware Merger Sub and the Acquiror Representations by Acquiror, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Subsidiaries) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (vi) each party hereto and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company, the Holdings Representations by Holdings, Jersey Merger Sub and Delaware Merger Sub and the Acquiror Representations by Acquiror.

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(b)            Effective upon Closing, each of the parties hereto waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Claims and causes of action it may have against any other party hereto or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any party hereto or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each party hereto acknowledges and agrees that it will not assert, institute or maintain any Action, suit, Claim, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 13.17. Notwithstanding anything herein to the contrary, nothing in this Section 13.17(b) shall preclude any party from seeking any remedy for actual and intentional fraud by a party hereto solely and exclusively with respect to the making of any representation or warranty by it in Article V, Article VI or Article VII (as applicable). Each party hereto shall have the right to enforce this Section 13.17 on behalf of any Person that would be benefitted or protected by this Section 13.17 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 13.17 shall limit, modify, restrict or operate as a waiver with respect to, any rights any party hereto may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including the Nominating Agreement, the Shareholders Agreement, the Sponsor Agreement and the Registration Rights Agreement.

[Signature pages follow.]

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

CHURCHILL CAPITAL CORP

By:	/s/ Jerre Stead
Name:	Jerre Stead
Title:	Chief Executive Officer

[Signature page to Merger Agreement]

CLARIVATE ANALYTICS PLC

By:	/s/ Paul Edwards
Name:	Paul Edwards
Title:	Director

CAMELOT HOLDINGS (JERSEY) LIMITED

By:	/s/ Paul Edwards
Name:	Paul Edwards
Title:	Director

CCC MERGER SUB, INC.

By:	/s/ Konstantin Gilis
Name:	Konstantin Gilis
Title:	President

CAMELOT MERGER SUB (JERSEY) LIMITED

By:	/s/ Paul Edwards
Name:	Paul Edwards
Title:	Director

[Signature page to Merger Agreement]

Exhibit A

Final

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [ • ], 2019, is made and entered into by and among Clarivate Analytics Plc, a public limited company organized under the laws of the Island of Jersey (the “Company”), Churchill Capital Corp, a Delaware corporation (“Acquiror”), Churchill Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned parties listed under Holder on the signature page hereto (each such party, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 8.2 of this Agreement, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, the Company, Acquiror, Camelot Holdings (Jersey) Limited, a private limited company organized under the laws of the Island of Jersey, CCC Merger Sub, Inc., a Delaware corporation, and Camelot Merger Sub (Jersey) Limited, a private limited company organized under the laws of the Island of Jersey, are party to that certain Agreement and Plan of Merger, dated January 14, 2019 (the “Merger Agreement”);

WHEREAS, as a result of the consummation of the transactions contemplated by the Merger Agreement, the Holders will hold Company Shares (as defined below) and/or warrants to purchase Company Shares;

WHEREAS, Acquiror and certain of the Sponsor Holders (as defined below) are a party to a Registration Rights Agreement, dated as of September 6, 2018 (the “Prior Agreement”); and

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, Acquiror and the Sponsor Holders desire to amend and restate the Prior Agreement in its entirety as set forth herein, and the Company and the Holders (other than the Sponsor Holders) desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I.
DEFINITIONS

1.1           Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Acquiror” shall have the meaning given in the Preamble.

“Adverse Disclosure” shall mean public disclosure of material non-public information which, in the Board’s good faith judgment, after consultation with independent outside counsel to the Company, (i) would be required to be made in any Registration Statement filed with the SEC by the Company so that such Registration Statement would not be materially misleading, (ii) would not be required to be made at such time but for the filing of such Registration Statement and (iii) the Company has a bona fide business purpose for not disclosing publicly.

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person. As used in this definition, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Affiliates” with respect to the Onex Shareholders and the Baring Shareholders, respectively, shall not include the Company or its Subsidiaries.

“Agreement” shall have the meaning given in the Preamble.

“Automatic Shelf Registration Statement” shall have the meaning specified in Section 3.1.

“Baring Shareholders” shall have the meaning specified in the Shareholders Agreement.

“Blue Sky” shall mean state securities regulation and requirements.

“Board” shall mean the Board of Directors of the Company.

“Company” shall have the meaning given in the Preamble.

“Company Shares” shall mean the ordinary shares of no par value in the capital of the Company and any shares or other securities into or for which such shares are hereafter converted or exchanged.

“Demand Notice” shall have the meaning specified in Section 2.1.6.

“Demand Period” shall have the meaning specified in Section 2.1.5.

“Demand Registration” shall have the meaning specified in Section 2.1.1.

“Demand Registration Statement” shall have the meaning specified in Section 2.1.1.

“Demand Suspension” shall have the meaning specified in Section 2.1.8.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, or any similar federal statute then in effect, and a reference to a particular section thereof shall include a reference to the comparable section, if any, of such similar federal statute and the rules and regulations thereunder.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

“Founder Shares Lock-up Period” shall have the meaning specified in the Sponsor Agreement.

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“Holders” shall have the meaning given in the Preamble.

“Investor Shareholders” shall have the meaning specified in the Shareholders Agreement.

“Investor Shareholder Lock-up Period” shall mean the period commencing on the date hereof and ending on the one hundred eightieth (180th) day after the date hereof.

“Loss” shall have the meaning specified in Section 6.1.

“Management Shareholders” shall have the meaning specified in the Shareholders Agreement.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Onex Shareholders” shall have the meaning specified in the Shareholders Agreement.

“Permitted Transferees” shall mean (a) in the case of any Sponsor Holder, any permitted transferee as provided in paragraph 7(c) of the Sponsor Agreement, (b) in the case of any Holder (other than any Sponsor Holder) that is not an individual, any Affiliate of such Holder (including existing affiliated investment funds or vehicles that at all times remain Affiliates) and (c) in the case of any Holder (other than any Sponsor Holder) who is an individual, (i) any successor by death or (ii) any trust, partnership, limited liability company or similar entity solely for the benefit of such individual or such individual’s spouse or lineal descendants, provided that such individual acts as trustee, general partner or managing member and retains the sole power to direct the voting and disposition of the transferred Company Shares.

“Piggyback Registration” shall have the meaning specified in Section 2.2.1.

“Preemption Notice” shall have the meaning specified in Section 2.1.7.

“Prior Agreement” shall have the meaning given in the Recitals hereto.

“Prospectus” shall mean the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post effective amendments, and all other material incorporated by reference in such prospectus.

“Public Offering” shall mean a public offering and sale of Company Shares pursuant to an effective Registration Statement under the Securities Act.

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“Registrable Securities” shall mean (a) all Company Shares owned of record by the Holders and (b) warrants to purchase Company Shares held by the Holders (including any Company Shares issued or issuable upon the exercise of any such warrant); provided, however, that only the Company Shares and warrants to purchase Company Shares, in each case, held by the Sponsor Holders that have vested in accordance with the terms of paragraph 7(d) of the Sponsor Agreement shall be deemed Registrable Securities, except (x) with respect to such Company Shares subject only to time-based vesting under paragraph 7(d) of the Sponsor Agreement, such Company Shares shall be deemed Registrable Securities if such Company Shares will vest within sixty (60) days of the effective date of the applicable Registration Statement and (y) with respect to Company Shares and warrants to purchase Company Shares subject to performance vesting under paragraph 7(d) of the Sponsor Agreement, such Company Shares and warrants to purchase Company Shares shall be deemed Registrable Securities if the Company, upon the written request of the Sponsor Representative, reasonably determines that such Company Shares or warrants to purchase Company Shares are reasonably likely to vest within sixty (60) days of the effective date of the applicable Registration Statement; provided, further, that no such Company Shares or warrants to purchase Company Shares may be sold under any Registration Statement until such Company Shares or warrants to purchase Company Shares shall have vested in accordance with the terms of paragraph 7(d) of the Sponsor Agreement. As to any particular Registrable Securities that have been issued, such securities shall cease to be Registrable Securities when (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of under such Registration Statement, (ii) in the case of such securities held by the Investor Shareholders or the Sponsor Holders, they shall have been distributed to the public pursuant to Rule 144 under the Securities Act (or any similar rule that may be adopted by the SEC), (iii) in the case of such securities held by the Management Shareholders, they shall have become eligible for distribution to the public pursuant to Rule 144 under the Securities Act (or any similar rule that may be adopted by the SEC), or (iv) they shall have ceased to be outstanding.

“Registration” shall mean the registration of securities with the SEC pursuant to a Registration Statement.

“Registration Expenses” shall have the meaning specified in Section 5.1.

“Registration Statement” shall mean any registration statement of the Company filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including post-effective amendments, and all exhibits to and all material incorporated by reference in such registration statement other than a registration statement (and related Prospectus) filed on Form S-8 or any successor form thereto.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, or any similar federal statute then in effect, and in reference to a particular section thereof shall include a reference to the comparable section, if any, of any such similar federal statute and the rules and regulations thereunder.

“Shareholders Agreement” shall mean the Amended and Restated Shareholders Agreement of the Company, dated as of January 14, 2019, by and among the Company, the Onex Shareholders, the Baring Shareholders, and the other Persons party thereto from time to time, as the same may be amended, restated or modified from time to time.

“Shelf Period” shall have the meaning specified in Section 2.1.5.

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“Shelf Registration Statement” shall mean a Registration Statement filed with the SEC on either (a) Form S-3 or Form F-3 (or any successor form or other appropriate form under the Securities Act) or (b) if the Company is not permitted to file a Registration Statement on Form S-3 or Form F-3, an evergreen Registration Statement on Form S-1 or Form F-1 (or any successor form or other appropriate form under the Securities Act), in each case, for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC) covering the Registrable Securities, as applicable.

“Shelf Takedown Notice” shall have the meaning specified in Section 2.1.6.

“Shelf Takedown Request” shall have the meaning specified in Section 2.1.2(a).

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Agreement” means the Sponsor Agreement, dated as of January 14, 2019, by and among the Company, Acquiror, the Sponsor Holders and the other parties thereto, as the same may be amended, restated or modified from time to time.

“Sponsor Holders” means the Sponsor, Garden State Capital Partners LLC, M. Klein Associates, Inc., Michael S. Klein, Martin Broughton, Balakrishnan S. Iyer, Karen G. Mills, Sheryl von Blucher, Jerre Stead, the Iyer Family Trust dated 1/25/2001, Mills Family I, LLC, K&BM LP and JMJS Group – II, LP.

“Sponsor Representative” means (a) Jerre Stead or (b) following the death of Jerre Stead, the disqualification, resignation or removal of Jerre Stead as a director of the Company or the date on which Jerre Stead no longer beneficially owns any Company Shares, (i) Michael Klein or (ii) if Michael Klein has died, been disqualified, resigned or removed as a director of the Company or no longer beneficially owns any Company Shares, then the Person selected by the Sponsor Holders then holding a majority of the Company Shares held by the Sponsor Holders and reasonably acceptable to the Investor Shareholders. “Beneficially owns” for purposes of this definition shall include securities held by Churchill Sponsor LLC for the benefit of a Sponsor Holder other than Sponsor.

“Subsidiary” shall mean, with respect to any specified Person, any other Person of which (a) a majority of shares of stock or other equity or economic interests are owned or controlled, directly or indirectly, through one or more intermediaries, by such specified Person or (b) the outstanding shares of stock or other equity interests having voting power at such time to elect a majority of the board of directors or other comparable governing body of such Person, or to otherwise control such Person, are at the time owned or controlled by, directly or indirectly, one or more intermediaries, or both, by such specified Person.

“Underwritten Offering” shall mean a Public Offering in which Company Shares are sold to an underwriter or underwriters on a firm commitment basis for reoffering to the public.

“Underwritten Shelf Takedown” means an underwritten Public Offering pursuant to an effective Shelf Registration Statement.

“WKSI” shall have the meaning specified in Section 3.1.

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Article II.
REGISTRATIONS

2.1           Demand Registrations.

2.1.1           Demand by Holders. At any time and from time to time, any Investor Shareholder or the Sponsor Representative, on behalf of the Sponsor Holders, may make a written request to the Company for Registration of Registrable Securities held by such Investor Shareholder or the Sponsor Holders, as applicable, and any other Holders of Registrable Securities; provided, that the Baring Shareholders, collectively, may only make three (3) such written requests; provided, further that (x) for so long as the Investor Shareholders beneficially own, in the aggregate, at least two hundred thousand (200,000) Company Shares, the Sponsor Representative may only make one (1) such written request and only if the Company is eligible to file a Registration Statement on Form S-3 or Form F-3 at the time of such written request and (y) after such time as the Investor Shareholders cease to beneficially own, in the aggregate, at least two hundred thousand (200,000) Company Shares, the Sponsor Representative may only make three (3) such written requests (including any such request pursuant to the foregoing clause (x)). Any such requested Registration shall hereinafter be referred to as a “Demand Registration.” Any Demand Registration may request that the Company register Registrable Securities on an appropriate form, including a Shelf Registration Statement and, if the Company is a WKSI, an automatic shelf registration statement. The Company shall promptly provide to the Investor Shareholders or the Sponsor Representative, as applicable, the information necessary to determine the Company’s status as a WKSI upon reasonable request. Each request for a Demand Registration shall specify the aggregate number of Registrable Securities to be registered. As soon as reasonably practicable following a request for a Demand Registration, the Company shall file a Registration Statement relating to such Demand Registration (a “Demand Registration Statement”), and shall use its reasonable best efforts to cause such Demand Registration Statement to promptly be declared effective under the Securities Act.

2.1.2           Shelf Takedown.

(a)          At any time the Company has an effective Shelf Registration Statement with respect to an Investor Shareholder’s Registrable Securities, by notice to the Company, an Investor Shareholder may make a written request (a “Shelf Takedown Request”) to the Company to effect a Public Offering, including an Underwritten Shelf Takedown, of all or a portion of such Investor Shareholder’s Registrable Securities that may be registered under such Shelf Registration Statement, and as soon as practicable the Company shall amend or supplement the Shelf Registration Statement as necessary for such purpose.

(b)          At any time the Company has an effective Shelf Registration Statement with respect to a Sponsor Holder’s Registrable Securities, by at least seven (7) business days’ advance written notice to the Company and the Investor Shareholders, the Sponsor Representative may make a Shelf Takedown Request to the Company to effect a Public Offering, including an Underwritten Shelf Takedown, of all or a portion of such Sponsor Holder’s Registrable Securities that may be registered under such Shelf Registration Statement, and as soon as practicable the Company shall amend or supplement the Shelf Registration Statement as necessary for such purpose, in each case, unless, within four (4) business days of receipt of such notice, an Investor Shareholder delivers a Shelf Takedown Request to the Company, in which case, the Sponsor Representative’s Shelf Takedown Request shall be automatically withdrawn and Section 2.1.6 shall apply with respect to the Investor Shareholder’s Shelf Takedown Request.

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2.1.3           Limitation on Demand Registration and Underwritten Shelf Takedowns. The Company shall not be obligated to (x) file a Demand Registration Statement under this Section 2.1 unless the aggregate purchase price of the Registrable Securities to be included in the requested Registration (determined by reference to the offering price on the cover of the registration statement proposed to be filed, or, in the case of a Shelf Registration Statement, reasonably expected to be sold pursuant thereto from time to time) is greater than $100,000,000 (or, in the case of a Demand Registration initiated by the Sponsor Representative, either (i) $75,000,000 or (ii) 7,500,000 Company Shares), or (y) effect any Underwritten Shelf Takedown unless the aggregate purchase price of the Registrable Securities to be sold is greater than $50,000,000 (or, in the case of a Demand Registration initiated by the Sponsor Representative, either (i) $50,000,000 or (ii) 5,000,000 Company Shares).

2.1.4           Demand Withdrawal. Any Holder may withdraw its Registrable Securities from a Demand Registration at any time prior to the effectiveness of the applicable Demand Registration Statement. Upon receipt of notices from the Investor Shareholder(s) or the Sponsor Representative, as applicable, requesting a withdrawal of its Registrable Securities from a Demand Registration, the Company shall cease all efforts to secure effectiveness of the applicable Demand Registration Statement unless otherwise requested by the Onex Shareholders to the extent an Onex Shareholder has Registrable Securities in such Demand Registration; provided that, if the Baring Shareholder or the Sponsor Representative, as applicable, requests such withdrawal, and the Onex Shareholders request that such withdrawal not be effected, then (x) the withdrawing Baring Shareholder or the Sponsor Holders, as applicable, shall not be required to continue participating in such Demand Registration and (y) such Demand Registration will not count as one of the Baring Shareholders’ or the Sponsor Representative’s, as applicable, Demand Registrations. Any Demand Registration initiated by the Baring Shareholder or the Sponsor Representative that is withdrawn by such initiating shareholder in accordance with this Section 2.1.4 due to adverse market conditions shall not be considered a request for a Demand Registration by such party under Section 2.1.1.

2.1.5           Effective Registration. A registration request pursuant to Section 2.1.1 shall not be deemed a Demand Registration unless the Demand Registration Statement is declared effective by the SEC and remains effective for not less than 180 days (or such shorter period when all Registrable Securities covered by such Demand Registration Statement have been sold), or if such Registration Statement relates to an Underwritten Offering, then such longer period as in the opinion of counsel for the underwriter or underwriters a Prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer (the applicable period, the “Demand Period”). No Demand Registration shall be deemed to have been effected if (a) during the Demand Period such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court or (b) the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied other than by reason of a wrongful act, misrepresentation or breach of such applicable underwriting agreement by a participating Holder. The Company shall use its reasonable best efforts to keep any Shelf Registration Statement continuously effective under the Securities Act in order to permit the Prospectus forming part of the Shelf Registration Statement to be usable by Holders until the earlier of: (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement or another Registration Statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder); and (ii) the date as of which no Holder holds Registrable Securities (such period of effectiveness, the “Shelf Period”).

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2.1.6           Demand Notice. Promptly upon receipt of any request for a Demand Registration pursuant to Section 2.1.1 (other than in connection with an Underwritten Offering effected pursuant to a Shelf Registration Statement) but in no event more than two (2) business days thereafter, the Company shall deliver a written notice (a “Demand Notice”) of such Demand Registration request to all Holders of Registrable Securities, and the Company shall include in such Demand Registration all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) business days after the date that the Demand Notice has been delivered. Promptly upon receipt of any Shelf Takedown Request for an Underwritten Shelf Takedown, but in no event more than two (2) business days thereafter (or such shorter period as may be reasonably requested in connection with an underwritten “block trade”), the Company shall deliver a written notice (a “Shelf Takedown Notice”) of such Shelf Takedown Request to all Holders of Registrable Securities registered pursuant to such Shelf Registration Statement (other than to Management Shareholders), and the Company shall include in such Underwritten Shelf Takedown all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within two (2) business days (or such shorter period as may be reasonably requested in connection with an underwritten “block trade”) after the date that the Shelf Takedown Notice has been delivered.

2.1.7           Preemption. If not more than thirty (30) days prior to receipt of any request for a Demand Registration pursuant to Section 2.1.1, the Company shall have (a) circulated to prospective underwriters and their counsel a draft of a Registration Statement for a primary offering of equity securities on behalf of the Company, (b) solicited bids for a primary offering of Company Shares or (c) otherwise reached an understanding with an underwriter with respect to a primary offering of Company Shares, the Company may preempt the Demand Registration with such primary offering by delivering written notice of such intention (the “Preemption Notice”) to the Holders making a request for a Demand Registration within five (5) days after the Company has received the request. The period of preemption may be up to forty-five (45) days following the date of the Preemption Notice or such longer period as the Company is subject to a lock-up pursuant to Section 7.3. Notwithstanding anything to the contrary herein, the Company shall not be entitled to exercise its right to preempt a Demand Registration pursuant to this Section 2.1.7 more than once during any 12 month period.

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2.1.8           Delay in Filing; Suspension of Registration. If the filing, initial effectiveness or continued use of a Demand Registration Statement at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, the Demand Registration Statement (a “Demand Suspension”); provided, however, that the Company shall not be permitted to exercise a Demand Suspension (a) more than once during any twelve (12) month period or (b) for a period exceeding forty-five (45) days. In the case of a Demand Suspension, the Holders agree to suspend use of the applicable Prospectus in connection with any sale or purchase, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Holders upon the termination of any Demand Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement or omission and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented as the Holders may reasonably request. The Company agrees, if necessary, to supplement or make amendments to the Demand Registration Statement, if required by the registration form used by the Company for the Demand Registration or by the instructions applicable to such registration form or by the Securities Act or as may be requested by the Holders of a majority of the Registrable Securities that are included in such Demand Registration Statement.

2.1.9           Underwritten Offering. If the Holders of not less than a majority of the Registrable Securities requesting a Demand Registration so elect, such offering of Registrable Securities shall be in the form of an Underwritten Offering. The Holders initiating the underlying Demand Registration for such Underwritten Offering shall have the right to select the managing underwriter or underwriters to administer the offering; provided, that (i) any such managing underwriter or underwriters shall be reasonably acceptable to the Company and (ii) in the event that an Investor Shareholder is participating in such Underwritten Offering and did not initiate the underlying Demand Registration, such managing underwriter or underwriters shall be reasonably acceptable to the applicable Investor Shareholder, such consent not to be unreasonably withheld, conditioned or delayed.

2.1.10         Priority of Securities Registered Pursuant to Demand Registrations. If the managing underwriter or underwriters of a proposed Underwritten Offering of the Registrable Securities included in a Demand Registration (or, in the case of a Demand Registration not being underwritten, the Holders of a majority of the Registrable Securities included therein) or an Underwritten Shelf Takedown advise the Company in writing (which, for the avoidance of doubt, may be via e-mail) that, in its or their opinion, the number of securities requested to be included in such Demand Registration or Underwritten Shelf Takedown exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the Company will include in such offering, (a) first, the number of Registrable Securities requested by all Holders of Registrable Securities to be included in such offering that, in the opinion of such managing underwriter(s) (or, in the case of a Demand Registration not being underwritten, the Holders of a majority of the Registrable Securities included therein), can be sold without having such significant adverse effect, such amount to be allocated among all such Holders of Registrable Securities pro rata on the basis of the respective number of Registrable Securities then held by each such Holder, (b) second, only if all of the Registrable Securities referred to in clause (a) have been included in such offering, the securities the Company proposes to sell and (c) third, only if all of the securities referred to in clauses (a) and (b) have been included in such offering, any other securities eligible for inclusion in such Registration.

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2.2           Piggyback Registration.

2.2.1           Participation. If the Company proposes to file a Registration Statement under the Securities Act or to conduct a Public Offering with respect to any offering of Company Shares for its own account or for the account of any other Persons (other than (a) a Registration under Section 2.1, (b) a Registration on Form S-4 or S-8 or any successor form thereto, (c) a Registration of securities solely relating to an offering and sale to employees, directors or consultants of the Company or any of its Subsidiaries pursuant to any benefit or incentive plan or (d) a Registration Statement relating to the registration of Company Shares in connection with a payment under the Tax Receivable Agreement (as defined in the Merger Agreement)), then, as soon as practicable (but in no event less than ten (10) days prior to the initial filing of such Registration Statement or, in the case of a Public Offering under a Shelf Registration Statement, three (3) days prior to the anticipated pricing date), the Company shall give written notice of such proposed filing or Public Offering to all Holders of Registrable Securities (other than Management Shareholders in connection with a registration effected pursuant to a Shelf Registration Statement (including any Underwritten Shelf Takedown)), and such notice shall offer such Holders of Registrable Securities the opportunity to register under such Registration Statement, or to sell in such Public Offering, such number of Registrable Securities as each such Holder may request in writing (a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall include in such Registration Statement or in such Public Offering all such Registrable Securities which are requested to be included therein within ten (10) days after the Company has given such notice or, in the case of a Public Offering under a Shelf Registration Statement, one (1) day prior to the pricing date; provided, however, that if at any time after giving written notice of its intention to register or sell any securities and prior to the effective date of the Registration Statement filed in connection with such Registration, the Company shall determine for any reason not to register or sell or to delay Registration of such securities, the Company shall give written notice of such determination to each Holder of Registrable Securities and, thereupon, (i) in the case of a determination not to register or sell, shall be relieved of its obligation to register any Registrable Securities in connection with such Registration or Public Offering (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of any Holders under Section 2.1, and (ii) in the case of a determination to delay registering or selling, in the absence of a request for a Demand Registration or an Underwritten Shelf Takedown, shall be permitted to delay registering or selling any Registrable Securities, for the same period as the delay in registering or selling such other securities. If such Public Offering is to be underwritten, then each Holder making a request for a Piggyback Registration pursuant to this Section 2.2.1 must, and the Company shall make such arrangements with the managing underwriter or underwriters so that each such Holder may, participate in such Underwritten Offering. If the offering pursuant to such Registration Statement is to be on any other basis, then each Holder making a request for a Piggyback Registration pursuant to this Section 2.2.1 must, and the Company shall make such arrangements so that each such Holder may, participate in such offering on such basis. Each Holder of Registrable Securities shall be permitted to withdraw all or part of such Holder’s Registrable Securities from a Piggyback Registration at any time prior to the pricing of such Registration.

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2.2.2           Priority of Piggyback Registration. If the managing underwriter or underwriters of any proposed Underwritten Offering of Registrable Securities included in a Piggyback Registration informs the Company in writing (which, for the avoidance of doubt, may be via e-mail) that, in its or their opinion, the number of securities which such Holders and any other Persons intend to include in such offering exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Piggyback Registration shall be (a) first, the number of Registrable Securities that the Company proposes to sell, that, in the opinion of such managing underwriter(s), can be sold without having such significant adverse effect, (b) second, only if all securities referred to in clause (a) have been included in such registration, the number of Registrable Securities requested by all Investor Shareholders to be included in such offering that, in the opinion of such managing underwriter(s), can be sold without having such significant adverse effect, pro rata on the basis of the respective number of Registrable Securities then held by each such Investor Shareholder, (c) third, only if all securities referred to in clauses (a) and (b) have been included in such offering, the number of Registrable Securities requested by all Management Shareholders and Sponsor Holders to be included in such offering that, in the opinion of such managing underwriter(s), can be sold without having such significant adverse effect, pro rata on the basis of the respective number of Registrable Securities then held by each such Management Shareholder and Sponsor Holder and (d) fourth, only if all securities referred to in clauses (a), (b) and (c) have been included in such Registration, the number of Company Shares that any other Person exercising a contractual right to demand Registration proposes to sell that, in the opinion of such managing underwriter(s), can be sold without having such significant adverse effect, pro rata on the basis of the respective number of Company Shares then held by each such Person.

2.2.3           No Effect on Demand Registrations or Shelf Takedowns. No Registration of Registrable Securities effected pursuant to this Section 2.2 shall be deemed to have been effected pursuant to Section 2.1 or shall relieve the Company of its obligations under Section 2.1.

2.3           Restrictions on Registration Rights. Notwithstanding anything to the contrary contained in this Agreement, no Registration Statement shall become effective, (a) with respect to any Registrable Securities held by any Sponsor Holder, until after the expiration of the Founder Shares Lock-up Period, and (b) with respect to any Registrable Securities held by any Investor Shareholder, until after the expiration of the Investor Shareholder Lock-up Period.

Article III.
REGISTRATION PROCEDURES

3.1           General Procedures. In connection with the Company’s Registration obligations under Sections 2.1 and 2.2, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith the Company shall, among other things:

3.1.1           prepare the required Registration Statement including all exhibits and financial statements required under the Securities Act to be filed therewith, and before filing a Registration Statement or Prospectus, or any amendments or supplements thereto, (x) furnish to the underwriters, if any, and to the Holders of the Registrable Securities covered by such Registration Statement, copies of all documents prepared to be filed and (y) except in the case of a Registration under Section 2.2, not file any Registration Statement or Prospectus or amendments or supplements thereto or any free writing prospectus related thereto to which the Investor Shareholder(s) or the Sponsor Representative, as applicable, requesting a Demand Registration or an Underwritten Shelf Takedown, as applicable, or the underwriters, if any, shall reasonably object;

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3.1.2           as soon as reasonably practicable file with the SEC a Registration Statement relating to the Registrable Securities, including all exhibits and financial statements required by the SEC to be filed therewith, and use its reasonable best efforts to cause such Registration Statement to become effective under the Securities Act as soon as practicable thereafter;

3.1.3           prepare and file with the SEC such pre- and post-effective amendments to such Registration Statement and supplements to the Prospectus or any free writing prospectus related thereto as may be (a) reasonably requested by any participating Investor Shareholder, (b) reasonably requested by any participating Holder to the extent such request relates to information relating to such Holder, or (c) necessary to keep such Registration effective for the period of time required by this Agreement, and comply with provisions of the Securities Act with respect to the sale or other disposition of all securities covered by such Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Registration Statement;

3.1.4           notify the participating Holders of Registrable Securities and the managing underwriter or underwriters, if any, and (if requested) confirm such advice in writing (which, for the avoidance of doubt, may be via e-mail) and provide copies of the relevant documents, as soon as practicable after notice thereof is received by the Company (a) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable Prospectus or any amendment or supplement to such Prospectus or any free writing prospectus related thereto has been filed and/or used, (b) of any written comments by the SEC or any request by the SEC for amendments or supplements to such Registration Statement or such Prospectus or for additional information, (c) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes, (d) if, at any time, the representations and warranties of the Company in any applicable underwriting agreement cease to be true and correct in all material respects, and (e) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

3.1.5           promptly notify each selling Holder of Registrable Securities and the managing underwriter or underwriters, if any, when the Company becomes aware of the happening of any event as a result of which the applicable Registration Statement or the Prospectus included in such Registration Statement (as then in effect) or any free writing prospectus related thereto or the information conveyed to any purchaser at the time of sale to such purchaser contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Prospectus, any preliminary Prospectus, any free writing prospectus and any information conveyed to any purchaser at the time of the sale to such purchaser, in light of the circumstances under which they were made) not misleading or, if for any other reason it shall be necessary during such time period to amend or supplement such Registration Statement or Prospectus, any free writing prospectus related thereto or any information conveyed to any purchaser at the time of the sale to such purchaser in order to comply with the Securities Act and, in either case as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to the selling Holders and the managing underwriter or underwriters, if any, an amendment or supplement to such Registration Statement or Prospectus, any free writing prospectus related thereto or any information conveyed to any purchaser at the time of the sale to such purchaser which shall correct such misstatement or omission or effect such compliance;

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3.1.6           use its reasonable best efforts to prevent, or obtain the withdrawal of, any stop order or other order suspending the use of any Registration Statement, preliminary or final Prospectus;

3.1.7           use its reasonable best efforts to incorporate in a Prospectus supplement or post-effective amendment such information as (x) the managing underwriter or underwriters, (y) the participating Investor Shareholder(s) and (z) in the case of a Demand Registration by the Sponsor Representative, the Sponsor Representative agree should be included therein relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of such Prospectus supplement or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment;

3.1.8           furnish to each selling Holder of Registrable Securities and each underwriter, if any, without charge, as many conformed copies as such Holder or underwriter may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference) and any free writing prospectus utilized in connection therewith;

3.1.9           deliver to each selling Holder of Registrable Securities and each underwriter, if any, without charge, as many copies of the applicable Prospectus (including each preliminary prospectus) and any amendment or supplement thereto or any free writing prospectus relating thereto as such Holder or underwriter may reasonably request (it being understood that the Company consents to the use of such Prospectus or any amendment or supplement thereto or any free writing prospectus relating thereto by each of the selling Holders of Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto) and such other documents as such selling Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such Holder or underwriter;

3.1.10         on or prior to the date on which the applicable Registration Statement is declared effective, use its reasonable best efforts to register or qualify, and cooperate with the selling Holders of Registrable Securities, the managing underwriter or underwriters, if any, and their respective counsel, in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or Blue Sky laws of each state and other jurisdiction of the United States as any such selling Holder or managing underwriter or underwriters, if any, or their respective counsel reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such registration or qualification in effect for such period as required by Section 2.1.5;

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3.1.11         cooperate with the selling Holders of Registrable Securities and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends, and cause such Registrable Securities to be issued in such denominations and registered in such names in accordance with the underwriting agreement prior to any sale of Registrable Securities to the underwriters or, if not an underwritten offering, in accordance with the instructions of the selling Holders of Registrable Securities at least two (2) business days prior to any sale of Registrable Securities and instruct any transfer agent and registrar of Registrable Securities to release any stop transfer orders in respect thereof;

3.1.12         use its reasonable best efforts to (a) cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities and (b) keep such registration or qualification in effect for so long as such registration statement remains in effect;

3.1.13         deliver promptly to counsel to the Holders of Registrable Securities and each underwriter, if any, participating in the offering of the Registrable Securities copies of all comment letters from the SEC or its staff with respect to such Registration Statement;

3.1.14         not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Registrable Securities and provide the applicable transfer agent with printed certificates, if applicable, for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company;

3.1.15         make such representations and warranties to the Holders of Registrable Securities being registered, and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in secondary underwritten public offerings;

3.1.16         enter into and perform its obligations under such customary agreements (including underwriting agreements in customary form) and take all such other actions as (x) the participating Investor Shareholder(s), (y) in the case of a Demand Registration by the Sponsor Representative, the Sponsor Representative or (z) the managing underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the registration and disposition of such Registrable Securities;

3.1.17         use its reasonable best efforts to obtain for delivery to the underwriter or underwriters, if any, an opinion or opinions from counsel for the Company (including outside counsel) dated the date of the closing(s) under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such underwriters and their respective counsel;

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3.1.18         use its reasonable best efforts to, in the case of an Underwritten Offering, obtain for delivery to the Company and the managing underwriter or underwriters, a comfort letter from the Company’s independent certified public accountants (and, if necessary and to the extent that the Company or any business acquired after the date hereof has previously engaged such independent certified public accountants or independent auditors, any other independent certified public accountants or independent auditors of any Subsidiary of the Company or any business acquired by the Company for which financial statements and financial data are required to be included in the Registration Statement) in customary form and covering such matters of the type customarily covered by comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

3.1.19         use commercially reasonably efforts to cooperate with each seller of Registrable Securities and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA or any securities exchange on which such Registrable Securities are traded or will be traded;

3.1.20         use commercially reasonably efforts to, to the extent required by the rules and regulations of FINRA, retain a Qualified Independent Underwriter (as such term is defined in FINRA Rule 5121(f)(12));

3.1.21         use its reasonable best efforts to comply with the Securities Act and, if applicable, make available to its securityholders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

3.1.22         use its reasonably best efforts to provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;

3.1.23         use its reasonable best efforts to cause all Registrable Securities covered by the applicable Registration Statement to be listed on each securities exchange on which similar securities issued by the Company are then listed or quoted;

3.1.24         subject to appropriate confidentiality arrangements, make available upon reasonable notice at reasonable times and for reasonable periods for inspection by a representative appointed by the participating Investor Shareholder(s) or the Sponsor Representative, by any underwriter participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by such Investor Shareholder(s), Sponsor Representative or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors, employees, agents and representatives to, and use its reasonable best efforts to cause the independent public accountants who have certified its financial statements to, make themselves available to discuss the business of the Company and to supply all information requested by any such Person in connection with such Registration Statement as shall be necessary to enable them to exercise their due diligence responsibility;

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3.1.25         in the case of an Underwritten Offering, cause the senior executive officers of the Company and its Subsidiaries to participate in the customary “road show” presentations that may be reasonably requested by the managing underwriter or underwriters in any such Underwritten Offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto;

3.1.26         take all reasonable action to ensure that any free writing prospectus utilized in connection with any registration covered by Section 2.1 or Section 2.2 complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related Prospectus, Prospectus supplement and related documents, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

3.1.27         in connection with any Underwritten Offering, if at any time the information conveyed to a purchaser at the time of sale to such purchaser includes any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, promptly file with the SEC such amendments or supplements to such information as may be necessary so that the statements as so amended or supplemented will not, in light of the circumstances, be misleading;

3.1.28         provide all such other certificates, letters, opinions and other requested documents customarily provided in public offerings similar to the offering then being undertaken; and

3.1.29         take all such other reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the terms of this Agreement.

To the extent the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) (a “WKSI”) at the time any Demand Registration is submitted to the Company, and such Demand Registration requests that the Company file an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (an “Automatic Shelf Registration Statement”) on Form S-3 or Form F-3, the Company shall file an Automatic Shelf Registration Statement which covers those Registrable Securities which are requested to be registered by the Investor Shareholders or the Sponsor Representative. If the Company does not pay the filing fee covering the Registrable Securities at the time the Automatic Shelf Registration Statement is filed, the Company agrees to pay such fee at such time or times as the Registrable Securities are to be sold. To the extent required in order to maintain an effective Automatic Shelf Registration Statement covering the Registrable Securities, the Company shall file a new Automatic Shelf Registration Statement covering the Registrable Securities. If at any time when the Company is required to re-evaluate its WKSI status the Company determines that it is not a WKSI, the Company shall use its reasonable best efforts to file a new Shelf Registration Statement and keep such Shelf Registration Statement effective during the period during which such registration statement is required to be kept effective.

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If the Company files any Shelf Registration Statement for the benefit of the holders of any securities other than the Investor Shareholders, the Company agrees that it shall include in such Shelf Registration Statement such disclosures as may be required by Rule 430B (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Investor Shareholders may be added to such Shelf Registration Statement at a later time through the filing of a Prospectus supplement rather than a post-effective amendment.

3.2           Obligations of the Holders. The Company may require each seller of Registrable Securities as to which any Registration is being effected to furnish to the Company such information regarding the distribution of such securities and such other information relating to such Holder and its ownership of Registrable Securities as the Company may from time to time reasonably request in writing. Each Holder of Registrable Securities agrees to furnish such information to the Company and to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.

3.3           Suspension of Use of Prospectus. Each Holder of Registrable Securities agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.5, such Holder will forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 3.1.5, or until such Holder is advised in writing by the Company that the use of the Prospectus may be resumed, and if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period during which the applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended Prospectus contemplated by Section 3.1.5 or is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4           Blue Sky Laws. If any such Registration Statement or comparable statement under Blue Sky laws refers to any Holder by name or otherwise as the Holder of any securities of the Company, then such Holder shall have the right to require (a) the insertion therein of language, in form and substance reasonably satisfactory to such Holder and the Company, to the effect that the holding by such Holder of such securities is not to be construed as a recommendation by such Holder of the investment quality of the Company’s securities covered thereby and that such holding does not imply that such Holder will assist in meeting any future financial requirements of the Company or (b) in the event that such reference to such Holder by name or otherwise is not in the judgment of the Company, as advised by counsel, required by the Securities Act or any state Blue Sky law then in force, the deletion of the reference to such Holder.

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Article IV.
UNDERWRITTEN OFFERINGS

4.1           Demand Registrations. If requested by the underwriters for any Underwritten Offering requested by Holders of Registrable Securities pursuant to Section 2.1, the Company shall enter into an underwriting agreement with such underwriters for such offering, such agreement to be reasonably satisfactory in substance and form to the Company, the Investor Shareholder(s) requesting such Demand Registration or Underwritten Shelf Takedown and the underwriters, and to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type, including indemnities no less favorable to the recipient thereof than those provided in Article VI. The Holders of the Registrable Securities proposed to be distributed by such underwriters shall cooperate with the Company in the negotiation of such underwriting agreement. Such Holders of Registrable Securities to be distributed by such underwriters shall be parties to such underwriting agreement, which underwriting agreement shall (a) contain such representations and warranties by such Holders of Registrable Securities and such other terms as are generally prevailing in agreements of that type, including indemnities, and the aggregate amount of liability of any Holder shall not exceed such Holder’s net proceeds from such Underwritten Offering, and (b) provide that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also shall be conditions precedent to the obligations of such Holders of Registrable Securities.

4.2           Piggyback Registrations. If the Company proposes to register any of its securities under the Securities Act as contemplated by Section 2.2 and such securities are to be distributed in an Underwritten Offering through one or more underwriters, the Company shall, if requested by any Holder pursuant to Section 2.2 and subject to the provisions of Section 2.2.2, use its reasonable best efforts to arrange for such underwriters to include on the same terms and conditions that apply to the other sellers in such Registration, all the Registrable Securities to be offered and sold by such Holder among the securities of the Company to be distributed by such underwriters in such Registration. The Holders of the Registrable Securities to be offered in such Registration shall be parties to the underwriting agreement between the Company and such underwriters, which underwriting agreement shall (a) contain such representations and warranties by such Holders of Registrable Securities and such other terms as are generally prevailing in agreements of that type, including indemnities, and the aggregate amount of liability of any Holder shall not exceed such Holder’s net proceeds from such Underwritten Offering, and (b) provide that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also shall be conditions precedent to the obligations of such Holders of Registrable Securities.

4.3           Participation in Underwritten Registrations. Subject to Sections 4.1 and 4.2, no Person may participate in any Underwritten Offering hereunder unless such Person (a) agrees to sell such Person’s securities on the basis provided in, and agrees to become a party to, any underwriting arrangements approved by the Persons entitled to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, medallion guarantees, indemnities and other documents required under the terms of such underwriting arrangements or otherwise reasonably requested by the underwriters.

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4.4           Price and Underwriting Discounts. In the case of an Underwritten Offering under Section 2.1, the price, underwriting discount and other financial terms for the Registrable Securities shall be determined by the Holders of a majority of the Registrable Securities included in the Underwritten Offering.

Article V.
REGISTRATION EXPENSES

5.1           Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement, and all reasonable out-of-pocket costs and expenses incurred by the Holders in connection with any registration and sale of Registrable Securities pursuant to this this Agreement (excluding (x) any underwriters’ or brokerage discounts or commissions payable in respect of the sale of Registrable Securities by any Holder and (y) except as set forth in clauses (g) and (h) below, fees and expenses of legal counsel to any Holder) shall be paid by the Company, including (a) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC, FINRA or other applicable governmental entity (including reasonable fees and disbursements of counsel for the underwriters in connection with the FINRA qualification of the Registrable Securities), (b) all fees and expenses in connection with compliance with any securities or Blue Sky laws and determination of the eligibility of the Registrable Securities for investment under the laws of the various jurisdictions (including reasonable fees and disbursements of counsel for the underwriters in connection with Blue Sky qualification of the Registrable Securities), (c) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing prospectuses), (d) all fees and disbursements of counsel for the Company and of all independent certified public accountants of the Company (including the expenses of any special audit and cold comfort letters required by or incident to such performance) or its Subsidiaries or any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement, (e) Securities laws liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practice, (f) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (g) all reasonable fees and disbursements of one law firm or other counsel selected by the Holders of a majority of the Registrable Securities owned by the Onex Shareholders and their Affiliates being registered, one law firm or other counsel selected by the Holders of a majority of the Registrable Securities owned by the Baring Shareholders and their Affiliates being registered and, in the case of a Demand Registration by the Sponsor Representative, one law firm or other counsel selected by the Holders of a majority of the Registrable Securities owned by the Sponsor Holders being registered, and, in the case of a Registration Statement which is not a Demand Registration Statement by the Sponsor Representative, all reasonable fees and disbursements of lead counsel designated by the holders of a majority of the Registrable Securities owned by the Onex Shareholders and their Affiliates or the Baring Shareholders and their Affiliates, as the case may be, (h) all reasonable fees and disbursements of such local or special legal counsel as may reasonably be required by the Holders of a majority of the Registrable Securities participating in such Registration, (i) any reasonable fees and disbursements of underwriters (excluding any underwriters’ or brokerage discounts or commissions payable in respect of the sale of Registrable Securities by any Holder) customarily paid by issuers or sellers of securities, (j) all fees and expenses of any special experts or other Persons retained by the Company in connection with any Registration, (k) fees and expenses of a Qualified Independent Underwriter (as such term is defined in FINRA Rule 5121(f)(12)) and its counsel, if any, (l) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), (m) all expenses incurred in connection with promotional efforts or “roadshows” for any Underwritten Offering, including all travel (including any aircraft chartered for such purpose), meals and lodging, and (n) fees and disbursements of transfer agents, registrars and custodians. All such expenses are referred to herein as “Registration Expenses”.

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Article VI.
INDEMNIFICATION

6.1           Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, each Holder of Registrable Securities, each member, limited or general partner thereof, each member, limited or general partner of each such member, limited or general partner, each of their respective Affiliates, officers, directors, security holders, employees, advisors, and agents and each Person who controls (within the meaning of the Securities Act) such Persons and each of their respective Representatives from and against any and all losses, penalties, judgments, suits, costs, claims, damages, liabilities and expenses, joint or several (including reasonable costs of investigation and legal expenses) (each, a “Loss” and collectively “Losses”) arising out of or based upon (a) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities were registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or contained in any free writing prospectus utilized in connection therewith or in any information conveyed to any purchaser at the time of the sale to such purchaser, or any other disclosure document produced by or on behalf of the Company or any of its Subsidiaries including, without limitation, reports and other documents filed under the Exchange Act, (b) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus, free writing prospectus related thereto or the information conveyed to any purchaser at the time of the sale to such purchaser, in light of the circumstances under which they were made) not misleading, (c) any actions or inactions or proceedings in respect of the foregoing whether or not such indemnified party is a party thereto or (d) any registration or qualification of securities under Blue Sky laws; provided, however, that the Company shall not be liable to any particular indemnified party to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any such Registration Statement or other disclosure document in reliance upon and in conformity with written information furnished to the Company by such indemnified party expressly for use in the preparation thereof. This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the transfer of such securities by such Holder. The Company shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such Persons (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the indemnified parties.

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6.2           Indemnification by the Selling Holder of Registrable Securities. Each selling Holder of Registrable Securities agrees (severally and not jointly) to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act) from and against any Losses resulting from (a) any untrue statement of a material fact in any Registration Statement under which such Registrable Securities were registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or contained in any free writing prospectus utilized in connection therewith or (b) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus, free writing prospectus related thereto in light of the circumstances under which they were made) not misleading, in each case, to the extent, but only to the extent, that such untrue statement or omission is contained in any information furnished in writing by such selling holder to the Company specifically for inclusion in such Registration Statement, concerns such selling Holder or its ownership of the securities of the Company and has not been corrected in a subsequent writing prior to or concurrently with the sale of the Registrable Securities to the Person asserting the claim. In no event shall the liability of any selling Holder of Registrable Securities hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder under the sale of Registrable Securities giving rise to such indemnification obligation. The Company shall be entitled to receive indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above (with appropriate modification) with respect to information furnished in writing by such Persons specifically for inclusion in any Prospectus or Registration Statement.

6.3           Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it is actually and materially prejudiced by reason of such delay or failure) and (b) permit such indemnifying party to assume the defense of such claim, jointly with any other indemnifying party, with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (i) the indemnifying party has agreed in writing to pay such fees or expenses, (ii) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person, (iii) the indemnified party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party or (iv) in the reasonable judgment of any such Person (based upon advice of its counsel) a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If the indemnifying party assumes the defense, the indemnifying party shall not have the right to settle such action without the consent of the indemnified party. No indemnifying party shall consent to entry of any judgment or enter into any settlement unless such judgment or settlement (A) includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation, (B) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party and (C) does not require any action (or consent or other restriction on action) other than the payment of money by the indemnifying party. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its prior written consent, but such consent may not be unreasonably withheld. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements or other charges of more than one separate firm admitted to practice in such jurisdiction at any one time unless (x) the employment of more than one counsel has been authorized in writing by the indemnifying party or parties, (y) an indemnified party has reasonably concluded (based on the advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other indemnified parties or (z) a conflict or potential conflict exists or may exist (based upon advice of counsel to an indemnified party) between such indemnified party and the other indemnified parties, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

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6.4           Contribution. If for any reason the indemnification provided for in Sections 6.1 and 6.2 is unavailable to an indemnified party or insufficient in respect of any Losses referred to therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss (a) in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party or parties, on the other hand, in connection with the acts, statements or omissions that resulted in such losses or (b) if the allocation provided by clause (a) above is not permitted by applicable law, then such proportion as is appropriate to reflect not only the relative fault referred to in clause (a) above but also the relative benefit of the indemnifying party on the one hand and of the indemnified party or parties on the other in connection with the statement or omissions which resulted in such Losses, as well as any other relevant equitable considerations. The relative benefits of such parties shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses). In connection with any Registration Statement filed with the SEC by the Company, the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 6.4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an indemnified party as a result of the Losses referred to in Sections 6.1 and 6.2 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 6.4, in connection with any Registration Statement filed by the Company, a selling Holder of Registrable Securities shall not be required to contribute any amount in excess of the dollar amount of the net proceeds received by such Holder under the sale of Registrable Securities giving rise to such contribution obligation. If indemnification is available under this Article VI, the indemnifying parties shall indemnify each indemnified party to the fullest extent provided in Sections 6.1 and 6.2 hereof without regard to the provisions of this Section 6.4. The remedies provided for in this Article VI are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

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6.5           Third Party Beneficiaries. The Company and the Holders agree that the other parties indemnified pursuant to this Article VI are express and intended third party beneficiaries of this Article VI.

Article VII.
ADDITIONAL REGISTRATION MATTERS

7.1           Reporting Obligations. The Company covenants that, at its own expense, it will use reasonable best efforts to file timely the reports required to be filed by it under the Exchange Act. Upon the request of any Holder of Registrable Securities, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof (and such Holder shall be entitled to rely upon the accuracy of such written statement).

7.2           Waiver of Registration Rights. Notwithstanding anything to the contrary in this Agreement, the Onex Shareholders and the Baring Shareholders, acting together, may waive compliance by the Company with any provision of this Agreement with respect to the Management Shareholders, including waiving any obligation to include Registrable Securities held by the Management Shareholders in connection with any offering or Registration.

7.3           Holdback Agreement. If the Company at any time shall register Registrable Securities (including any registration pursuant to the terms hereof) for sale to the public, the Holders (and, in the case of a registration of Registrable Securities pursuant to Section 2.1.1, the Company) hereby agree, at the request of the Company or any Investor Shareholder or the Sponsor Representative, as applicable, requesting registration of Registrable Securities pursuant to Section 2.1, (a) not to sell publicly, make any short sale of, grant any option for the purchase of, or otherwise dispose publicly of, any Company Shares or other equity securities of the Company, or securities convertible into, exercisable or exchangeable for or that represent the right to receive equity securities of the Company (including any warrants to purchase Company Shares), without the prior written consent of the managing underwriters of such Public Offering, for a period designated by such managing underwriter or, in the case of a registration of Registrable Securities pursuant to Section 2.1, any Investor Shareholder or the Sponsor Representative, as applicable, requesting such registration, which period shall not last more than 90 days after the effective date of the Registration Statement pursuant to which any Public Offering shall be made, and (b) to enter into agreements regarding the matters set forth in the foregoing clause (a) with such managing underwriters, if any, in connection with any such Public Offering. The Company shall obtain the agreement of any Person permitted to sell shares or any securities convertible into or exchangeable or exercisable for shares in a registration to be bound by and to comply with this Section 7.3 as if such Person was a Holder hereunder.

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Article VIII.
MISCELLANEOUS

8.1           Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by electronic mail. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery or electronic mail, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed as follows:

If to the Company, to:

c/o Clarivate Analytics
Friars House
160 Blackfriars Road
London SE1 8EZ United Kingdom
Attention: Stephen Hartman
E-mail: stephen.hartman@lw.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
555 Eleventh Street, N.W.
Washington, DC 20004
Attention: Paul Sheridan and Shaun Hartley
E-mail: paul.sheridan@lw.com and shaun.hartley@lw.com

If to any Holder, at such Holder’s address as set forth in the Company’s books and records.

Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 8.1.

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8.2           Assignment; No Third Party Beneficiaries.

8.2.1           This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

8.2.2           No Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the provisions of this Agreement.

8.2.3           This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders.

8.2.4           This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.5 hereof.

8.2.5           No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 8.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 8.2 shall be null and void.

8.3           Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

8.4           Choice of Law; Remedies; Submission to Jurisdiction; Waiver of Jury Trial. To the greatest extent permitted by Jersey law, this Agreement and any suit, action or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of such state or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Delaware.

EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IN THE EVENT OF ANY BREACH OF THIS AGREEMENT, THE NON-BREACHING PARTY WOULD BE IRREPARABLY HARMED AND COULD NOT BE MADE WHOLE BY MONETARY DAMAGES, AND THAT, IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED AT LAW OR IN EQUITY, THE PARTIES SHALL BE ENTITLED TO SUCH EQUITABLE OR INJUNCTIVE RELIEF AS MAY BE APPROPRIATE. THE CHOICE OF FORUM SET FORTH IN THIS SECTION BELOW SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OF A COURT DESCRIBED IN CLAUSE (A) OF THIS SECTION BELOW, OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SUCH A JUDGMENT, IN ANY OTHER APPROPRIATE JURISDICTION.

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IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (A) AGREE UNDER ALL CIRCUMSTANCES ABSOLUTELY AND IRREVOCABLY TO INSTITUTE ANY SUCH LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE LOCATED IN WILMINGTON, DELAWARE, OR, IF UNDER APPLICABLE LAW EXCLUSIVE JURISDICTION IS VESTED IN THE U.S. FEDERAL COURTS, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE (AND APPELLATE COURTS THEREOF); (B) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO THE PERSONAL JURISDICTION OF ANY SUCH COURT DESCRIBED IN CLAUSE (A) OF THIS SECTION AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS (IT BEING UNDERSTOOD THAT NOTHING IN THIS SECTION SHALL BE DEEMED TO PREVENT ANY PARTY FROM SEEKING TO REMOVE ANY ACTION TO THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE); (C) AGREE TO WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN ANY INCONVENIENT FORUM; (D) AGREE, AFTER CONSULTATION WITH COUNSEL, TO WAIVE ANY RIGHTS TO A JURY TRIAL TO RESOLVE ANY DISPUTES OR CLAIMS RELATING TO THIS AGREEMENT; (E) AGREE TO SERVICE OF PROCESS IN ANY SUCH LITIGATION, PROCEEDING OR ACTION BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH HEREIN FOR COMMUNICATIONS TO SUCH PARTY; (F) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (G) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

8.5           Amendments and Modifications. This Agreement may be amended only by a written instrument duly executed by the Company and the Investor Shareholders (but only for so long as any Investor Shareholder holds any Company Shares); provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected; provided, further, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects any Sponsor Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, shall require the consent of the Sponsor Representative. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

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8.6           Other Registration Rights. The Company is not currently a party to, and the Company shall not hereafter enter into, any agreement with respect to its securities that is inconsistent with, or more favorable to a third party than, the rights granted to the Holders by this Agreement.

8.7           Term. This Agreement shall terminate upon the first date as of which (a) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the SEC)) or (b) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale. The provisions of this Article VIII (other than Section 8.6) and Article VI shall survive any termination.

[Signature pages follow]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

CLARIVATE ANALYTICS PLC
a Jersey public limited company

By:
Name:
Title:

ACQUIROR:

CHURCHILL CAPITAL CORP,
a Delaware corporation

By:
Name:
Title:

HOLDERS:

CHURCHILL SPONSOR LLC

By:
Name:
Title:

GARDEN STATE CAPITAL PARTNERS LLC

By:
Name:
Title:

M. KLEIN ASSOCIATES, INC.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

THE IYER FAMILY TRUST DATED 1/25/2001

By:
Name:
Title:

MILLS FAMILY I, LLC

By:
Name:
Title:

K&BM LP
By: [__], its general partner

By:
Name:
Title:

JMJS GROUP – II, LP
By: [__], its general partner

By:
Name:
Title:

Name: Martin Broughton

Name: Balakrishnan S. Iyer

Name: Karen G. Mills

Name: Sheryl von Blucher

Name: Jerre Stead

Name: Michael S. Klein

[Signature Page to Registration Rights Agreement]

ONEX ADVISOR SUBCO LLC

By:
Name:
Title:

ONEX PARTNERS HOLDINGS LIMITED S.À R.L.

By:
Name:
Title:

ONEX PARTNERS IV LP By: Onex Partners IV GP LP, its general partner By: Onex Partners Manager LP, its agent By: Onex Partners Manager GP ULC, its general partner

By:
Name:
Title:

ONEX PARTNERS IV PV LP By: Onex Partners IV GP LP, its general partner By: Onex Partners IV GP LLC, its general partner

By:
Name:
Title:

ONEX PARTNERS IV SELECT LP By: Onex Partners IV GP LLC, its general partner

By:
Name:
Title:

ONEX PARTNERS IV GP LP By: Onex Partners Manager LP, its agent By: Onex Partners Manager GP ULC, its general partner

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

ONEX US PRINCIPALS LP By: Onex US Principals GP LLC

By:
Name:
Title:

ONEX CAMELOT CO-INVEST LP By: Onex Partners IV GP LP, its general partner By: Onex Partners Manager LP, its agent By: Onex Partners Manager GP ULC, its general partner

By:
Name:
Title:

ELGIN INVESTMENT HOLDINGS LIMITED

By:
Name:
Title:

[Management Shareholders]

[Signature Page to Registration Rights Agreement]

Exhibit B

Final

DIRECTOR NOMINATION AGREEMENT

This Director Nomination Agreement (this “Agreement”) is made on [ ˜ ], 2019 (the “Effective Time”), by and between Clarivate Analytics Plc, a public limited company organized under the laws of the Island of Jersey (the “Company”), and Jerre Stead (together with his permitted successor hereunder, the “Designated Shareholder”, and when this Agreement refers to Mr. Stead not in his capacity as the Designated Shareholder, “Stead”). Unless otherwise specified herein, all of the capitalized terms used herein are defined in Section 3 hereof.

WHEREAS, the Company has agreed to permit the Designated Shareholder, who, together with Michael Klein and Sheryl von Blucher, Beneficially Owns [ • ] issued and outstanding ordinary shares of the Company (the “Ordinary Shares”) as of the Effective Time issued to such Persons in respect of Founder Shares (as defined in the Sponsor Agreement) (such number of Ordinary Shares Beneficially Owned as of the Effective Time, as set forth on Annex A attached hereto, the “Initial Shares”), at the Effective Time to designate up to four (4) persons for nomination for election to the board of directors of the Company (the “Board”) and to provide certain ongoing rights with respect to the nomination of directors on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1.          Board of Directors.

(a)       Subject to the terms and conditions of this Agreement, from and after the Effective Time and until a Termination Event shall have occurred, the Designated Shareholder shall have the right to designate up to four (4) persons to be appointed or nominated, as the case may be, for election to the Board (including any successor, each, a “Nominee”) by giving written notice to the Company not later than ten (10) days after receiving notice of the date of the applicable meeting of shareholders provided to the Designated Shareholder; provided, however, the initial Nominees shall be appointed as set forth in Section 1(b); provided, further, that if such Nominee is not one of the initial Nominees as set forth in Section 1(b), then such Nominee must be reasonably acceptable to a majority of the Directors who are not Shareholder Directors. The initial Nominees shall be Stead, Michael Klein, Bala Iyer and Sheryl von Blucher.

(b)       The Company shall take all necessary and desirable actions within its control such that, as of the Effective Time: (i) the size of the Board shall be set at fourteen (14) members; and (ii) the following persons, including the four Shareholder Directors, shall form the composition of the Board: (x) Stead, Nicholas Macksey, Anthony Munk, Kosty Gilis and Karen Mills, each of whom shall be appointed as Class III Directors with Board terms ending at the 2022 Annual Meeting of Shareholders; (y) [Baring Director], Paul Edwards, Michael Klein and Jay Nadler, each of whom shall be appointed as Class II Directors with Board terms ending at the 2021 Annual Meeting of Shareholders; and (z) [Onex Independent Director], [Onex Independent Director], Bala Iyer, Martin Broughton and Sheryl von Blucher, each of whom shall be appointed as Class I Directors with Board terms ending at the 2020 Annual Meeting of Shareholders.

(c)       Subject to the terms and conditions of this Agreement, from and after the Effective Time and until a Termination Event shall have occurred, the Company shall, as promptly as practicable, take all necessary and desirable actions within its control (including, without limitation, calling special meetings of the Board and the shareholders of the Company and recommending, supporting and soliciting proxies), so that:

(i)       for so long as the Shareholder Group Beneficially Owns, in the aggregate, a number of Ordinary Shares equal to or greater than eighty percent (80%) of the total number of Initial Shares, the Designated Shareholder shall have the right to nominate, in the aggregate, a number of Nominees equal to four (4) less the number of Shareholder Directors who are not up for election;

(ii)       for so long as the Shareholder Group Beneficially Owns, in the aggregate, a number of Ordinary Shares less than eighty percent (80%) and equal to or greater than sixty percent (60%) of the total number of Initial Shares, the Designated Shareholder shall have the right to nominate, in the aggregate, a number of Nominees equal to three (3) less the number of Shareholder Directors who are not up for election;

(iii)       for so long as the Shareholder Group Beneficially Owns, in the aggregate, a number of Ordinary Shares less than sixty percent (60%) and equal to or greater than forty percent (40%) of the total number of Initial Shares, the Designated Shareholder shall have the right to nominate, in the aggregate, a number of Nominees equal to two (2) less the number of Shareholder Directors who are not up for election; and

(iv)       for so long as the Shareholder Group Beneficially Owns, in the aggregate, a number of Ordinary Shares less than forty percent (40%) and equal to or greater than twenty percent (20%) of the total number of Initial Shares, the Designated Shareholder shall have the right to nominate, in the aggregate, a number of Nominees equal to one (1) less the number of Shareholder Directors who are not up for election.

(d)       The Company shall take all actions necessary to ensure that: (i) the applicable Nominees are included in the Board’s slate of nominees to the shareholders of the Company for each election of Directors; and (ii) each applicable Nominee up for election is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for every meeting of the shareholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the shareholders of the Company or the Board with respect to the election of members of the Board.

(e)       If a vacancy occurs because of the death, disability, disqualification, resignation or removal of a Shareholder Director or for any other reason, the Designated Shareholder shall be entitled to designate such person’s successor, and the Company shall, within ten (10) days of such designation, take all necessary and desirable actions within its control such that such vacancy shall be filled with such successor Nominee, it being understood that any such successor designee shall serve the remainder of the term of the director whom such designee replaces); provided, that such successor Nominee must be reasonably acceptable to a majority of the Directors who are not Shareholder Directors. Notwithstanding anything to the contrary, the director position for such Shareholder Director shall not be filled pending such designation and appointment, unless the Designated Shareholder fails to designate such Nominee for more than fifteen (15) days, after which the Company may appoint a successor Director until the Designated Shareholder makes such designation.

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(f)        If a Nominee is not elected because of such Nominee’s death, disability, disqualification, withdrawal as a nominee or for any other reason, the Designated Shareholder shall be entitled to designate promptly another Nominee (provided, that such successor Nominee must be reasonably acceptable to a majority of the Directors who are not Shareholder Directors) and the Company shall take all necessary and desirable actions within its control such that the director position for which such Nominee was nominated shall not be filled pending such designation or the size of the Board shall be increased by one and such vacancy shall be filled with such successor Nominee within ten (10) days of such designation. Notwithstanding anything to the contrary, the director position for which such Nominee was nominated shall not be filled pending such designation and appointment, unless the Designated Shareholder fails to designate such Nominee for more than fifteen (15) days, after which the Company may appoint a successor nominee who may serve as a director if duly elected until the Designated Shareholder make such designation. The Designated Shareholder shall not be obligated to designate all (or any) of the directors he is entitled to designate pursuant to this Agreement but the failure to do so shall not constitute a waiver of their rights hereunder.

(g)       The Company shall pay the reasonable, documented out-of-pocket expenses incurred by each Shareholder Director in connection with his or her services provided to or on behalf of the Company, including attending meetings (including committee meetings) or events attended on behalf of the Company at the Company’s request.

(h)       In accordance with the Company Organizational Documents, the Board may from time to time by resolution establish and maintain two or more committees of the Board, each committee to consist of one or more Directors. The Company shall notify the Designated Shareholder in writing of any new committee of the Board to be established at least five (5) days prior to the effective establishment of such committee. If requested by the Designated Shareholder, the Company shall take all necessary steps within its control to cause at least one Shareholder Director as requested by the Designated Shareholder to be appointed as a member of each such committee of the Board unless such designation would violate any legal restriction on such committee’s composition or the rules and regulations of any applicable exchange on which the Company’s securities may be listed (subject, in each case, to any applicable exceptions, including those for “controlled companies” and any applicable phase-in periods). This Section 1(h) shall automatically terminate and be of no further force and effect when the Designated Shareholder is no longer entitled to nominate three (3) or more Nominees.

(i)        The Company shall (i) purchase directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary and (ii) for so long as any Director to the Board nominated pursuant to the terms of this Agreement serves as a Director of the Company, maintain such coverage with respect to such Directors; provided that upon removal or resignation of such Director for any reason, the Company shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage for a period of not less than six (6) years from any such event in respect of any act or omission occurring at or prior to such event.

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(j)        For so long as any Shareholder Director serves as a Director of the Company, the Company shall not allow any amendment, alteration or repeal of any right to indemnification or exculpation covering or benefiting any Director nominated pursuant to this Agreement as and to the extent consistent with applicable law, including but not limited to Article 42 of the Company Organizational Documents (whether such right is contained in the Company Organizational Documents or another document) (except to the extent such amendment or alteration permits the Company to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

(k)       For so long as the number of Shareholder Directors is (i) three (3) or four (4), at least two (2) Shareholder Directors and/or Nominees (as the context requires) shall qualify as “independent” pursuant to listing standards of the New York Stock Exchange; and (ii) two (2), at least one (1) Shareholder Director and/or Nominee (as the context requires) shall qualify as “independent” pursuant to listing standards of the New York Stock Exchange. If the number of Shareholder Directors is one (1), then no Shareholder Director and/or Nominee (as the context requires) shall be required to qualify as “independent” pursuant to listing standards of the New York Stock Exchange.

(l)        The parties understand and agree that Martin Broughton shall not be renominated as a Class I Director at the Company’s 2020 Annual Meeting of Shareholders and, upon such Annual Meeting, the size of the Board shall be reduced to thirteen (13) members, at which size the Board shall remain; provided, that the size of the Board may be increased if determined to be necessary by a majority of the Directors who are not Shareholder Directors to satisfy requirements for “independence” of a majority of the Directors (including a sufficient number of Directors who are qualified to serve on the audit committee of the Board) pursuant to listing standards of the New York Stock Exchange.

Section 2.          Executive Chairman. On the Effective Date and until the third (3rd) anniversary of the Effective Date (or, if earlier, (x) the date of the occurrence of a Termination Event or, subject to the immediately following paragraph, a For Cause Event with respect to Stead, (y) the date on which Stead no longer Beneficially Owns 75% or more of the total of (i) the Initial Shares Beneficially Owned by him at the Effective Time that are not subject to performance-based vesting pursuant to the Sponsor Agreement, plus (ii) the Ordinary Shares being issued to him (or JMJS Group – II, LP) in exchange for 1,000,000 shares of Class B common stock of Churchill Capital Corp. purchased by him (or JMJS Group – II, LP) prior to the Effective Time pursuant to the Sponsor Agreement (each such date described in clauses (x) and (y), a “Specified Date”), or (z) Stead’s death, disability, resignation or retirement), Stead shall serve as the Executive Chairman of the Board (the “Executive Chairman”). If, on the third (3rd) anniversary of the Effective Date, Stead continues to serve as the Executive Chairman, then the reference to “third (3rd) anniversary” in the immediately preceding sentence shall be automatically amended without any action by the parties to refer to the “sixth (6th) anniversary”, unless not earlier than 90 days nor later than 30 days prior to the third (3rd) anniversary of the Effective Date, the Board, acting by majority of the entire Board (other than Stead) at a meeting duly called, shall have reasonably determined that it is no longer in the best interests of the Company for Stead to serve as Executive Chairman, in which case, Stead shall resign as Executive Chairman effective as of the third (3rd) anniversary of the Effective Date. Upon the occurrence of a Termination Event or any event described in clause (y) of the first sentence of this paragraph, Stead shall resign as Executive Chairman effective as of the Specified Date.

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For purposes of this Section 2, a For Cause Event shall not be effective until and unless (i) notice of such For Cause Event has been given by the Company to the Executive Chairman within thirty (30) days after the Board as a whole learns of the act, failure or event constituting such For Cause Event, which notice shall include the particular acts or circumstance which are the basis thereof, (ii) the Executive Chairman fails to cure such alleged act or circumstance (if capable of cure) within 30 days of receipt of notice thereof, to the satisfaction of the Board in the exercise of its reasonable judgment (or, if within such 30-day period the Executive Chairman commences and proceeds to take all reasonable actions to effect such cure, within such reasonable additional time period (no longer than sixty (60) days) as may be necessary), (iii) the Board has voted (at a meeting of the Board duly called and held as to which removal of the Executive Chairman is an agenda item) by a vote of a majority of the members of the Board (other than Stead) to remove the Executive Chairman as a result of such For Cause Event after the Executive Chairman has been afforded an opportunity to appear with counsel and present his positions at such meeting and to present his case thereat, and (iv) the Company has given notice of such removal to Executive Chairman within five days after such meeting.

For the avoidance of doubt, a determination hereunder to remove Mr. Stead as Executive Chairman shall not necessarily mean he shall be removed as a Director pursuant to the Company Organizational Documents.

Section 3.          Definitions.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” has the meaning set forth in the preamble.

“Assignment Event” has the meaning set forth in Section 4.

“Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act of 1934, as amended, and, where applicable, shall include securities held by Churchill Sponsor LLC for the benefit of a Person.

“Board” has the meaning set forth in the recitals.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks in New York, New York or the Island of Jersey are authorized or required by applicable law to close.

“Company” has the meaning set forth in the preamble.

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“Company Organizational Documents” means the Company’s Memorandum of Association and Articles of Association, as in effect at the Effective Time, as the same may be amended from time to time.

“Company Policies” means the rules and policies of the Company and its subsidiaries as adopted by the Company and its subsidiaries from time to time, in each case, as amended from time to time, as set forth in writing, and as delivered or made available to the Board.

“Designated Shareholder” has the meaning set forth in the preamble. Only Stead or Michael Klein can serve as the Designated Shareholder.

“Director” means a member of the Board until such individual’s death, disability, disqualification, resignation or removal.

“Effective Time” has the meaning set forth in the preamble.

“Executive Chairman” has the meaning set forth in Section 2.

“For Cause Event” means, with respect to the Executive Chairman, in his capacity as such, the occurrence of any of the following events: (i) such Person’s failure to comply with, in any material respect, any of the Company Policies; (ii) the Board’s determination that such Person failed in any material respect to carry out or comply with any lawful and reasonable directive of the Board; (iii) such Person’s breach of a material provision of (x) this Agreement (in his capacity as the Designated Shareholder), (y) the Sponsor Agreement or (z) the Registration Rights Agreement (as such term is defined in the Merger Agreement, as defined in the Sponsor Agreement); (iv) such Person’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (v) such Person’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its Affiliate’s) premises or while performing such Person’s duties and responsibilities under this Agreement; or (vi) such Person’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company or any of its Affiliates.

“Initial Shares” has the meaning set forth in the recitals.

“Nominee” has the meaning set forth in Section 1(a).

“Ordinary Shares” has the meaning set forth in the recitals.

“Permitted Transferee” means any permitted transferee as provided in paragraph 7(c) of the Sponsor Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

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“Shareholder Director” means an individual elected to the Board that has been nominated or appointed by the Designated Shareholder pursuant to this Agreement. For the avoidance of doubt, each of Stead, Michael Klein, Sheryl von Blucher and Bala Iyer shall be deemed to have been nominated or appointed, as applicable, by the Designated Shareholder pursuant to this Agreement as of the Effective Time.

“Shareholder Group” means, collectively, Stead, Michael Klein, Sheryl von Blucher, and each of their respective Permitted Transferees which Beneficially Own Ordinary Shares from time to time.

“Sponsor Agreement” means the Sponsor Agreement, dated as of January 14, 2019, by and among the Company, the Designated Shareholder, the other current members of the Shareholder Group and the other parties thereto, as amended, restated or modified from time to time.

“Termination Event” has the meaning set forth in Section 17.

Section 4.          Assignment; Benefit of Parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors, legal representatives and assignees for the uses and purposes set forth and referred to herein. Notwithstanding the foregoing, neither the Company, on the one hand, nor the Designated Shareholder, on the other hand, may assign any of its rights or obligations hereunder without the prior written consent of the other party; provided, that, upon the death or disability of the Designated Shareholder, the disqualification, resignation or removal of the Designated Shareholder as a Director or the date on which the Designated Shareholder no longer Beneficially Owns any Ordinary Shares, or when the then-Current Designated Shareholder so determines (each, an “Assignment Event”), the Designated Shareholder hereby agrees that this Agreement shall be automatically assigned, without any action by any Person, from the then-current Designated Shareholder to Michael Klein (provided that he is a Shareholder Director and Beneficially Owns Ordinary Shares as of the time of such assignment), and the then-current Designated Shareholder shall automatically cease to have any rights hereunder; provided, further, that, if (i) Michael Klein does not execute and deliver a joinder to this Agreement in form and substance reasonably acceptable to the Company within ten (10) days of such assignment or (ii) Michael Klein is not a Shareholder Director or does not Beneficially Own Ordinary Shares as of the time of such assignment, then such assignment shall be of no further force and effect and this Agreement shall instead terminate in accordance with the provisions of Section 17(b). Notwithstanding the foregoing, such termination shall not affect or diminish the then-remaining term and other conditions of Board service of each other Shareholder Director who is then in office (with an understanding that Ms. von Blucher shall be nominated again at the end of each of her successive terms if at each such time the Shareholder Group Beneficially Owns, in the aggregate, a sufficient number of Ordinary Shares that would have entitled the Designated Shareholder to nominate at that time a number of Nominees equal to the Shareholder Directors then in office plus her). Nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.

Section 5.          Remedies. The Company and the Designated Shareholder shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages may not be an adequate remedy for any such breach and that, in addition to other rights and remedies hereunder, the Company and the Designated Shareholder shall be entitled to specific performance and/or injunctive or other equitable relief (without posting a bond or other security) from any court of law or equity of competent jurisdiction in order to enforce or prevent any violation of the provisions of this Agreement.

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Section 6.          Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service) or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)       If to the Company:

c/o Clarivate Analytics

Friars House

160 Blackfriars Road

London SE1 8EZ United Kingdom

Attention: Stephen Hartman

E-mail: stephen.hartman@clarivate.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

555 Eleventh Street, N.W.

Washington, DC 20004

Attention: Paul Sheridan and Shaun Hartley

E-mail: paul.sheridan@lw.com and shaun.hartley@lw.com

(b)       If to the Designated Shareholder:

Jerre Stead

c/o Churchill Sponsor LLC

640 Fifth Avenue, 12th Floor

New York, New York 10019

E-mail: jerrelstead@aol.com

with a copy to (which shall not constitute notice):

Blank Rome LLP

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

Attention: Robert J. Mittman

E-mail: rmittman@blankrome.com

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Section 7.          Adjustments. If, and as often as, there are any changes in the Ordinary Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Ordinary Shares as so changed.

Section 8.          No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 9.          No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any person or entity other than the parties hereto and their respective permitted successors and assigns any remedy or claim under or by reason of this Agreement or any terms, covenants or conditions hereof, and all of the terms, covenants, conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their respective permitted successors and assigns.

Section 10.        Further Assurances. Each of the parties hereby agrees that it will hereafter execute and deliver any further document, agreement or instruments of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof.

Section 11.        Counterparts. This Agreement may be executed in one or more counterparts, and may be delivered by means of facsimile or electronic transmission in portable document format, each of which shall be deemed to be an original and shall be binding upon the party who executed the same, but all of such counterparts shall constitute the same agreement.

Section 12.        Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought in federal and state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this paragraph. The prevailing party in any such Action (as determined by a court of competent jurisdiction) shall be entitled to be reimbursed by the non-prevailing party for its reasonable expenses, including reasonable attorneys’ fees, incurred with respect to such Action.

9

Section 13.        Mutual Waiver of Jury Trial. The parties hereto hereby irrevocably waive any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement. Any action or proceeding whatsoever between the parties hereto relating to this Agreement shall be tried in a court of competent jurisdiction by a judge sitting without a jury.

Section 14.        Complete Agreement; Inconsistent Agreements. This Agreement represents the complete agreement between the parties hereto as to all matters covered hereby and supersedes any prior agreements or understandings between the parties.

Section 15.        Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 16.        Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Designated Shareholder unless such modification is approved in writing by the Company and the Designated Shareholder. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 17.        Termination. Notwithstanding anything to the contrary contained herein, this Agreement shall expire and terminate automatically upon the earlier to occur of (a) such time as the Shareholder Group Beneficially Owns, in the aggregate, a number of Ordinary Shares less than twenty percent (20%) of the total number of Initial Shares and (b) 5:00 PM eastern time on the tenth (10th) day following an Assignment Event if (i) a joinder to this Agreement is not executed and delivered to the Company in accordance with Section 4 or (ii) Michael Klein is not a Shareholder Director or does not Beneficially Own Ordinary Shares as of the time of such Assignment Event (each, a “Termination Event”); provided, however, that Sections 1(g), 1(i), 1(j), 5, 6, 8, 9 and 11 through 18 shall survive the termination of this Agreement.

Section 18.        Enforcement. The parties acknowledge and agree that, if a party is not performing its obligations hereunder or is otherwise in breach of this Agreement, in addition to and without limiting the rights of the other party hereunder, a majority of the Directors who are “independent” pursuant to the listing standard of the New York Stock Exchange shall have the right to seek enforcement of this Agreement and the obligations of the parties hereunder.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as a deed on the day and year first above written.

Company:

CLARIVATE ANALYTICS PLC

By:
Name:
Title:

[Signature Page to Nominating Agreement]

Designated Shareholder:

Jerre Stead

[Signature Page to Nominating Agreement]

Annex A

[To come]

Exhibit C

Final

Securities transfer form for a Jersey entity

Consideration:

The issue of such number of no par value ordinary shares in Clarivate Analytics Plc as determined in accordance with a merger agreement dated 13 January 2019 between, amongst others, Clarivate Analytics Plc, Camelot Holdings (Jersey) Limited and Churchill Capital Corp

Full name of Jersey entity:

Camelot Holdings (Jersey) Limited

Full description of security:

Ordinary shares

Number or amount of shares, stock, units or other security and their number and denomination, if any (in words and figures):

[Number] ([words])

Full name(s) and full address(es) of transferor(s):

Account name (if any):

I/We transfer the above securities out of our name/s to the transferee(s) named below and I/we request that such entries be made in the register as are necessary to give effect to this transfer.

Signed [for and on behalf]

Signature [of authorised signatory]

[Print name]

[Title]

Date:

Full name(s) and full address(es) of transferee(s):

Clarivate Analytics Plc

4th Floor

St Paul's Gate

22-24 New Street

St Helier

Jersey JE1 4TR

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Exhibit D

Final

CERTIFICATE OF MERGER

of

CCC MERGER SUB, INC.

(a Delaware corporation)

with and into

CHURCHILL CAPITAL CORP

(a Delaware corporation)

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law (the “DGCL”), the undersigned officer, on behalf of Churchill Capital Corp, a Delaware corporation (the “Surviving Corporation”), hereby certifies as follows:

FIRST: The names and states of incorporation of the constituent corporations to the merger are as follows:

(a)	Churchill Capital Corp, a corporation organized under the laws of the State of Delaware; and

(b)	CCC Merger Sub, Inc., a corporation organized under the laws of the State of Delaware (“Merger Sub”).

SECOND: The Agreement and Plan of Merger (the “Agreement”) has been approved, adopted, certified, executed and acknowledged by each of the Surviving Corporation and Merger Sub in accordance with Section 251 of the DGCL.

THIRD: This Certificate of Merger and the merger contemplated herein shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”).

FOURTH: Upon the Effective Time, the Certificate of Incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended and restated in its entirety as set forth in Exhibit A attached hereto and, as so amended and restated, shall be the Second Amended and Restated Certificate of Incorporation of the Surviving Corporation at (and with effect from and after) the Effective Time until further amended pursuant to the DGCL.

FIFTH: The executed Agreement is on file at Friars House, 160 Blackfriars Road, London SE1 8EZ United Kingdom, the principal place of business of the Surviving Corporation.

SIXTH: A copy of the Agreement will be furnished by the Surviving Corporation on request and without cost, to any stockholder of the Surviving Corporation and Merger Sub.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed by its authorized officer on the ____ day of ______, 2019.

CHURCHILL CAPITAL CORP

By:
Name:
Title:

[Signature Page to Certificate of Merger]

EXHIBIT A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CHURCHILL CAPITAL CORP

(a Delaware corporation)

[To be attached.]

Exhibit E

Final

TAX RECEIVABLE AGREEMENT

by and among

CAMELOT HOLDINGS (JERSEY) LIMITED

TRA PARTY REPRESENTATIVE (as defined herein) and

THE TRA PARTIES (as defined herein)

FROM TIME TO TIME PARTY HERETO

Dated as of [__________], 2019

CONTENTS

xii

Exhibits

Exhibit A	-	Form of Joinder Agreement

xiii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of [________], 2019, is hereby entered into by and among Camelot Holdings (Jersey) Limited, a limited company organized under the laws of the Island of Jersey (the “Company”), Onex Partners IV LP, a Cayman Islands exempted limited partnership (along with any successor as provided in Section 7.15, the “TRA Party Representative”), and the parties listed on Schedule A, as such schedule is amended from time to time (each, a “TRA Party”). Capitalized terms used herein have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, the TRA Parties as of the date hereof are record owners of all of the ordinary shares in the capital of the Company;

WHEREAS, after the date hereof, the Company and its Subsidiaries (the “Company Group”) will be entitled to utilize certain Tax assets, Tax deductions or other Tax attributes (as more fully described herein, the “Covered Tax Assets”);

WHEREAS, the income, gain, loss, expenses, deductions and other Tax items of the Company Group may be affected by the Covered Tax Assets; and

WHEREAS, the Company has agreed to make payments to the TRA Parties in respect of the aggregate reduction in Taxes payable by the Company Group as a result of the utilization (or deemed utilization) of the Covered Tax Assets on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I.

DEFINITIONS

Section 1.1        Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both (i) the singular and plural and (ii) the active and passive forms of the terms defined).

“Acquisition” means the acquisitions contemplated by that certain Stock and Asset Purchase Agreement, dated July 10, 2016, as amended, among Camelot UK Bidco Limited, Thompson Reuters Corporation, Thompson Reuters Global Resources and Thompson Reuters U.S. LLC.

“Actual Tax Liability” means, with respect to the Covered Tax Periods for a given calendar year, the Tax liability of the Company Group for such Covered Tax Periods, applying the principles in Section 2.2(b) and assuming a U.S. state and local income tax rate equal to the Assumed State Rate.

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“Advisory Firm” means any law firm or accounting firm mutually selected by the Company and the TRA Party Representative that is nationally recognized as being expert in Tax matters and is not an Affiliate of the Company or the TRA Party Representative.

“Advisory Firm Letter” means a letter from the Advisory Firm stating that the relevant schedule, notice or other information to be provided by the Company to the TRA Parties and all supporting schedules and work papers were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and applicable law in existence on the date to which such schedule, notice or other information relates.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means, (i) with respect to any applicable period, the highest rate applicable to drawings under any senior revolving credit facility of the Company and its Subsidiaries during such period + 100 basis points, (ii) if no rate is available under [clause (i) for the applicable period, the highest rate applicable to term loans of the Company and its Subsidiaries during such period + 100 basis points, and (iii) if no rate is available under clause (i) or (ii) during such period a rate equal to LIBOR + 400 basis points.

“Agreement” is defined in the preamble.

“Amended Schedule” is defined in Section 2.3(b) of this Agreement.

“Applicable Percentage” means, with respect to a TRA Party, the percentage set forth opposite such TRA Party’s name on Schedule A (as such schedule is amended from time to time).

“Approved Assignment” is defined in Section 7.15(d) of this Agreement.

“Assumed Rate” means, (i) with respect to any applicable period, the highest rate applicable to drawings under any senior revolving credit facility of the Company and its Subsidiaries during such period, (ii) if no rate is available under clause (i) for the applicable period, the highest rate applicable to term loans of the Company and its Subsidiaries during such period, and (iii) if no rate is available under clause (i) or (ii) during such period a rate equal to LIBOR + 300 basis points.

“Assumed State Rate” means seven percent (7%); provided, that, if there is a change in applicable state or local tax law that results in a material change to the state and local income tax rate of the Company Group, then the Company and the TRA Party Representative shall negotiate in good faith to amend the Assumed State Rate to reflect an appropriate rate.

“Basis Assets” means any U.S. federal, state, local, and United Kingdom amortization and depreciation deductions, and any reduction of U.S. federal, state, local and United Kingdom taxable income and gain, attributable to existing Tax basis in the assets (other than cash, cash equivalents and receivables) owned by the Company Group as of the date hereof.

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“Board” means the board of directors of the Company or any parent entity of the Company that directly or indirectly owns all of the outstanding shares in the capital of the Company.

“Business Day” means any day excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York or the United Kingdom or is a day on which banking institutions located in New York or London are closed.

“Change Notice” is defined in Section 3.4 of this Agreement.

“Change in Control” has the meaning given the term “Change in Control” in the Company’s 2016 Equity Incentive Plan (as in effect on the date hereof).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” is defined in the preamble of this Agreement.

“Company Group” is defined in the preamble of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or other agreement.

“Covered Tax Assets” means, in each case, as applied under U.S. federal, state and local, United Kingdom, German or Japanese Law,

(a)       the Basis Assets;

(b)       NOLs of the Company and (without duplication) any member of the Company Group existing as of the date of this Agreement;

(c)       Tax Credits of the Company and (without duplication) any member of the Company Group existing as of the date of this Agreement;

(d)       deductions arising in respect of debt issuance costs, original issue discount, premiums or other costs associated with the Financing Agreements;

(e)       deductions in respect of transaction expenses attributable to the Acquisition; and

(f)       deductions attributable to Imputed Interest.

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provided that (i) in order to determine whether any item described in clauses (a)-(b) is a Covered Tax Asset or a Non-Covered Tax Asset, the Tax Period of a relevant member of the Company Group that includes the date hereof (the “Straddle Year”) shall be deemed to end as of the end of the date hereof, and, except as otherwise provided below, the Company and the TRA Party Representative shall, acting reasonably, together determine the amount of any such item arising in the Straddle Year, or any portion thereof, that is included in the amount of the Covered Tax Assets; (ii) Covered Tax Assets shall include any Covered Tax Asset that becomes an NOL following the date of this Agreement as a result of such Covered Tax Asset not being fully utilized in the year in which it arises; and (iii) the only German or Japanese Tax attributes that shall be included within the term Covered Tax Assets will be German and Japanese Tax attributes described in clause (b) above. For the avoidance of doubt, Covered Tax Assets shall only include Tax attributes of the Company Group arising or available under U.S. federal, state, local, United Kingdom, German or Japanese Law.

“Covered Tax Benefit” for the Covered Tax Periods for a given calendar year means 85% of the Realized Tax Benefits for such calendar year.

“Covered Tax Period” means all Tax Periods of any member of the Company Group (beginning with the first Tax Period of such member of the Company Group that includes January 1, 2019) that end during the 12-month period ending on December 31 of each calendar year.

“Credit Event” means the occurrence of any of the following events:

(a)       an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any of its Subsidiaries or its debts, or of a substantial part of its assets, under any U.S. federal, state or non-U.S. bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(b)       the Company or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any U.S. federal, state or non-U.S. bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (a) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary of the Company or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

(c)       the Company or any of its Subsidiaries engages in any other action or fails to take any action that constitutes an ‘event of default’ under any indebtedness or guarantee having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10 million if such event of default is not waived by the applicable creditor or cured by the Company within 30 days of its occurrence.

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“Credit Event Notice” is defined in Section 4.1(c) of this Agreement.

“Determination” shall mean (i) a “Determination” as described in Section 1313(a) of the Code and (ii) any event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Early Payment Right” is defined in Section 4.1(e) of this Agreement.

“Early Payment Right Notice” is defined in Section 4.1(e) of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Option Notice” is defined in Section 4.1(d) of this Agreement.

“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Early Termination Rate” means with respect to any Early Termination Payment, WACC as of the Early Termination Date.

“Early Termination Schedule” is defined in Section 4.2 of this Agreement.

“Excess Payment” is defined in Section 3.2 of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expert” is defined in Section 7.11 of this Agreement.

“Financing Agreements” means each of (i) the indenture, dated as of October 3, 2016 (as amended, supplemented or otherwise modified from time to time) among, inter alia, Camelot Finance S.A., the guarantors party thereto and Wilmington Trust, National Association, as trustee; and (ii) that certain credit agreement, dated as of October 3, 2016 (as amended, supplemented or otherwise modified from time to time), by and among, inter alia, Camelot UK Holdco Limited, Camelot UK Bidco Limited Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, and certain other parties thereto.

“Imputed Interest” means the portion of any Tax Benefit Payment payable by the Company to a TRA Party pursuant to this Agreement that is to be treated as imputed interest under any applicable provision of Tax law.

“Independent Directors” means the members of the Board other than members of the Board that have been appointed or designated by a TRA Party or its Affiliates.

“IRS” means the U.S. Internal Revenue Service.

“Law” means any U.S. federal, state, local or non-U.S. statute, law, ordinance, regulation, rule, code, order, injunction, judgment, determination, directive, ruling, decree, requirement or rule of law, or any other provision, decision or requirement having the force and effect of law.

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“LIBOR” means during any period, the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Board as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (a "Alternate Source"), at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such period as the London interbank offered rate for U.S. dollars having a borrowing date and a maturity comparable to such period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by the Board at such time; provided, that at no time shall LIBOR be less than 0%.

“NOLs” means net operating loss carryforwards, capital loss carryforwards, non-capital losses, net capital losses and any disallowed interest expense carryforwards, in each case, under any Tax Law.

“Non-Covered Tax Assets” means (a) any Tax attribute of the Company Group first generated in a Tax Period or portion thereof beginning after the date hereof, which shall include the allocation of any Tax attributes arising in a Straddle Year as set forth in the definition of Covered Tax Assets and shall exclude any Covered Tax Assets, and (b) any Tax attribute of the Company Group that is not relevant to determining the Tax liabilities of the Company Group, and (c) any Tax attribute of any corporation or other entity acquired by the Company or any of its Subsidiaries by purchase, merger, or otherwise (in each case, from a Person or Persons other than the Company and its Subsidiaries and, in each case, whether or not such corporation or other entity survives) after the date hereof that relates to periods (or portions thereof) ending on or prior to the date of such acquisition; provided that Non-Covered Tax Assets shall not include any NOL of the Company or its Subsidiaries arising in a year following the date hereof as a result of a Covered Tax Asset not being fully utilized; provided, further, that Non-Covered Tax Assets shall not include tax basis in or other tax attributes arising from cash, cash equivalents or receivables.

“Non-Tax Benefit Tax Liability” means, with respect to the Covered Tax Periods for a given calendar year, the overall liability for Taxes of the Company Group for such Covered Tax Periods using the same methods, elections, conventions and practices used on the Company Group’s actual Tax Returns, but excluding the use of Covered Tax Assets and calculated assuming a combined U.S. state and local income tax rate equal to the Assumed State Rate.

“Non-TRA Portion” is defined in Section 2.2(b) of this Agreement.

“Objection Notice” is defined in Section 2.3(a)(i) of this Agreement.

“Payment Date” means the date on which a Tax Benefit Payment is required to be made by the Company pursuant to this Agreement.

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“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Quarterly Measurement Date” means each of (i) March 31, (ii) June 30, (iii) September 30, and (iv) December 31.

“Realized Tax Benefit” means, for the Covered Tax Periods for a given calendar year, the excess, if any, of the Non-Tax Benefit Tax Liability of the Company Group for such calendar year over the Actual Tax Liability of the Company Group for such calendar year (as determined based on the principles set forth in Section 2.2(b)). If all or a portion of the liability for Taxes for a Covered Tax Period arises as a result of an audit or assessment by a Taxing Authority of any Covered Tax Period, such liability shall not be reflected in the determination of the Realized Tax Benefit unless and until there has been a Determination.

“Reconciliation Dispute” is defined in Section 7.11 of this Agreement.

“Reconciliation Procedures” means those procedures set forth in Section 7.11 of this Agreement.

“Register” is defined in Section 7.8(d) of this Agreement.

“Schedule” means (i) any Tax Benefit Schedule and (ii) the Early Termination Schedule.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise controls more than fifty percent (50%) of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.2(a) of this Agreement.

“Tax Claim” is defined in Section 6.1 of this Agreement.

“Tax Credit” means tax credits that may be utilized to offset any Tax.

“Tax Period” means (i) with respect to each member of the Company Group organized in the United States, the taxable year of such member of the Company Group as defined in Section 441(b) of the Code and any comparable section of state or local law; and (ii) with respect to each member of the Company Group organized in a jurisdiction other than the United States, the applicable fiscal period of such member of the Company Group for income tax purposes.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

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“Taxes” means any and all U.S. federal, state, local, UK, German or Japanese taxes, assessments or similar charges measured with respect to net income, capital gains or profits and any interest or additions related to such taxes.

“Taxing Authority” means any U.S. federal, state, local and non-U.S. government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising regulatory authority with respect to Taxes.

“TRA Party” is defined in the preamble to this Agreement.

“TRA Party Representative” is defined in the preamble to this Agreement.

“TRA Portion” is defined in Section 2.2(b) of this Agreement.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that (a) in each Covered Tax Period ending on or after such Early Termination Date, the applicable Company Group will generate taxable income sufficient to fully utilize all Covered Tax Assets (in accordance with all applicable limitations) during such Covered Tax Period or (where limitations would prevent such utilization in the Covered Tax Period that includes the Early Termination Date) future Covered Tax Periods, as applicable; (b) subject to clause (c), the Tax rates that will be in effect for each Covered Tax Period in a particular taxing jurisdiction will be those specified for each Covered Tax Period as in effect on the Early Termination Date (or, where no such rate for a future Covered Tax Period is specified, the tax rate in effect for the Covered Tax Period that includes the Early Termination Date); (c) the effective U.S. state and local income tax rates that will be in effect for all applicable Covered Tax Periods shall be the Assumed State Rate; (d) any non-amortizable assets will be disposed of on the later of the fifteenth anniversary of the date hereof or the Early Termination Date in a fully taxable transaction for all applicable income Tax purposes; provided, such non-amortizable assets shall be deemed disposed of at the time of sale of the relevant asset if earlier than such fifteenth anniversary; (e) any payment obligations pursuant to this Agreement will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed excluding any extensions (so no interest on the applicable payment obligation will accrue for the period between such date and the date that would otherwise be the Payment Date).

“WACC” means the weighted average cost of capital of the Company and its Subsidiaries, as reasonably determined by the Board in good faith applying customary market conventions and subject to the TRA Party Representative’s approval (such approval not to be unreasonably withheld). Any dispute relating to the determination of WACC for purposes of this Agreement shall be settled by the Expert consistent with the principles set forth in Section 7.11.

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Article II.

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.1        Covered Tax Assets. The Company, on the one hand, and the TRA Parties, on the other hand, acknowledge that the Company Group may, and to the fullest extent permitted by applicable law and consistent with the principles set forth under Section 2.2(b) shall, reduce the amount of Taxes that the Company Group would otherwise be required to pay in the future as a result of the Covered Tax Assets.

Section 2.2        Tax Benefit Schedule.

(a)           Tax Benefit Schedule. Within 45 calendar days after the filing of the final U.S. federal income Tax Return to be filed by the Company Group with respect to a Covered Tax Period for a given calendar year, the Company shall provide to the TRA Party Representative a schedule showing, in reasonable detail, (i) the calculation of the Covered Tax Benefit (if any) with respect to the Covered Tax Periods for the applicable calendar year and the Tax Benefit Payment (if any) for the Covered Tax Periods for such calendar year (together, a “Tax Benefit Schedule”) and (ii) supporting information (including work papers and valuation reports) reasonably necessary to support the calculation of such payment. The Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(a)). The Company shall cause the members of the Company Group to gather Tax-related information and prepare applicable Tax Returns on a schedule that permits it to timely deliver a Tax Benefit Schedule with respect to all Covered Tax Periods in a given calendar year consistent with the timing described in this Section 2.2(a).

(b)           Applicable Principles. For purposes of calculating the Covered Tax Benefit, carryovers or carrybacks of any Tax item attributable to the Covered Tax Assets shall be considered to be subject to the rules of the Code or any other applicable Tax law governing the use, limitation and expiration of carryovers or carrybacks of the relevant type; provided, however, that the Covered Tax Assets treated as resulting in a Realized Tax Benefit for one Covered Tax Period shall not be treated as resulting in a Realized Tax Benefit for any other Covered Tax Period. In addition, for purposes of determining the Realized Tax Benefit for any Covered Tax Period, each member of the Company Group (or, as applicable, the combined, consolidated or other affiliated income Tax group of which such member is a part) shall be assumed (i) to utilize any item of loss, deduction or credit arising in such Covered Tax Period (and permitted to be utilized in such Covered Tax Period) before carrying back or carrying forward to such Covered Tax Period, or otherwise utilizing in such Covered Tax Period, any Covered Tax Asset that is permitted to be so carried back, carried forward or utilized; (ii) to utilize any available Covered Tax Asset that is permitted (or, for the avoidance of doubt, that would be so permitted but for a Non-Covered Tax Asset) to be carried back, carried forward or utilized in such Covered Tax Period before carrying forward, carrying back or utilizing in such Covered Tax Period any Non-Covered Tax Assets (and notwithstanding anything else the utilization of such Covered Tax Asset shall be treated as giving rise to a Realized Tax Benefit to the extent of such utilization), and (iii) to utilize any Covered Tax Asset in the earliest Covered Tax Period in which such Covered Tax Asset is permitted to be utilized. If a carryover or carryback of any Tax attributes includes a portion that is attributable to a Covered Tax Asset (a “TRA Portion”) and another portion that is not (a “Non-TRA Portion”), the Company Group shall be assumed to utilize the TRA Portion before utilizing the Non-TRA Portion (and notwithstanding anything else the utilization of such TRA Portion shall be treated as giving rise to a Realized Tax Benefit to the extent of such utilization).

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Section 2.3        Procedures, Amendments.

(a)           Procedure. Each time the Company delivers an applicable Schedule to the TRA Party Representative under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b) and any Early Termination Schedule or amended Early Termination Schedule delivered pursuant to the procedures set forth in Section 4.2, the Company shall also (i) deliver supporting schedules and work papers, as determined by the Company or as reasonably requested by the TRA Party Representative, that provide a reasonable level of detail regarding the data and calculations that were relevant for purposes of preparing the Schedule; (ii) deliver an Advisory Firm Letter supporting such Schedule; (iii) deliver a declaration signed by the [chief financial officer] of the Company to the effect that the activities underlying the computations reflected in the Schedule have been made without regard to any transaction a significant purpose of which is to reduce or defer any Tax Benefit or Early Termination Payment; and (iv) allow the TRA Party Representative and its advisors to have reasonable access to the appropriate representatives, as reasonably determined by the Company or as reasonably requested by the TRA Party Representative, at the Company and the Advisory Firm in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, the Company shall ensure that any Tax Benefit Schedule that is delivered to the TRA Party Representative along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability (the “with” calculation) and the Non-Tax Benefit Tax Liability (the “without” calculation), and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on the Parties thirty calendar days from the date on which the TRA Party Representative first received the applicable Schedule or amendment thereto unless:

(i)       the TRA Party Representative, within thirty calendar days after receiving the applicable Schedule or amendment thereto, provides the Company with written notice of an objection to such Schedule that is made in good faith and that sets forth in reasonable detail the TRA Party Representative’s material objections (an “Objection Notice”); or

(ii)       the TRA Party Representative provides a written waiver of its right to deliver an Objection Notice within the time period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver from the TRA Party Representative is received by the Company.

In the event that the TRA Party Representative timely delivers an Objection Notice pursuant to clause (i) above, and if the TRA Party Representative and the Company, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty calendar days after receipt by the Company of the Objection Notice, the Company and the TRA Party Representative shall employ the reconciliation procedures as described in Section 7.11 (the “Reconciliation Procedures”).

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(b)       Amended Schedule. The applicable Schedule with respect to any Covered Tax Period may be amended from time to time by the Company (i) in connection with a Determination affecting the Schedule; (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Covered Tax Period after the date the Schedule was provided to the TRA Party Representative; (iii) to reflect a material change (relative to the amounts in the original Schedule) in the Realized Tax Benefit for such Covered Tax Period attributable to an amended Tax Return filed for such Covered Tax Period; or (iv) to comply with the Expert’s determination under the Reconciliation Procedures (such amended Schedule, an “Amended Schedule”); provided, however, that such a change under clause (i) shall not be taken into account on an Amended Schedule unless and until there has been a Determination with respect to such change. The Company shall deliver any Amended Schedule to the TRA Party Representative within 30 calendar days of any of the following events described in clauses (i) through (iv) occurring, and any such Amended Schedule shall be subject to the procedures set forth in Section 2.3(a).

Article III.

TAX BENEFIT PAYMENTS

Section 3.1        Payments.

(a)           Payments.

(i)       On the later of (x) the fifth Business Day after a Tax Benefit Schedule with respect to the Covered Tax Periods for a given calendar year becoming final in accordance with Section 2.3(a) or Section 7.11 or (y) March 31 of the second calendar year that begins after the close of the calendar year in question (for example, for Covered Tax Periods ending during calendar year 2019, March 31, 2021), the Company shall, subject to clause (ii) below, pay to each of the TRA Parties an amount equal to the TRA Party’s Applicable Percentage multiplied by the Tax Benefit Payment with respect to such Covered Tax Periods, determined pursuant to Section 3.1(b). Each Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account designated to the Company by the applicable TRA Party or otherwise agreed by the Company and the applicable TRA Party.

(ii)       Notwithstanding anything in this Agreement to the contrary, but without limiting Section 5.1(b) or Section 5.2, it shall not be a breach of this Agreement if the Company fails to make any Tax Benefit Payment or other payment hereunder when due in cash to the extent that (i) the Company does not have sufficient cash or other liquid assets to make such payment or is otherwise prohibited from lawfully making such payment, and (ii) the Financing Agreements (including any senior debt documents that may from time to time replace or refinance any Financing Agreements) do not permit the Company’s Subsidiaries to distribute sufficient cash or other liquid assets to the Company to make such payment.

(b)           Amount of Payments. A “Tax Benefit Payment” shall equal, with respect to the Covered Tax Periods for a given calendar year, the amount of Covered Tax Benefits, if any, for the Covered Tax Periods for such calendar year, increased by

(i)       interest calculated at the Assumed Rate, calculated with respect to each portion of the Covered Tax Benefit from the due date (without extensions) of the Tax Return giving rise to the applicable portion of the Covered Tax Benefit until the Payment Date; and

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(ii)       any increase in a Covered Tax Benefit that has become final under Section 2.3(b), together with interest calculated at the Assumed Rate from the original Payment Date with respect to the Schedule that was amended;

provided, however, that the amounts described in Section 3.1(b)(ii) shall not be taken into account in determining a Tax Benefit Payment attributable to any Covered Tax Period to the extent such amounts were taken into account in determining any Tax Benefit Payment for a preceding Covered Tax Period (the purpose of this provision being to prevent duplication with respect to the making of Tax Benefit Payments). Notwithstanding the foregoing, unless a TRA Party elects to terminate this Agreement in the event of a Change in Control pursuant to Section 4.1(d), for each Covered Tax Period ending on or after a Change in Control, all Tax Benefit Payments shall be calculated by using Valuation Assumptions (a) and (d) substituting in each case the terms “closing date of a Change in Control” for “Early Termination Date.”

Section 3.2        Offsets. In the event that a Tax Benefit Schedule is amended pursuant to Section 2.3(b) for any Covered Tax Period reflecting a decrease in the Tax Benefit Payment for such Covered Tax Period and payments have previously been made based on the greater Tax Benefit Payment (such excess, an “Excess Payment”), any amounts that would otherwise be due to the TRA Parties at any subsequent time under Section 3.1(b) shall be reduced (but not below zero) until the aggregate amount of such reduction equals the amount of such Excess Payment. For the avoidance of doubt, if all future payments are insufficient to repay any Excess Payment, the TRA Parties shall have no obligation to return such Excess Payment to the Company.

Section 3.3        No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement.

Section 3.4        Change Notices. If the Company or any of its Subsidiaries receives a 30-day letter, a final audit report, a statutory notice of deficiency or similar written notice from the IRS or any Taxing Authority (a “Change Notice”), which, if sustained, would result in (a) a reduction in the amount of Realized Tax Benefit with respect to a Covered Tax Period preceding the Tax Period in which the Change Notice is received or (b) a reduction in the amount of Tax Benefit Payments the Company will be required to pay to the TRA Parties with respect to Covered Tax Periods after and including the year in which the Change Notice is received, prompt written notice shall be given to the TRA Party Representative. After the date on which a Change Notice is received, to the extent provided in the following sentence, Tax Benefit Payments required to be made under this Agreement shall be paid by the Company to an escrow agent to be jointly selected by the Company and the TRA Party Representative until a Determination has been reached with respect to such Change Notice. The amount of Tax Benefit Payments that shall be placed into escrow shall be the aggregate amount of Tax Benefit Payments that the Company and the TRA Party Representative reasonably agree would be reduced with respect to then-current payment obligations of the Company hereunder if such Change Notice results in an adverse Determination. Amounts that the Company pays into escrow pursuant to this Section 3.4 shall not be considered paid to the TRA Parties for purposes of this Agreement until released to the TRA Parties pursuant to this Section 3.4 (and obligations of the Company to make payments with respect to escrowed amounts shall accrue interest at the Assumed Rate until such release). At the time of a Determination with respect to a Change Notice giving rise to escrowed amounts pursuant to this Section 3.4, (i) if the Determination results in no adjustment in any Tax Benefit Payments under this Agreement, then the relevant escrowed amounts shall be distributed to the TRA Parties; (ii) if the Determination results in an adjustment to Tax Benefit Payments under this Agreement, then the escrowed amounts shall be distributed to the Company and/or the TRA Parties in accordance with the relevant Amended Schedule prepared pursuant to Section 2.3(b). For the avoidance of doubt, (i) the provisions of this Section 3.4 shall be interpreted in a manner so as to avoid duplication with respect to amounts that are offset pursuant to Section 3.2; and (ii) in no event will any TRA Party be required to return or repay to the Company any amounts that have been paid or released to such TRA Party pursuant to this Agreement.

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Section 3.5        Cash Payment Deferrals. Notwithstanding the other provisions of this Article III, with respect to only the Tax Benefit Payment for Covered Tax Periods for the calendar year ended December 31, 2019 and the Tax Benefit Payment for Covered Tax Periods for the calendar year ended December 31, 2020, at the option of the Company, the Company may elect to defer the cash payment of the portion (if any) of such Tax Benefit Payment that is in excess of $30 million. Any portion of a Tax Benefit Payment that is deferred pursuant to this Section 3.5 (including any interest accrued with respect thereto, a “Deferred Payment”) (i) will continue to represent an amount required to be paid by the Company to the TRA Parties under this Agreement and will continue to accrue interest at the Agreed Rate until paid to the TRA Parties; (ii) will, with respect to any Deferred Payment with respect to Covered Tax Periods for the calendar year ended December 31, 2019, be required to be paid with the Tax Benefit Payment with respect to the Covered Tax Periods for the calendar year ended December 31, 2020 to the extent that the Tax Benefit Payment with respect to the Covered Tax Periods for the calendar year ended December 31, 2020 is less than $30 million; (iii) will, with respect to any Deferred Payment that has not been paid as of the due date for the Tax Benefit Payment with respect to Covered Tax Periods for the calendar year ended December 31, 2021, become payable with the Tax Benefit Payment with respect to Covered Tax Periods for the calendar year ended December 31, 2021; and (iv) will become immediately due and payable in connection with any Early Termination Payment. For the avoidance of doubt, (x) the Company’s election to defer the cash payment of a portion of a Tax Benefit Payment in excess of $30 million under this Section 3.5 shall not constitute a breach of this Agreement, but the Company’s failure to make a Deferred Payment in cash at the time required by Section 3.5(ii), Section 3.5(iii) or Section 3.5(iv) shall constitute a breach of this Agreement; and (y) the deferral mechanism provided in this Section 3.5 shall not delay or otherwise be applicable with respect to any Early Termination Payment payable pursuant to Article IV. Without the consent of the TRA Party Representative, at any time where there is a Deferred Payment under this Section 3.5 that has not yet been paid to the TRA Parties, the Company shall not (and shall not permit its Affiliates to) make any distribution of cash or other property to the equity holders of the Company or any entity that is a parent entity of the Company.

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Article IV.

TERMINATION

Section 4.1        Early Termination of Agreement; Breach of Agreement; Credit Events.

(a)           Company’s Early Termination Right. With written approval of the Company (following the receipt of Board approval, which includes the affirmative vote of at least a majority of the Independent Directors, the Company may request to terminate this Agreement by paying to the TRA Parties the Early Termination Payment (such request, a “Company Early Termination Request”). The TRA Party Representative shall have the right to refuse two separate Company Early Termination Requests, and after any such refusal the Company shall not have the right to issue another Company Early Termination Request until at least one year after the date of the issuance of the prior Company Early Termination Request that was refused by the TRA Party Representative. After the TRA Party Representative refuses two separate Company Early Termination Requests made consistent with the terms of this Section 4.1(a), the TRA Party Representative shall not be entitled to refuse any subsequent Company Early Termination Request that is made by the Company consistent with the terms of this Section 4.1(a).

(b)           Acceleration upon Breach of Agreement. In the event that the Company breaches any of its material obligations under this Agreement, whether as a result of failure to make any payments when due (subject to Section 3.1(a)(ii)), failure to honor any material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under any applicable bankruptcy or similar rules or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of the breach. The parties agree that, subject to Section 3.1(a)(ii), the failure to make any material payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due.

(c)           Acceleration upon a Credit Event. In the event that the Company or the TRA Party Representative becomes aware that an event described in clause (c) in the definition of Credit Event exists with respect to the Company or any of its Subsidiaries, such party shall provide written notice to the other party (the “Credit Event Notice”). In the event that (i) the Credit Event is not cured within ten days of delivery of such Credit Event Notice or (ii) upon the occurrence of an event described in clause (a) or (b) in the definition of Credit Event, and the event described in clause (i) or (ii) results in an acceleration of payments due under the related Financing Agreement, all obligations hereunder shall be accelerated (subject to Section 3.1(a)(ii)) and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of the Credit Event.

(d)          Change in Control. In connection with a Change in Control, at the election of any TRA Party, all obligations hereunder with respect to such TRA Party shall be accelerated. The Company hereby agrees to provide twenty days prior written notice to each TRA Party of a Change in Control (an “Early Termination Option Notice”). Within ten days of receipt of the Early Termination Option Notice, each TRA Party shall provide written notice of its determination of whether to terminate this Agreement. If a TRA Party elects to terminate this Agreement, then all obligations hereunder with respect to such TRA Party shall be accelerated (subject to Section 3.1(a)(ii)) and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of delivery of such written notice.

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(e)           Early Payment Right. On or after the fifteenth anniversary of the date hereof, each TRA Party shall have the right (the “Early Payment Right”) to terminate this Agreement with respect to such TRA Party by providing written notice to the Company (the “Early Payment Right Notice”). If a TRA Party elects to exercise its Early Payment Right, then all obligations hereunder with respect to such TRA Party shall be accelerated (subject to Section 3.1(a)(ii)) and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of delivery of the Early Payment Right Notice.

Section 4.2        Early Termination Notice. If the Company chooses to exercise its right of early termination under Section 4.1(a), the Company shall deliver to the TRA Party Representative notice of the Company’s decision to exercise such right (the “Early Termination Notice”). Upon the delivery of the Early Termination Notice or the occurrence of an event described in Section 4.1(b), (c), (d), or (e), within 45 calendar days of the date of such Early Termination Notice or the event described in Section 4.1(b), (c), (d), or (e) that is treated as having given rise to the delivery of an Early Termination Notice, the Company shall deliver a schedule (the “Early Termination Schedule”) showing in reasonable detail the information required pursuant to Section 2.2 (as applied to an Early Termination Payment) and the calculation of the Early Termination Payment. The delivery and finalization of such Early Termination Schedule shall be governed by Section 2.3.

Section 4.3        Payment upon Early Termination.

(a)           Payment Mechanics. Within ten Business Days after the Early Termination Schedule becomes final and binding on the parties hereto, the Company shall (subject to Section 3.1(a)(ii)) pay to each of the TRA Parties its Early Termination Payment. Payments made pursuant to this Section 4.3(a) shall be made by wire transfer of immediately available funds to a bank account designated by the applicable TRA Party or as otherwise agreed by the Company and such TRA Party. For the avoidance of doubt, any publicly traded parent entity of the Company shall have the right to consummate a public offering of shares pursuant to an effective registration statement under the Securities Act and use the net proceeds of such offering to meet its obligations to make an Early Termination Payment in cash to the TRA Parties pursuant to the terms of this Agreement. Notwithstanding the foregoing, the TRA Parties may elect, following written notice to the Company by the TRA Party Representative, to waive the payment of the Early Termination Payment in cash and receive stock of the Company in lieu thereof to the extent mutually agreeable to the Company and the TRA Party Representative and to the extent practicable.

(b)           Amount of Payment. The “Early Termination Payment” with respect to any TRA Party means (without duplication) (i) an amount equal to such TRA Party’s Applicable Percentage of the present value as of the date of delivery (or deemed delivery) of the Early Termination Notice, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by the Company to the TRA Parties beginning from the Early Termination Date applying the Valuation Assumptions; (ii) the aggregate amount of Deferred Payments under Section 3.5 that have not been paid that are owing to such TRA Party; (iii) any Tax Benefit Payment agreed to by the Company and the TRA Party Representative as due and payable with respect to such TRA Party that is unpaid as of such date; (iv) any Tax Benefit Payment due and payable with respect to such TRA Party for a Covered Tax Period ending prior to, with or including such date; and (v) all amounts held in escrow in respect of a Change Notice with respect to such TRA Party; and including, in each case, any interest that is due to the TRA Party in respect of such amounts (which shall include (without duplication) interest accruing on the amount described in clause (i) at the Assumed Rate or at the Agreed Rate (to the extent Section 5.2 is applicable)). For purposes of determining the portion of any Early Termination Payment described in clause (i), any matters that have given rise to a Change Notice will be considered to have been resolved in a manner that maximizes the amounts payable to the TRA Parties. For purposes of calculating the present value pursuant to this Section 4.3(b) of all Tax Benefit Payments that would be required to be paid after the Early Termination Date, it shall be assumed that absent the Early Termination Notice all portions of Tax Benefit Payments would be due under this agreement and paid on the due date (without extensions) for filing the Tax Return that gave rise to the applicable portion of the Tax Benefit Payments.

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Article V.

COMPANY OBLIGATIONS AND LATE PAYMENTS

Section 5.1        Company Obligations.

(a)           Any Tax Benefit Payments and Early Termination Payment required to be made by the Company to the TRA Parties under this Agreement shall rank pari passu in right of payment with all current or future unsecured obligations of the Company. Any partial Tax Benefit Payments or Early Termination Payments made to the TRA Parties under this Agreement (for example, as a result of the application of Section 3.1(a)(ii) or Section 3.5) shall be paid to the TRA Parties pro rata in proportion to the amount such TRA Parties would have received in respect of such payments had such payments been made in full.

(b)           The Company shall not, and shall cause its Subsidiaries to not, without the prior written consent of the TRA Party Representative (not to be unreasonably withheld, conditioned or delayed), amend the terms of any Financing Agreement or enter into any agreement or indenture if the terms of such agreement, indenture or amendment would materially restrict (or in the case of amendments, further restrict beyond the restrictions set forth in the Financing Agreements in effect as of the date hereof (or, if amended to allow for greater capacity with respect to the payment of Tax Benefit Payments or Early Termination Payments, as of the date of such amendment)) the Company’s ability to make the Tax Benefit Payments or the Early Termination Payment under this Agreement, including any agreement that would, directly or indirectly, restrict the ability of the Company’s Subsidiaries to make distributions (by dividend, loan or otherwise) to the Company to fund amounts payable under this Agreement. The Company agrees that any senior debt documents that may from time to time replace or refinance any Financing Agreement shall, unless the TRA Party Representative otherwise consents in writing, permit the payment of distributions by the Company’s Subsidiaries to the Company to the extent required to make the Tax Benefit Payments and the Early Termination Payment, including, in each case, any payments previously deferred as a result of the operation of Section 3.1(a)(ii), without any default blockers, financial tests or other conditions.

Section 5.2        Late Payments by the Company. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment required to be made by the Company to any TRA Party under this Agreement that is not made to such TRA Party when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Agreed Rate and commencing from the date on which such payment was due and payable.

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Article VI.

Company Tax Matters; Consistency; Cooperation

Section 6.1        Participation in Company Tax Matters. Except as otherwise provided herein, the Company shall have full responsibility for, and sole discretion over, all Tax matters concerning the Company Group, including, without limitation, the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes (a “Tax Claim”); provided that the Company shall act in good faith in connection with its control of any matter which is reasonably expected to affect the TRA Parties’ rights and obligations under this Agreement; provided, further, that the Company shall not enter into any settlement with respect to, or agree to concede, any Tax Claim that could have a material effect on the TRA Parties’ rights (including the right to receive payments) under this Agreement without the consent of the TRA Party Representative (not to be unreasonably withheld, conditioned or delayed). The Company shall notify the TRA Party Representative of, and keep the TRA Party Representative reasonably informed with respect to, the portion of any audit of the Company Group by a Taxing Authority the outcome of which is reasonably expected to affect the TRA Parties’ rights and obligations under this Agreement, and shall give the TRA Party Representative reasonable opportunity to provide information and participate (at its own expense) in the applicable portion of such audit.

Section 6.2        Cooperation. Each of the Company, on the one hand, and the TRA Parties, on the other hand, shall (a) furnish to the other party in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making or approving any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority relating to this Agreement; (b) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as the requesting party or its representatives may reasonably request in connection with any of the matters described in clause (a) above; and (c) reasonably cooperate in connection with any such matter, and the requesting party shall reimburse the other party for any reasonable out-of-pocket costs and expenses incurred pursuant to this Section 6.2.

Article VII.

Miscellaneous

Section 7.1        Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day if sent after the close of normal business hours or on any non-Business Day); (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service; or (c) when sent by electronic mail (with hard copy to follow) during a Business Day (or on the next Business Day if sent after the close of normal business hours or on any non-Business Day). All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

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If to the Company, to:

c/o Clarivate Analytics

Friars House

160 Blackfriars Road

London SE1 8EZ United Kingdom

Attention: Stephen Hartman

E-mail: stephen.hartman@clarivate.com

If to the TRA Party Representative or any TRA Party, to:

c/o Onex Partners

161 Bay Street

Toronto, ON M5J 2S1

Attention: Andrea Daly and Carlo Chiarot

E-mail: adaly@onex.com and cchiarot@onex.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

555 Eleventh Street, N.W.

Washington, DC 20004

Attention: Paul Sheridan and Shaun Hartley

E-mail: paul.sheridan@lw.com and shaun.hartley@lw.com

Section 7.2        Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission or PDF shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3        Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4        Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to the conflicts of laws provisions thereof.

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Section 7.5        Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 7.6        Headings. The headings of this Agreement are for the convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 7.7        Setoff. Except as provided in Section 3.2, any Tax Benefit Payment or Early Termination Payment due under this Agreement shall be paid in full when due, without setoff, recoupment, adjustment or charge of any kind.

Section 7.8        Successors; Assignment; Amendments; Waivers.

(a)           Provided that written notice is provided to the Company at least three Business Days prior to an assignment or transfer, each TRA Party may assign or transfer (including by way of a pledge, hypothecation, grant of a participation in, or sale) its rights (and obligations) under this Agreement to any Person without the prior written consent of the Company, the TRA Party Representative, or any other TRA Party; it being understood and agreed that the Company shall promptly record such assignment or transfer in the Register following its receipt of notice thereof.

(b)           No provision of this Agreement may be amended unless such amendment is approved in writing by the Company and the TRA Party Representative. For the avoidance of doubt, any amendment of this Agreement that is approved in writing by the Company and the TRA Party Representative shall be binding upon the TRA Parties. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective. Notwithstanding anything contained herein to the contrary, the TRA Party Representative may, in its good faith discretion, amend Schedule A without the consent of any other party hereto; provided that such amendment does not materially and adversely affect any TRA Party in a manner disproportionate to any other TRA Party.

(c)           All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(d)           The Company shall maintain at its office a copy of each notice of assignment or transfer received pursuant to Section 7.8(a) and a register for the recordation of the names, addresses and Applicable Percentages of the TRA Parties (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the TRA Party Representative and the TRA Parties shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a TRA Party hereunder for all purposes of this Agreement. Notwithstanding anything contained herein to the contrary, no assignment or transfer shall be effective until such assignment or transfer has been recorded in the Register.

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Section 7.9        Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.10      Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (A) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (B) THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 7.11      Reconciliation. In the event that the Company and the TRA Party Representative are unable to resolve a disagreement with respect to the matters governed by Section 2.3 or Section 4.2 (which matters, for the avoidance of doubt, may include the calculations of any amounts set forth in any Schedule or Amended Schedule or the determination of WACC) within the relevant period designated in this Agreement (a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm (other than the Advisory Firm or the preparer of the Advisory Firm Letter) or a nationally recognized valuation firm in the case of WACC, and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Company or the TRA Party Representative or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within 15 days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, either party may request that the American Arbitration Association (the “AAA”) choose the Expert, in which case the AAA’s choice will be binding and the expenses of the AAA will be paid by the Company. The Expert shall resolve any matter relating to the Early Termination Schedule or an amendment thereto within thirty calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Company, subject to adjustment (by an increase or decrease in the amount of subsequent payments otherwise due under this Agreement) or amendment of such Tax Return upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne inversely based upon the relative success (in terms of percentages) of each party’s claims. For example, if the final determination reflects a 60-40 compromise of the parties’ claims, the costs and expenses would be allocated 40% to the party whose claim was determined to be 60% successful and 60% to the party whose claim was determined to be 40% successful. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.11 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.11 shall be final and binding on the Company, the TRA Party Representative and all TRA Parties absent manifest error and may be entered and enforced in any court having jurisdiction. The determination of the Expert with respect to any dispute that is submitted to it for determination pursuant to this Section 7.11 shall be based solely on presentations and materials provided by the parties hereto that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., such determination shall not be made on the basis of an independent review by the Expert). The Expert shall not assign a value to any Reconciliation Dispute that is greater than the greatest value for such item assigned by the Company, on the one hand, or the TRA Party Representative, on the other hand, or less than the smallest value for such assigned by the Company, on the one hand, and the TRA Party Representative, on the other hand.

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Section 7.12      Withholding. The Company shall be entitled to deduct and withhold from any amount payable to any TRA Parties pursuant to this Agreement such amounts as the Company is required to deduct and withhold under any provision of applicable tax law, with respect to entering into or making payments under this Agreement. To the extent amounts are so withheld and paid over to the appropriate governmental authority by the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the TRA Party in respect of whom such withholding was made. The Company shall provide evidence of such payment to such TRA Party. Notwithstanding the foregoing, if a withholding obligation arises as a result of a Change in Control or any other transaction that causes the Company (or its successor) to become a Person organized in a jurisdiction other than the Island of Jersey or tax resident outside of the United Kingdom, any amount payable to a TRA Party under this Agreement shall be increased such that after all required deductions and withholdings have been made (including such deductions and withholdings applicable to additional sums payable under this sentence) the TRA Party receives an amount equal to the sum that it would have received had no such deductions or withholdings been made. The Company and the TRA Parties agree that no withholding will be made as a result of or in connection with the parties’ entrance into this Agreement on the date hereof.

Section 7.13      Affiliated Corporations; Admission of the Company into a Consolidated Group; Transfers of Corporate Assets.

(a)           If the Company or any member of the Company Group was, is or becomes a member of an affiliated, combined, unitary or consolidated group of corporations that files a combined, unitary, consolidated or similar income tax return under any applicable provision of Tax law: (i) the provisions of this Agreement relating to the Company and the Company Group shall be applied with respect to the applicable group as a whole as of any date of determination; and (ii) Tax Benefit Payments shall be computed with reference to the consolidated taxable income of the applicable group as a whole.

(b)           If an entity in the Company Group transfers one or more assets to an entity that is not wholly-owned by member(s) of the Company Group, such entity, for purposes of calculating the amount of any Tax Benefit Payment (e.g., calculating the gross income of the applicable member(s) of the Company Group and determining the Realized Tax Benefit) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be determined as if such transfer occurred on an arm’s length basis with an unrelated third party.

21

(c)           If an entity in the Company Group transfers, directly or indirectly, to a third party (other than a member of the Company Group) stock of any member of the Company Group that owns or otherwise holds Covered Tax Assets that have not previously given rise to a Tax Benefit Payment, then notwithstanding anything else in this Agreement such Covered Tax Assets shall be treated for purposes of this Agreement as having given rise to a Realized Tax Benefit of a member of the Company Group during the calendar year that includes the transfer date, with the amount of such Realized Tax Benefit being equal to the present value, discounted at the Early Termination Rate as of the date of such transfer, of all Tax Benefit Payments that would be required to be paid by the Company to the TRA Parties with respect to such Covered Tax Assets, applying the Valuation Assumptions (for this purpose, substituting in each case the term “the transfer date” for “Early Termination Date” in the definition of “Valuation Assumptions”).

Section 7.14      Tax Treatment. For U.S. federal income Tax purposes, the Company and the TRA Parties agree to treat the parties’ entrance into this Agreement as a distribution on the share capital of the Company that is governed by Section 301 of the Code. Neither the Company nor the TRA Parties shall take any position inconsistent with such treatment in any filing with the IRS or with any other United States Taxing Authority, except as otherwise required by Law or as required in good faith to settle a dispute with a Taxing Authority.

Section 7.15      TRA Party Representative.

(a)           Appointment. Without further action of any of the Company, the TRA Party Representative or any TRA Party, and as partial consideration of the benefits conferred by this Agreement, the TRA Party Representative is hereby irrevocably constituted and appointed, with full power of substitution, to act in the name, place and stead of each TRA Party with respect to the taking by the TRA Party Representative of any and all actions and the making of any decisions required or permitted to be taken by the TRA Party Representative under this Agreement. The power of attorney granted herein is coupled with an interest and is irrevocable and may be delegated by the TRA Party Representative. No bond shall be required of the TRA Party Representative and it shall receive no compensation for its services. In the event that the TRA Party Representative disposes of its entire interest in this Agreement, a majority of the remaining TRA Parties (determined by their relative Applicable Percentages) may elect another TRA Party to act as TRA Party Representative. In the event that the TRA Party Representative wishes to withdraw from its position under this Agreement as TRA Party Representative, a majority of the TRA Parties (determined by their relative Applicable Percentages), including the TRA Party Representative, may elect another TRA Party to act as TRA Party Representative.

(b)          Expenses. If at any time a TRA Party Representative shall incur out-of-pocket expenses in connection with the exercise of its duties hereunder, upon written notice to the Company from the TRA Party Representative of documented out-of-pocket costs and expenses (including fees and disbursements of counsel and accountants) incurred by the TRA Party Representative in connection with the performance of its duties under this Agreement and the taking of any and all actions in connection therewith, the Company shall reduce any future payments (if any) due to the TRA Parties hereunder pro rata (based on their respective Applicable Percentages) by the amount of such expenses which it shall instead remit (subject to Section 3.1(a)(ii)) directly to the TRA Party Representative. In connection with the performance of its duties under this Agreement and the taking of any and all actions in connection therewith, the TRA Party Representative shall not be required to expend any of its own funds (though, for the avoidance of doubt, it may do so at any time and from time to time in its sole discretion).

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(c)           Limitation on Liability. The TRA Party Representative shall not be liable to any TRA Party for any act of the TRA Party Representative arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such TRA Party as a result of the gross negligence, bad faith or willful misconduct of the TRA Party Representative (as finally determined by a court of competent jurisdiction); it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment. The TRA Party Representative shall not be liable for, and shall be indemnified by the TRA Parties (on a several but not joint basis and based on their respective Applicable Percentages) for, any liability, loss, damage, penalty or fine incurred by the TRA Party Representative (and any cost or expense incurred by the TRA Party Representative in connection therewith or herewith and not previously reimbursed pursuant to subsection (b)) arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the result of the gross negligence, bad faith or willful misconduct of the TRA Party Representative (as finally determined by a court of competent jurisdiction); it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment.

(d)           Actions of the TRA Party Representative. A decision, act, consent or instruction of the TRA Party Representative shall constitute a decision of all TRA Parties and shall be final, binding and conclusive upon each TRA Party, and the Company may rely upon any decision, act, consent or instruction of the TRA Party Representative as being the decision, act, consent or instruction of each TRA Party. The Company is hereby relieved from any liability to any person for any acts done by the Company in accordance with any such decision, act, consent or instruction of the TRA Party Representative, including, without limitation, any action taken by the Company in its dealings with the TRA Party Representative pursuant to and consistent with the terms of this Agreement (including, without limitation, complying with expense reimbursement requests pursuant to Section 7.15(b)). Each TRA Party hereby agrees that the TRA Party Representative may, at any time and in its sole discretion, elect to enter into a transaction which will result in the assignment, in whole or in part, of this Agreement to a Person (upon such election, an “Approved Assignment”), and each such TRA Party will raise no objections against such Approved Assignment, regardless of the consideration (if any) being paid in such Approved Assignment, so long as such Approved Assignment does not materially and adversely impact any TRA Party in a manner disproportionate to the other TRA Parties. Each TRA Party will take all actions requested by the TRA Party Representative in connection with the consummation of an Approved Assignment, including the execution of all agreements, documents and instruments in connection therewith requested by the TRA Party Representative of such TRA Party. Upon the consummation of the Approved Assignment, each TRA Party will receive its Applicable Percentage of such consideration, if any, relating to such Approved Assignment. Each TRA Party will bear its Applicable Percentage of the costs of any Approved Assignment (but not to exceed the amount of consideration received or receivable by such TRA Party relating to such Approved Assignment) to the extent such costs are incurred for the benefit of all TRA Parties

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Section 7.16      Non-Effect of Other Tax Receivable Agreements. The TRA Party Representative and the Company agree that if the Company or any of its Subsidiaries enters into any other agreement that obligates the Company or any of its Subsidiaries to make payments to another party in exchange for tax benefits conferred upon the Company or any of its Subsidiaries, such tax benefits and such payments shall be ignored for all purposes of this Agreement, including for purposes of calculating the Actual Tax Liability and the Non-Tax Benefit Tax Liability.

Section 7.17      Subsidiary Distributions. To the extent permitted by applicable law and the Financing Agreements (including any senior debt documents that may from time to time replace or refinance any Financing Agreements), the Company shall cause its Subsidiaries to make distributions to the Company sufficient to allow the Company to timely make any payments to the TRA Parties that are required pursuant to the terms of this Agreement.

Section 7.18      Tax Return Standards. Without limiting any of the other provisions of this Agreement, without the written approval of the Company (following the receipt of Board approval, which includes the affirmative vote of at least a majority of the Independent Directors), the Company and its Subsidiaries shall not take any Tax Return position that would materially increase the amounts owed to the TRA Parties pursuant to the terms of this Agreement unless such Tax Return position would “more likely than not” be sustained if challenged by an applicable Taxing Authority.

Section 7.19      Assumed State Rate. The parties intend that the determination of amounts payable to the TRA Parties under the terms of this Agreement with respect to U.S. state and local taxes shall not require separate “with and without” determinations in respect of each applicable jurisdiction and Covered Tax Period, but rather such calculations shall be based on the elections, methodologies and positions taken on the applicable U.S. federal income tax returns of the relevant members of the Corporate Group and the Assumed State Rate. The applicable provisions of this Agreement shall be interpreted consistent with this intent.

Section 7.20      Survival. The obligation of the Company to make Tax Benefit Payments hereunder shall (except as otherwise specifically provided in this Agreement) survive indefinitely.

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IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

COMPANY:

CAMELOT HOLDINGS (JERSEY) LIMITED

By:
Name:
Title:

TRA REPRESENTATIVE:

ONEX PARTNERS IV LP

By: Onex Partners IV GP LP, its General Partner

By: Onex Partners Manager LP, its Agent

By: Onex Partners Manager GP ULC, its General Partner

By:
Name:
Title:

TRA PARTIES:

[TRA PARTY]

By:
Name:
Title:

[Signature Page to Tax Receivable Agreement]

SCHEDULE A

[To come]

Exhibit A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of _________________, 20___ (this “Joinder”), is delivered pursuant to that certain Tax Receivable Agreement, dated as of [__________], 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Tax Receivable Agreement”) by and among Camelot Holdings (Jersey) Limited, a limited company organized under the laws of the Island of Jersey (the “Company”), and each of the other parties from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Tax Receivable Agreement.

1.	Joinder to the Tax Receivable Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Company, the undersigned hereby is and hereafter will be a TRA Party under the Tax Receivable Agreement, with all the rights, privileges and responsibilities of a TRA Party thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Tax Receivable Agreement as if it had been a signatory thereto as of the date thereof.

2.	Incorporation by Reference. All terms and conditions of the Tax Receivable Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

3.	Address. All notices under the Tax Receivable Agreement to the undersigned shall be direct to:

[Name]

[Address]

[City, State, Zip Code]

Attn:

Facsimile:

E-mail:

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW PARTY]

By:
Name:
Title:

Acknowledged and agreed
as of the date first set forth above:

Camelot Holdings (Jersey) LIMITED

By:
Name:
Title:

Exhibit-F

Final

Dated [     ] 2019

Companies (Jersey) Law 1991

Company Limited by Shares

AMENDED AND RESTATED Memorandum of
Association
OF
Clarivate Analytics PLC

Companies (Jersey) Law 1991

Company Limited by Shares

Amended and Restated

Memorandum of Association

of

Clarivate Analytics PLC

1.	The name of the Company is Clarivate Analytics PLC.

2.	The Company is a public company limited by shares.

3.	The Company is a no par value company.

4.	The Company has unrestricted corporate capacity.

5.	The liability of each member arising from his or her holding of a share is limited to the amount (if any) unpaid on it.

6.	There is no limit on the number of shares of any class which the Company is authorised to issue.

We, the subscribers to this memorandum of association, wish to form a company in accordance with this memorandum; and we agree to take the number of shares in the capital of the Company shown below.

Dated the [      ] day of [      ], 2019

Signed for and on behalf of Onex Partners IV LP of 190 Elgin Avenue, George Town, KY1-9005, Cayman Islands

By: Onex Partners IV GP LP, its general partner

By: Onex Partners Manager LP, its agent

By: Onex Partners Manager GP ULC, its general partner

Signature of authorised signatory	Signature of authorised signatory

Print name	Print name

Number of shares: 1

Signed for and on behalf of Onex Partners IV GP LP of 190 Elgin Avenue, George Town, KY1-9005, Cayman Islands

By: Onex Partners IV GP Limited, its general partner

Signature of authorised signatory	Signature of authorised signatory

Print name	Print name

Number of shares: 1

Witness to above signatures

[Address]	Signature

Print name

Dated [     ], 2019

Companies (Jersey) Law 1991

Company Limited by Shares

AMENDED AND RESTATED

Articles of Association

OF

Clarivate Analytics PLC

CONTENTS

1	Definitions, interpretation and exclusion of Standard Table	1
Definitions		1
Interpretation		5
Exclusion of Standard Table		6

2	Shares	7
Power to issue Shares and options, with or without special rights		7
Power to issue fractions of a Share		7
Capital contributions without issue of further Shares		7
Limit on the number of Joint Holders		7
Treasury Shares		7

3	Ordinary Shares	7

4	Preferred Shares	8

5	Register of Members and share certificates	9
Issue of share certificates		9
Renewal of lost or damaged share certificates		10

6	Reserved	11

7	Transfer of shares	11
Form of transfer		11
Power to refuse registration		11
Notice of refusal to register		11
Fee, if any, payable for registration		12
Company may retain instrument of transfer		12
Transfer to branch register		12

8	Redemption, Purchase and Surrender of Shares, Treasury Shares	12
Power to pay for redemption or purchase in cash or in specie		13
Effect of redemption or purchase of a Share		13

9	Variation of Rights Attaching to Shares	14

10	Commission on Sale of Shares	14

11	Non-Recognition of Trusts	14

12	Transmission of Shares	15
Persons entitled on death of a Member		15
Registration of transfer of a Share following death or bankruptcy		15
Indemnity		15
Rights of person entitled to a Share following death or bankruptcy		15

13	Alteration of capital	16
Increasing, consolidating, converting, dividing and cancelling share capital		16
Reducing share capital		16
Sale of fractions of Shares		16

14	Closing Register of Members or Fixing Record Date	16

15	General Meetings	17
Power to call meetings		17
Annual general meetings		18
Content of notice		18
Period of notice		19
Persons entitled to receive notice		19
Publication of notice on a website		19
Time a website notice is deemed to be given		20
Required duration of publication on a website		20
Accidental omission to give notice or non-receipt of notice		20
Notice of other business		20

16	Proceedings at meetings of Members	25
Quorum		25
Use of technology		25
Lack of quorum		25
Adjournment		26
Chairman		26
Right of a director or auditor's representative to attend and speak		26
Method of voting		26
Taking of a poll		26
Chairman does not have casting vote		27
Written resolutions		27

17	Voting rights of members	28
Right to vote		28
Rights of Joint Holders		28
Member with mental disorder		28
Objections to admissibility of votes		29
Form of proxy		29
How and when proxy is to be delivered		29
Voting by proxy		30

18	Corporations Acting by Representatives at Meeting	30

19	Clearing Houses	31

20	Directors	31

21	Appointment, disqualification and removal of directors	32
First directors		32
No age limit		32
No corporate directors		32
Appointment of directors		32
Removal of directors		33
Filling of vacancies		33
Resignation of directors		33
Corporate governance policies		34
No shareholding qualification		34

22	Reserved	34

23	Directors’ Fees and Expenses	34

24	Powers and duties of directors	34

25	Delegation of powers	35
Power to delegate any of the directors' powers to a committee		35
Power to appoint an agent of the Company		35
Power to appoint an attorney or authorised signatory of the Company		36
Management		36

26	Disqualification of Directors	37

27	Meetings of directors	37
Regulation of directors' meetings		37
Calling meetings		38
Use of technology		38
Quorum		38
Voting		38
Validity		39

28	Permissible directors' interests and disclosure	39

29	Minutes	41
Written resolutions		42

30	[Reserved]	42

31	Record Dates	42

32	Dividends	43
Payment of dividends by directors		43
Apportionment of dividends		43
Right of set off		43
Power to pay other than in cash		43
How payments may be made		44
Dividends or other monies not to bear interest in absence of special rights		44
Unclaimed Dividends		45

33	Accounts and audits	45
Accounting and other records		45
No automatic right of inspection		45
Sending of accounts and reports		45
Time of receipt if documents are published on a website		46
Validity despite accidental error in publication on website		46
When accounts are to be audited		46

34	Audit	46

35	Seal	47
Company seal		47
Official seal		47
When and how seal is to be used		47
If no seal is adopted or used		47

Power to allow non-manual signatures and facsimile printing of seal		47
Validity of execution		48

36	Officers	48

37	Register of Directors and Officers	49

38	Capitalisation of profits	49
Capitalisation of profits or of any stated capital account or capital redemption reserve		49

39	Notices	49
Form of notices		49
Signatures		50
Evidence of transmission		50
Delivery of notices		50
Giving notice to a deceased or bankrupt Member		50
Saving provisions		51

40	Authentication of Electronic Records	51
Application of Articles		51
Authentication of documents sent by Members by Electronic means		51
Authentication of document sent by the Secretary or Officers by Electronic means		52
Manner of signing		52
Saving provision		52

41	Information	53

42	Indemnity	53
Indemnity		53

43	Financial Year	54

44	Winding up	54
Distribution of assets in specie		54

Companies (Jersey) Law 1991

Company Limited by Shares

Amended and Restated

Articles of Association

of

Clarivate Analytics PLC

1	Definitions, interpretation and exclusion of Standard Table

Definitions

1.1	In these Articles, unless otherwise defined, the defined terms shall have the meanings assigned to them as follows:

Affiliate means:

(a)	in the case of a natural person, such person’s parents, parents-in-law, spouse, children or grandchildren, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by such person or any of the foregoing, and

(b)	in the case of a corporation, partnership or other entity or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

The term control shall mean the ownership, directly or indirectly, of shares possessing more than fifty per cent (50%) of the voting power of the corporation, or the partnership or other entity (other than, in the case of a corporation, shares having such power only by reason of the happening of a contingency), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity; provided that the Company and its subsidiaries shall not be considered Affiliates of the Onex Shareholders, the Baring Shareholders or the Designated Shareholder.

Articles means, as appropriate:

(a)	these Articles of Association as amended from time to time; or

(b)	two or more particular Articles of these Articles;

and Article refers to a particular Article of these Articles;

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Baring Shareholder Designee means an individual elected to the board of Directors that has been nominated by the Baring Shareholders pursuant to the Shareholders Agreement;

Baring Shareholders means the Baring Shareholders, as such term is defined in the Shareholders Agreement;

Business Day means a day, excluding Saturdays or Sundays, on which banks in New York, New York, United States of America and the Island are open for general banking business throughout their normal business hours;

Commission means the Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act;

Company means the above-named company;

Company’s Website means the website of the Company, the address or domain name of which has been notified to Members;

Controlled Company has the meaning given to it in the rules of the Designated Stock Exchange;

Default Rate means 3% (three per cent) per annum over the base rate of the Bank of England from time to time;

Designated Shareholder means the Designated Shareholder, as such term is defined in the Director Nomination Agreement;

Designated Shareholder Designee means an individual elected to the board of Directors that has been nominated by the Designated Shareholder pursuant to the relevant Director Nomination Agreement;

Designated Stock Exchange means the New York Stock Exchange or any other stock exchange or automated quotation system on which the Company’s securities are then traded;

Director Nomination Agreement means the director nomination agreement to be entered into by and between the Company and the Designated Shareholder, as amended from time to time;

Directors means the directors of the Company for the time being, or as the case may be, the Directors assembled as a board or as a committee thereof;

Dividend means any dividend (whether interim or final) resolved to be paid on Shares pursuant to these Articles;

Electronic has the meaning given to that term in the Electronic Communications (Jersey) Law 2000;

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electronic communication means electronic transmission to any number, address or internet website or other electronic delivery methods as otherwise decided and approved by not less than a majority vote of the Directors;

Electronic Record has the meaning given to that term in the Electronic Communications (Jersey) Law 2000;

Electronic Signature has the meaning given to that term in the Electronic Communications (Jersey) Law 2000;

Exchange Act means the United States Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time;

Exemption Order means the Companies (Transfers of Shares – Exemptions) (Jersey) Order 2014;

Fully Paid and Paid Up means that the agreed issue price for a Share has been fully paid or credited as paid in money or money's worth;

Island means Jersey, Channel Islands;

Joint Holders means two or more persons registered as the holders of a Share or Shares or who are jointly entitled to a Share or Shares by reason of the death or bankruptcy of the registered holder.

Law means the Companies (Jersey) Law 1991;

Market Price means for any given day, the price quoted in respect of the Ordinary Shares on the Designated Stock Exchange of the close of trading on such day, or if such day is not a date on which the Designated Stock Exchange is open, then the close of trading on the previous trading day;

Member means any person or persons entered on the register of members from time to time as the holder of a Share;

Memorandum means the Memorandum of Association of the Company as amended from time to time;

month means a calendar month;

Nominating Member means (i) the Member providing the notice of the nomination proposed to be made at a general meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at any general meeting is made, and (iii) any affiliate or associate of such stockholder or beneficial owner;

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Officer means a person appointed to hold an office in the Company; and the expression includes a director or liquidator, but does not include the Secretary;

Onex Shareholder Designee means an individual elected to the board of Directors that has been nominated by the Onex Shareholders pursuant to the Shareholders Agreement;

Onex Shareholders means the Onex Shareholders, as such term is defined in the Shareholders Agreement;

Ordinary Resolution means a resolution of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote. The expression also includes a written resolution signed by or on behalf of a simple majority of the Members who, at the date when the resolution is deemed to be passed, would be entitled to vote on the resolution if it were proposed at a meeting;

Ordinary Shares means an Ordinary Share in the capital of the Company of no par value designated as Ordinary Shares, and having the rights provided for in these Articles;

PDF means Portable Document Format;

Preferred Shares means shares in the capital of the Company of no par value designated as Preferred Shares, and having the rights provided for in these Articles;

Register of Members means the register maintained by the Company in accordance with Article 41 of the Law or any modification or re-enactment thereof for the time being in force;

Registered Office means the registered office for the time being of the Company;

Regulations means the Companies (Uncertificated Securities) (Jersey) Order 1999 including any modification or re-enactment of them for the time being in force;

Seal means the common seal of the Company including any facsimile thereof;

Secretary means a person appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary;

Securities Act means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time;

Share means a share in the share capital of the Company, and the expression:

(a)	includes stock (except where a distinction between shares and stock is expressed or implied); and

(c)	where the context permits, also includes a fraction of a share;

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Shareholder Group has the meaning given in the Director Nomination Agreement.

Shareholders Agreement means the Amended and Restated Shareholders Agreement to be entered into by and among the Company, the Onex Shareholders, the Baring Shareholders and the other parties thereto, as amended from time to time;

signed means a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a person with the intent to sign the electronic communication;

Special Resolution has the meaning given to that term in the Law. The expression also includes a written resolution signed by or on behalf of the requisite majority of Members required for the passing of a Special Resolution who, at the date when the resolution is deemed to be passed, would be entitled to vote on the resolution if it were proposed at a meeting;

subsidiary has the meaning given to that term in Article 2 of the Law;

Treasury Share means a share held in the name of the Company as a treasury share in accordance with the Law; and

year means a calendar year.

Interpretation

1.2	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only (i.e., he and his) shall include the feminine gender (i.e., her and hers) and shall include references to entities without gender (i.e., it and its);

(c)	a reference to a person includes, as appropriate, a company, trust, partnership, joint venture, association, body corporate or government agency;

(d)	may shall be construed as permissive and “shall” shall be construed as imperative;

(e)	a reference to a dollar or dollars (or $) is a reference to dollars of the United States of America;

(f)	references to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

5

(g)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)	written and in writing means all modes of representing or reproducing words in visible form, including in the form of an electronic record and any requirements as to delivery under these Articles include delivery in the form of an electronic record; where used in connection with a notice served by the Company on Members or other persons entitled to receive notices hereunder, such writing shall also include a record maintained in an electronic medium which is accessible in visible form so as to be useable for subsequent reference;

(i)	the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect;

(j)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share;

(k)	headings are inserted for convenience only and do not affect the interpretation of these Articles, unless there is ambiguity;

(l)	where a word or phrase is given a defined meaning, another part of speech or grammatical form in respect to that word or phrase has a corresponding meaning; and

(m)	all references to time are to be calculated by reference to time in the place where the Company's registered office is located.

Exclusion of Standard Table

1.3	The regulations contained in the Standard Table adopted pursuant to the Companies (Standard Table) (Jersey) Order 1992 and any other regulations contained in any statute or subordinate legislation are expressly excluded and do not apply to the Company.

Shareholders Agreement and Director Nomination Agreement

1.4	Notwithstanding any provision of these Articles to the contrary, each of the Onex Shareholders, the Baring Shareholders and the Designated Shareholder shall have the respective rights set forth in the Shareholders Agreement or the Director Nomination Agreement, as applicable.

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2	Shares

Power to issue Shares and options, with or without special rights

2.1	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting), the Directors may, in their absolute discretion and without approval of the holders of Ordinary Shares, allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise, any or all of which may be greater than the powers and rights associated with the Ordinary Shares, to such persons, at such times and on such other terms as they think proper, which shall be conclusively evidenced by their approval of the terms thereof, and may also (subject to the Law and these Articles) vary such rights.

2.2	The Company shall not issue Shares in bearer form and shall only issue Shares as fully paid.

Power to issue fractions of a Share

2.3	Subject to the Law, the Company may issue fractions of a Share of any class. A fraction of a Share shall be subject to and carry the corresponding fraction of liabilities, limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a Share of that class of Shares.

Capital contributions without issue of further Shares

2.4	With the consent of a Member, the Directors may accept a voluntary contribution from that Member without issuing Shares in return. If the Directors agree to accept a voluntary contribution from a Member, the Directors shall resolve whether that contribution shall be treated as an addition to the stated capital account of the Company or to a general reserve of the Company (it being understood that the contribution is not provided by way of loan).

Limit on the number of Joint Holders

2.5	In respect of a Share, the Company shall not be required to enter the names of more than four Joint Holders in the register of members of the Company.

2.6	If two or more persons are registered as Joint Holders of a Share, then any one of those Joint Holders may give effectual receipts for moneys payable in respect of that Share.

Treasury Shares

2.7	From time to time, the Company may hold its own Shares as treasury shares and the Directors may sell, transfer or cancel any treasury shares in accordance with the Law. For the avoidance of doubt, the Company shall not be entitled to vote or receive any distributions in respect of any treasury shares held by it.

3	Ordinary Shares

3.1	The holders of the Ordinary Shares shall be:

(a)	entitled to dividends in accordance with the relevant provisions of these Articles;

7

(b)	entitled to and are subject to the provisions in relation to winding up of the Company provided for in these Articles; and

(c)	entitled to attend general meetings of the Company and shall be entitled to one vote for each Ordinary Share registered in the name of such holder in the Register of Members, both in accordance with the relevant provisions of these Articles.

3.2	All Ordinary Shares shall rank pari passu with each other in all respects.

4	Preferred Shares

4.1	Preferred Shares may be issued from time to time in one or more series, each of such series to have such voting powers (full or limited or without voting powers), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed, or in any resolution or resolutions providing for the issue of such series adopted by the Directors as hereinafter provided.

4.2	Authority is hereby granted to the Directors, subject to the provisions of the Memorandum, these Articles and applicable law, to create one or more series of Preferred Shares and, with respect to each such series, to fix by resolution or resolutions, without any further vote or action by the Members of the Company providing for the issue of such series:

(a)	the number of Preferred Shares to constitute such series and the distinctive designation thereof;

(b)	the dividend rate on the Preferred Shares of such series, the dividend payment dates, the periods in respect of which dividends are payable (Dividend Periods), whether such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate;

(c)	whether the Preferred Shares of such series shall be convertible into, or exchangeable for, Shares of any other class or classes or any other series of the same or any other class or classes of Shares and the conversion price or prices or rate or rates, or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided in such resolution or resolutions;

(d)	the preferences, if any, and the amounts thereof, which the Preferred Shares of such series shall be entitled to receive upon the winding up of the Company;

(e)	the voting power, if any, of the Preferred Shares of such series;

(f)	transfer restrictions and rights of first refusal with respect to the Preferred Shares of such series; and

8

(g)	such other terms, conditions, special rights and provisions as may seem advisable to the Directors.

4.3	Notwithstanding the fixing of the number of Preferred Shares constituting a particular series upon the issuance thereof, the Directors at any time thereafter may authorise the issuance of additional Preferred Shares of the same series subject always to the Law and the Memorandum.

4.4	No dividend shall be declared and set apart for payment on any series of Preferred Shares in respect of any Dividend Period unless there shall likewise be or have been paid, or declared and set apart for payment, on all Preferred Shares of each other series entitled to cumulative dividends at the time outstanding which rank senior or equally as to dividends with the series in question, dividends rateably in accordance with the sums which would be payable on the said Preferred Shares through the end of the last preceding Dividend Period if all dividends were declared and paid in full.

4.5	If, upon the winding up of the Company, the assets of the Company distributable among the holders of any one or more series of Preferred Shares which (a) are entitled to a preference over the holders of the Ordinary Shares upon such winding up and (b) rank equally in connection with any such distribution shall be insufficient to pay in full the preferential amount to which the holders of such Preferred Shares shall be entitled, then such assets, or the proceeds thereof, shall be distributed among the holders of each such series of the Preferred Shares rateably in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

5	Register of Members and share certificates

Issue of share certificates

5.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Law.

5.2	Subject to and to the extent permitted by the Law, the Company, or the Directors on behalf of the Company, may cause to be kept and maintained in any country, territory or place, a branch register of Members resident in such country, territory or place, and the Company may, or the Directors on behalf of the Company may, make and vary such regulations as it or they may think fit regarding the keeping of any such branch register.

5.3	Upon being entered in the register of members as the holder of a Share, a Member shall, subject to Article 5.8, be entitled:

(a)	without payment, to one certificate for all the Shares of each class held by that Member (and, upon transferring a part of the Member's holding of Shares of any class, to a certificate for the balance of that holding); and

9

(b)	upon payment of such reasonable sum as the Directors may determine for every certificate after the first, to several certificates each for one or more of that Member's Shares.

5.4	Every certificate shall specify the number, class and distinguishing numbers (if any) of the Shares to which it relates and whether they are Fully Paid or partly paid up. A certificate may be executed under seal or executed in such other manner as the Directors determine.

5.5	The Company shall not be bound to issue more than one certificate for Shares held jointly by several persons and delivery of a certificate for a Share to one Joint Holder shall be a sufficient delivery to all of them.

5.6	All certificates for Shares shall be delivered personally or sent through the post addressed to the member entitled thereto at the Member’s registered address as appearing in the Register of Members. Every share certificate sent in accordance with these Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

Renewal of lost or damaged share certificates

5.7	If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to:

(a)	evidence;

(b)	indemnity;

(c)	payment of the expenses reasonably incurred by the Company in investigating the evidence; and

(d)	payment of a reasonable fee, if any, for issuing a replacement share certificate;

as the Directors may determine, and (in the case of defacement or wearing-out) on delivery to the Company of the old certificate.

Uncertificated shares

5.8	Subject to Article 5.9, at any time the Shares are listed on the Designated Stock Exchange (provided that the Designated Stock Exchange remains an "approved stock exchange" (as defined in the Exemption Order)), the Company shall not be required to (although may, in its absolute discretion choose to), provide a share certificate in accordance with Article 5.3.

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5.9	Following a written request at any time from a Member to the Company requesting a share certificate in respect of Shares held by that Member, the Company shall, within 2 months of receipt by the Company of that written request, complete and have ready for delivery the certificate of such Shares in respect of which the request was made unless the conditions of allotment of the Shares otherwise provide.

6	Reserved

7	Transfer of shares

Form of transfer

7.1	Subject to these Articles (including Article 7.8), any agreement between a Member and the Company, and the rules or regulations of the Designated Stock Exchange or any relevant securities laws (including, but not limited to the Exchange Act), any Member may transfer all or any of his Shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Directors acting reasonably and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time.

7.2	The instrument of transfer shall be executed by or on behalf of the transferor. Without prejudice to the last preceding Article, the Directors may also resolve, either generally or in any particular case, upon request by the transferor or transferee to accept mechanically executed transfers. The transferor shall be deemed to remain the holder of the Share until the name of the transferee in entered into the Register of Members in respect thereof.

Power to refuse registration

7.3	The Directors may decline to recognise any instrument of transfer unless:

(a)	the instrument of transfer is in respect of only one class of Share;

(b)	the instrument of transfer is lodged at the Registered Office or such other place as the Register of Members is kept in accordance with the Law accompanied by the relevant share certificate(s) (if any) or such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do); and

(c)	the instrument of transfer is duly and properly signed and endorsed or accompanied by the share certificates in respect of the relevant Shares or an indemnity.

Notice of refusal to register

7.4	If the Directors refuse to register a transfer of a Share, they must send notice of their refusal to the existing Member within two months after the date on which the transfer was lodged with the Company.

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Fee, if any, payable for registration

7.5	If the Directors so decide, the Company may charge a reasonable fee for the registration of any instrument of transfer or other document relating to the title to a Share.

Company may retain instrument of transfer

7.6	The Company shall be entitled to retain any instrument of transfer which is registered; but an instrument of transfer which the Directors refuse to register shall be returned to the person lodging it when notice of the refusal is given.

Transfer to branch register

7.7	The Directors in so far as permitted by any applicable law and rules of the Designated Stock Exchange may, in their absolute discretion, at any time and from time to time transfer any Share upon the Register of Members to any branch register or any Share on any branch register to the Register of Members or any other branch register. In the event of any such transfer, the Member requesting such transfer shall bear the cost of effecting such transfer unless the Directors otherwise determine.

Holding of Shares through Direct Registration System

7.8	At any time any of the Shares are listed on the Designated Stock Exchange (provided that the Designated Stock Exchange remains an approved stock exchange (as defined in the Exemption Order)), a transfer of such Shares is exempt from the provisions of Article 42(1) of the Law requiring an instrument of transfer to be delivered to the Company where the following conditions are met in respect of such transfer:

(a)	the transfer is made:

(i)	to or from an approved central securities depository (as defined in the Exemption Order), or

(ii)	by means of a computer system (as defined in the Exemption Order); and

(b)	the transfer is in accordance with the relevant laws (as defined in the Exemption Order) applicable to, and relevant rules and regulations of, the Designated Stock Exchange.

8	Redemption, Purchase and Surrender of Shares, Treasury Shares

8.1	Subject to the provisions, if any, in these Articles, the Memorandum, applicable law, including the Law, and the rules of the Designated Stock Exchange, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Member on such terms and in such manner as the Directors may, before the issue of such Shares, determine; and

12

(b)	purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member, provided that the manner of purchase is in accordance with any applicable requirements imposed from time to time by the Commission or the Designated Stock Exchange.

8.2	The Company may make a payment in respect of the redemption or purchase of Shares in any manner authorised by the Law, including out of capital, profits or the proceeds of a fresh issue of Shares.

8.3	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

8.4	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

Power to pay for redemption or purchase in cash or in specie

8.5	When making a payment in respect of the redemption or purchase of Shares, the Directors may make the payment in cash or in specie (or partly in one way and partly in the other way).

Effect of redemption or purchase of a Share

8.6	Upon the date of redemption or purchase of a Share:

(a)	the Member holding that Share shall cease to be entitled to any rights in respect of the Share other than the right to receive:

(i)	the applicable payment for the Share; and

(ii)	any dividend declared in respect of the Share prior to the date of redemption or purchase;

(b)	the Member's name shall be removed from the Register of Members with respect to the Share; and

(c)	the Share shall be cancelled or become a Treasury Share.

For the purpose of this Article, the date of redemption or purchase is the date when the redemption or purchase occurs.

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9	Variation of Rights Attaching to Shares

9.1	If at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the sanction of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of these Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

9.2	For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

9.3	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking in priority to or pari passu therewith.

10	Commission on Sale of Shares

The Company may, in so far as the Law permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

11	Non-Recognition of Trusts

Except as required by law:

(a)	no person shall be recognised by the Company as holding any Share on any trust; and

(b)	no person other than the Member shall be recognised by the Company as having any right in a Share.

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12	Transmission of Shares

Persons entitled on death of a Member

12.1	If a Member dies, the survivor or survivors (where he was a Joint Holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

Registration of transfer of a Share following death or bankruptcy

12.2	Any person becoming entitled to a Share in consequence of the death or bankruptcy, liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy, liquidation or dissolution, as the case may be.

Indemnity

12.3	The Directors may require a person registered as a Member by reason of the death or bankruptcy of another Member to indemnify the Company and the Directors against any loss or damage suffered by the Company or the Directors as a result of that registration.

Rights of person entitled to a Share following death or bankruptcy

12.4	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to these Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

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13	Alteration of capital

Increasing, consolidating, converting, dividing and cancelling share capital

13.1	To the fullest extent permitted by the Law, the Company may by Special Resolution do any of the following (and amend its Memorandum and its Articles for that purpose):

(a)	increase or reduce the number of Shares that it is authorised to issue;

(b)	consolidate all or any of the Shares (whether issued or not) into fewer shares; or

(c)	divide all or any of the Shares (whether issued or not) into more shares.

13.2	All new Shares created hereunder shall be subject to the same provisions with reference to the payment of liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

Reducing share capital

13.3	Subject to the Law and to any rights for the time being conferred on the Members holding a particular class of Shares, the Company may, by Special Resolution, reduce its share capital in any way.

Sale of fractions of Shares

13.4	Whenever, as a result of a consolidation or division of Shares, any Members would become entitled to fractions of a Share, the Directors may, in their absolute discretion, on behalf of those Members, sell the Shares representing the fractions for (i) the Market Price on the date of such consolidation or division, in the case of any shares listed on a Designated Stock Exchange, and (ii) the best price reasonably obtainable by the Company, in the case of any shares not listed on a Designated Stock Exchange, and distribute the net proceeds of sale in due proportion among those Members, and the Directors may authorise (and the relevant Member hereby authorises) any person to execute an instrument of transfer of the Shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the Shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

14	Closing Register of Members or Fixing Record Date

14.1	The Directors shall prepare, or cause to be prepared, at least ten (10) days before every general meeting, a complete list of the Members entitled to vote at such meeting, arranged in alphabetical order, and showing the address of each Member and the number of Shares registered in the name of each Member. Such list shall be open to the examination of any Member, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the principal executive office of the Company. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member who is present.

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14.2	The Directors, in accordance with the Law, may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, attend or to vote at a meeting of the Members or any adjournment thereof, or for the purpose of determining those Members that are entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

14.3	If no record date is fixed for the determination of Members entitled to receive notice of, attend or to vote at a meeting of Members or those Members that are entitled to receive payment of a Dividend or other distribution, the record date for such determination of Members shall be, subject to the Law, at the close of business on the Business Day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held. When a determination of those Members that are entitled to receive notice of, attend or vote at a meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

15	General Meetings

Power to call meetings

15.1	The Directors may call a general meeting at any time.

15.2	If there are insufficient Directors to constitute a quorum and the remaining Directors are unable to agree on the appointment of additional Directors, the Directors must call a general meeting for the purpose of appointing additional Directors.

15.3	The Directors must also call a general meeting if requisitioned in the manner set out in the next two Articles.

15.4	The requisition must be in writing and given by one or more Members who together hold at least 10% of the rights to vote at such general meeting.

15.5	The requisition must also:

(a)	specify the objects of the meeting;

(b)	be signed by or on behalf of the requisitioners. The requisition may consist of several documents in like form signed by one or more of the requisitioners; and

(c)	be deposited at the Company's registered office in accordance with the notice provisions.

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15.6	Should the Directors fail to call a general meeting within 21 days from the date of deposit of a requisition to be held within 2 months of that date, the requisitioners or any of them representing more than one half of the total voting rights of all of them, may call a general meeting to be held within three months from that date.

15.7	Without limitation to the foregoing, if there are insufficient Directors to constitute a quorum and the remaining Directors are unable to agree on the appointment of additional Directors, any one or more Members who together hold at least 10% of the rights to vote at a general meeting may call a general meeting for the purpose of considering the business specified in the notice of meeting which shall include as an item of business the appointment of additional Directors.

15.8	If the Members call a meeting under the above Articles, the Company shall reimburse their reasonable expenses.

Annual general meetings

15.9	The Company shall hold annual general meetings unless otherwise dispensed with in accordance with the Law. The first annual general meeting shall be held within a period of 18 months of the Company’s incorporation and thereafter at least once in every calendar year. Not more than 18 months may elapse between one annual general meeting and the next.

Content of notice

15.10	Notice of a general meeting shall specify each of the following:

(a)	the place, the date and the time of the meeting;

(b)	if the meeting is to be held in two or more places, the technology that will be used to facilitate the meeting;

(c)	subject to Articles 15.10(d) and 15.20, the general nature of the business to be transacted;

(d)	if a resolution is proposed as a Special Resolution, the text of that resolution; and

(e)	in the case of an annual general meeting, that the meeting is an annual general meeting.

15.11	In each notice, there shall appear with reasonable prominence the following statements:

(a)	that a Member who is entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of that Member; and

(b)	that a proxy need not be a Member.

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Period of notice

15.12	A general meeting, including an annual general meeting, shall be called by at least 14 clear days' notice (but not more than sixty (60) calendar days’ notice). A meeting, however, may be called on shorter notice if it is so agreed:

(a)	in the case of an annual general meeting, by all the Members entitled to attend and vote at that meeting; and

(b)	in the case of any other meeting, by a majority in number of the Members having a right to attend and vote at that meeting, being a majority together holding not less than:

(i)	95% where a Special Resolution is to be considered; or

(ii)	90% for all other meetings;

of the total voting rights of the Members who have that right.

Persons entitled to receive notice

15.13	Subject to the provisions of these Articles and to any restrictions imposed on any Shares, the notice shall be given to the following people:

(a)	the Members;

(b)	persons entitled to a Share in consequence of the death or bankruptcy of a Member;

(c)	the Directors;

(d)	the Company's auditor (if any); and

(e)	persons entitled to vote in respect of a Share in consequence of the incapacity of a Member.

Publication of notice on a website

15.14	Subject to the Law, a notice of a general meeting may be published on a website providing the recipient is given separate notice of:

(a)	the publication of the notice on the website;

(b)	the address of the website;

(c)	the place on the website where the notice may be accessed;

(d)	how it may be accessed; and

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(e)	the place, date and time of the general meeting.

15.15	If a Member notifies the Company that he is unable for any reason to access the website, the Company must as soon as practicable give notice of the meeting to that Member in writing or by any other means permitted by these Articles but this will not affect when that Member is deemed to have been given notice of the meeting.

Time a website notice is deemed to be given

15.16	A website notice is deemed to be given when the Member is given notice of its publication.

Required duration of publication on a website

15.17	Where the notice of meeting is published on a website, it shall continue to be published in the same place on that website from the date of the notification until the conclusion of the meeting to which the notice relates.

Accidental omission to give notice or non-receipt of notice

15.18	Proceedings at a meeting shall not be invalidated by the following:

(a)	an accidental failure to give notice of the meeting or an instrument of proxy to any person entitled to notice; or

(b)	non-receipt of notice of the meeting or an instrument of proxy by any person entitled to notice.

15.19	In addition, where a notice of meeting is published on a website, proceedings at the meeting shall not be invalidated merely because it is accidentally published:

(a)	in a different place on the website; or

(b)	for only part of the period from the date of the notification until the conclusion of the meeting to which the notice relates.

Notice of other business

15.20	No business may be transacted at any general meeting, other than business that is either (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Directors (or any duly authorised committee thereof) or pursuant to a requisition of a meeting by Members in accordance with Article 15.3, (B) otherwise properly brought before an annual general meeting by or at the direction of the Directors (or any duly authorised committee thereof) or (C) otherwise properly brought before an annual general meeting by any Member of the Company who (1) is a Member of record on both (x) the date of the giving of the notice by such Member provided for in this Article and (y) the record date for the determination of Members entitled to vote at such annual general meeting and (2) complies with the notice procedures set forth in this Article.

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(a)	In addition to any other applicable requirements, for business to be brought properly before an annual general meeting by a Member, such Member must have given timely notice thereof in proper written form to the Secretary of the Company and comply with Article 15.20(c) and (f).

(b)	All notices of general meetings shall be sent or otherwise given in accordance with this Article not less than fourteen (14) nor more than sixty (60) days before the date of the meeting. The notice shall specify the place, date and hour of the meeting and (i) in the case of an extraordinary general meeting, the purpose or purposes for which the meeting is called (no business other than that specified in the notice may be transacted) or (ii) in the case of the annual general meeting, those matters which the Directors, at the time of giving the notice, intend to present for action by the members (but any proper matter may be presented at the meeting for such action). The notice of any meeting at which Directors are to be elected shall include the name of any nominee or nominees who, at the time of the notice, the Directors intend to present for election.

(c)	For matters other than for the nomination for election of a Director to be made by a Member, to be timely such Member’s notice shall be delivered to the Company at the principal executive offices of the Company not less than ninety (90) days and not more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual general meeting; provided, however, that if the Company’s annual general meeting occurs on a date more than thirty (30) days earlier or later than the Company’s prior year’s annual general meeting, then the Directors shall determine a date a reasonable period prior to the Company’s annual general meeting by which date the Members notice must be delivered and publicise such date in a filing pursuant to the Exchange Act, or via press release. Such publication shall occur at least fourteen (14) days prior to the date set by the Directors. Subject to the terms of the Shareholders Agreement and the Director Nomination Agreement, as applicable, the Onex Shareholders, the Baring Shareholders and the Designated Shareholder shall have the right (but not the obligation) to nominate at any time the persons to be elected to the board of Directors which the Onex Shareholders, the Baring Shareholders or the Designated Shareholder, as applicable, are entitled to nominate to the board of Directors pursuant to the terms of the Shareholders Agreement or the Director Nomination Agreement, as applicable, in accordance with the provisions of these Articles for the election of Directors.

(d)	To be in proper written form, a Member’s notice to the Company must set forth as to such matter such Member proposes to bring before the annual general meeting:

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(i)	a reasonably brief description of the business desired to be brought before the annual general meeting, including the text of the proposal or business, and the reasons for conducting such business at the annual general meeting;

(ii)	the name and address, as they appear on the Company’s Register of Members, of the Member proposing such business and any Member Associated Person (as defined below);

(iii)	the class or series and number of Shares of the Company that are held of record or are beneficially owned by such Member or any Member Associated Person and any derivative positions held or beneficially held by the Member or any Member Associated Person;

(iv)	whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such Member or any Member Associated Person with respect to any securities of the Company, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such Member or any Member Associated Person with respect to any securities of the Company;

(v)	any material interest of the Member or a Member Associated Person in such business, including a reasonably detailed description of all agreements, arrangements and understandings between or among any of such Members or between or among any proposing Members and any other person or entity (including their names) in connection with the proposal of such business by such Member; and

(vi)	a statement as to whether such Member or any Member Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting Shares required under applicable law and the rules of the Designated Stock Exchange to carry the proposal.

For purposes of this Article 15.20(d), a Member Associated Person of any Member shall mean (x) any Affiliate of, or person acting in concert with, such Member; (y) any beneficial owner of Shares of the Company owned of record or beneficially by such Member and on whose behalf the proposal or nomination, as the case may be, is being made; or (z) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (x) and (y).

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(e)	In addition to any other applicable requirements and subject to Article 1.4, for a nomination for election of a Director to be made by a Member of the Company (other than Directors to be nominated by any series of Preferred Shares, voting separately as a class), such Member must (i) be a Member of record on both (x) the date of the giving of the notice by such Member provided for in this Article and (y) the record date for the determination of Members entitled to vote at such annual general meeting; (ii) on each such date beneficially own more than 15% of the issued Ordinary Shares (unless otherwise provided in the Exchange Act or the rules and regulations of the Commission); and (iii) have given timely notice thereof in proper written form to the Secretary of the Company. If a Member is entitled to vote only for a specific class or category of Directors at a meeting of the Members, such Member’s right to nominate one or more persons for election as a Director at the meeting shall be limited to such class or category of Directors.

(f)	To be timely for purposes of Article 15.20(e), a Member’s notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than ninety (90) nor more than one hundred twenty (120) days prior to the meeting; provided, however, that in the event less than one hundred thirty (130) days’ notice or prior public disclosure of the date of the meeting is given or made to Members, notice by the Member to be timely must be so received not later than the close of business on the tenth (10th) day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

(g)	To be in proper written form for purposes of Article 15.20(f), a Member’s notice to the Secretary must set forth:

(i)	as to each Nominating Member:

(A)	the information that is requested in Article 15.20(d)(ii)-(d)(vi); and

(B)	any other information relating to such Member that would be required to be disclosed pursuant to any applicable law and rules of the Commission or of the Designated Stock Exchange; and

(ii)	as to each person whom the Member proposes to nominate for election as a Director:

(A)	all information that would be required by Article 15.20(d)(ii)-(d)(vi) if such nominee was a Nominating Member, except such information shall also include the business address and residence address of the person;

(B)	the principal occupation or employment of the person;

(C)	all information relating to such person that is required to be disclosed in solicitations of proxies for appointment of Directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act or any successor provisions thereto, and any other information relating to the person that would be required to be disclosed pursuant to any applicable law and rules of the Commission or of the Designated Stock Exchange; and

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(D)	a description of all direct and indirect compensation and other material monetary arrangements and understandings during the past three years, and any other material relationship, between or among any Nominating Member and its Affiliates and associates, on the one hand, and each proposed nominee, his respective Affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K of the Exchange Act if such Nominating Member were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a Director if elected. The Company may require any proposed nominee to furnish such other information as may be reasonably required by the Company to determine the eligibility of such proposed nominee to serve as an independent Director of the Company in accordance with the rules of the Designated Stock Exchange.

(h)	Unless otherwise provided by (i) the terms of these Articles, (ii) any series of Preferred Shares or (iii) the agreements set forth in Article 15.20(c) or (iv) any other agreement among Members or other agreement, in the case of this clause (iv), approved by the Directors, only persons who are nominated in accordance with the procedures set forth above, shall be eligible to serve as Directors. If the chairman of a general meeting determines that a proposed nomination was not made in compliance with these Articles, he or she shall declare to the general meeting that nomination is defective and such defective nomination shall be disregarded. Notwithstanding the foregoing provisions of these Articles, if the Nominating Member (or a qualified representative of the Nominating Member) does not appear at the general meeting to present the nomination, such nomination shall be disregarded.

(i)	Notwithstanding anything herein to the contrary, the Onex Shareholders, the Baring Shareholders and the Designated Shareholder, as applicable, shall not be required to comply with the advance notice or 15% ownership threshold requirements, as applicable, set forth in Articles 15.20(c) and 15.20(e) for so long as the Onex Shareholders, the Baring Shareholders or the Designated Shareholder, as applicable, are entitled to nominate one or more Directors pursuant to the Shareholders Agreement or the Board Nomination Agreement, as applicable, but shall provide any such notice to the Company at least fourteen (14) days prior to the applicable general meeting.

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15.21	The Directors will ensure that the Onex Shareholder Designees, the Baring Shareholder Designees and the Designated Shareholder Designees nominated in accordance with Article 1.4 are included in the notice of meeting for the next available annual general meeting or any extraordinary general meeting at which Directors are to be elected, noting that a general meeting will only be the next available annual general meeting if the advance notice requirements of these Articles can be complied with.

15.22	Subject to the other provisions of these Articles, the Company may by Ordinary Resolution appoint any person to be a Director.

15.23	Subject to these Articles, a Director shall hold office until the expiry of his or her term as contemplated by Article 20.2 or, until such time as he or she vacates office in accordance with Article 26.1.

15.24	No person shall be eligible for election as a Director of the Company unless nominated in accordance with the procedures set forth in this Article. If the chairman of an annual general meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded. This Article 15 shall not apply to any nomination of a Director (a) in an election in which only the holders of one or more series of Preferred Shares of the Company are entitled to vote (unless otherwise provided in the terms of such series of Preferred Shares) or (b) pursuant to Article 21.4.

16	Proceedings at meetings of Members

Quorum

16.1	No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. Members holding in aggregate not less than a simple majority of all voting share capital of the Company in issue present in person or by proxy and entitled to vote shall be a quorum, provided that the minimum quorum for any meeting shall be two Members entitled to vote.

Use of technology

16.2	A person may not participate at a general meeting by conference telephone or other communications equipment.

Lack of quorum

16.3	If a quorum is not present within 15 minutes of the time appointed for the meeting, or if at any time during the meeting it becomes inquorate, then the following provisions apply:

(a)	if the meeting was requisitioned by Members entitled to vote, it shall be cancelled; or

(b)	in any other case, the meeting shall stand adjourned to the same time and place seven days hence, or to such other time or place as is determined by the Directors.

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Adjournment

16.4	When a meeting is adjourned to another time and place, unless these Articles otherwise require, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Company may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting.

16.5	A determination of the Members of record entitled to notice of or to vote at a general meeting shall apply to any adjournment of such meeting unless the Directors fix a new record date for the adjourned meeting, but the Directors shall fix a new record date if the meeting is adjourned for more than thirty (30) days from the date set for the original meeting.

Chairman

16.6	The chairman of the board of Directors shall preside as chairman at every general meeting of the Company. If at any meeting the chairman of the board of Directors is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, the Directors present shall elect one of their number as chairman of the meeting or if all the Directors present decline to take the chair, the Members present shall choose one of their own number to be the chairman of the meeting.

Right of a director or auditor's representative to attend and speak

16.7	Even if a Director or a representative of the auditor (if any) is not a Member, he shall be entitled to attend and speak at any general meeting and at any separate meeting of Members holding a particular class of Shares.

Method of voting

16.8	All resolutions put to the vote of the meeting shall be decided on a poll. Each Member shall have one vote for each Share he holds which confers the right to receive and vote on a resolution put to the vote of a meeting, unless any Share carries special voting rights.

Taking of a poll

16.9	A poll on any question shall be taken immediately.

16.10	A poll shall be taken in such manner as the chairman directs. He may appoint scrutineers (who need not be Members) and fix a place and time for declaring the result of the poll.

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Chairman does not have casting vote

16.11	In the case of an equality of votes, the chairman of the meeting shall not be entitled to a second or casting vote.

Written resolutions

16.12	For so long as the Onex Shareholders and the Baring Shareholders, collectively, beneficially own (directly or indirectly) Shares representing a majority of the issued and outstanding Shares, Members may pass a resolution in writing without holding a meeting if the following conditions are met:

(a)	all Members entitled to vote must receive (including by way of electronic communication):

(i)	a copy of the resolution; and

(ii)	a statement informing the Members:

(A)	how to signify agreement to the resolution; and

(B)	as to the date by which the resolution must be passed if it is not to lapse (or if no date is given the resolution shall lapse 28 days after the circulation date);

(b)	the specified majority of Members entitled to vote (for which purpose, and for the purposes of Article 95(1C) of the Law, specified majority shall mean the majority of Members who would be required to pass the relevant resolution at a duly convened and held meeting of Members at which all Members were present and voting on a poll):

(i)	sign a document; or

(ii)	sign several documents in the like form each signed by one or more of those Members; and

(c)	the signed document or documents is or are delivered to the Company at the place and by the time nominated by the Company in the notice of the resolution including, if the Company so nominates, by delivery of an Electronic Record by Electronic means to the address specified for that purpose.

Such written resolution shall be as effective as if it had been passed at a meeting of all Members entitled to vote duly convened and held.

16.13	Each Member shall have one vote for each Share he holds which confers the right to receive and vote on a written resolution and unless the resolution in writing signed by the Member is silent, in which case all Shares held are deemed to have been voted, the number of Shares specified in the resolution in writing shall be deemed to have been voted.

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16.14	If a written resolution is described as a Special Resolution or as an Ordinary Resolution, it has effect accordingly.

17	Voting rights of members

Right to vote

17.1	Unless their Shares carry no right to vote, or unless an amount presently payable has not been paid, all Members are entitled to vote at a general meeting and all Members holding Shares of a particular class are entitled to vote at a meeting of the holders of that class of Shares (whether present in person or by proxy).

17.2	Members may vote in person or by proxy.

17.3	A Member who is entitled to vote shall have one vote for each Share he holds, unless any Share carries special voting rights.

17.4	A fraction of a Share carrying the right to vote shall entitle its holder to an equivalent fraction of one vote.

17.5	No Member is bound to vote all its Shares or any of them, nor is he bound to vote each of his Shares in the same way.

17.6	No Member shall be entitled to vote at any general meeting unless all sums presently payable by such Member in respect of Shares in the Company have been paid.

Rights of Joint Holders

17.7	If Shares are held jointly, only one of the Joint Holders may vote. If more than one of the Joint Holders tenders a vote, the vote of the holder whose name in respect of those Shares appears first in the register of members shall be accepted to the exclusion of the votes of the other Joint Holders.

Member with mental disorder

17.8	A Member in respect of whom an order has been made by any court having jurisdiction (whether in the Island or elsewhere) in matters concerning mental disorder may vote by that Member's receiver, curator bonis or other person authorised or appointed by that court.

17.9	For the purpose of the preceding Article, evidence to the satisfaction of the Directors of the authority of the person claiming to exercise the right to vote must be received not less than 24 hours before holding the relevant meeting or the adjourned meeting in any manner specified for the delivery of forms of appointment of a proxy, whether in writing or by Electronic means. In default, the right to vote shall not be exercisable.

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Objections to admissibility of votes

17.10	An objection to the validity of a person's vote may only be raised at the meeting or at the adjourned meeting at which the vote is sought to be tendered. Any objection duly made shall be referred to the chairman whose decision shall be final and conclusive.

Form of proxy

17.11	An instrument appointing a proxy shall be in any common form or in any other form approved by the Directors. A Member may appoint more than one proxy to attend on the same occasion.

17.12	The instrument must be in writing and signed in one of the following ways:

(a)	by the Member;

(b)	by the Member's authorised attorney; or

(c)	if the Member is a corporation or other body corporate, under seal or signed by a duly authorised signatory (including an authorised officer, secretary or attorney).

If the Directors so resolve, the Company may accept an Electronic Record of that instrument delivered in the manner specified below and otherwise satisfying the Articles about authentication of Electronic Records.

17.13	The Directors may require the production of any evidence which they consider necessary to determine the validity of any appointment of a proxy.

17.14	A Member may revoke the appointment of a proxy by notice to the Company duly signed in accordance with Article 17.12 prior to the time specified by the Company for the revocation of proxies for the meeting or adjourned meeting, but no earlier than 48 hours prior to the meeting; (for which purpose no account shall be taken of any part of a day that is not a working day); but such revocation will not affect the validity of any acts carried out by the proxy before the Directors of the Company had actual notice of the revocation.

How and when proxy is to be delivered

17.15	Subject to the following Articles, the form of appointment of a proxy and any authority under which it is signed, or a copy of the authority certified notarially or in any other way approved by the Directors, must be delivered so that it is received by the Company prior to the time specified by the Company for voting by proxy at the meeting. They must be delivered in either of the following ways:

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(a)	in the case of an instrument in writing, it must be left at or sent by post:

(i)	to the registered office of the Company; or

(ii)	to such other place within the Island specified in the notice convening the meeting or in any form of appointment of proxy sent out by the Company in relation to the meeting; or

(b)	if, pursuant to the notice provisions, a notice may be given to the Company in an Electronic Record, an Electronic Record of an appointment of a proxy must be sent to the address specified pursuant to those provisions unless another address for that purpose is specified:

(i)	in the notice convening the meeting;

(ii)	in any form of appointment of a proxy sent out by the Company in relation to the meeting; or

(iii)	in any invitation to appoint a proxy issued by the Company in relation to the meeting.

17.16	Where a poll is taken, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be delivered as required under Article 17.15.

17.17	If the form of appointment of proxy is not delivered on time, it is invalid.

Voting by proxy

17.18	A proxy shall have the same voting rights at a meeting or adjourned meeting as the Member would have had except to the extent that the instrument appointing him limits those rights. Notwithstanding the appointment of a proxy, a Member may attend and vote at a meeting or adjourned meeting. If a Member votes on any resolution, a vote by his proxy on the same resolution, unless in respect of different Shares, shall be invalid.

18	Corporations Acting by Representatives at Meeting

18.1	Save where otherwise provided, a corporate Member must act by one or more duly authorised representatives.

18.2	A corporate Member wishing to act by a duly authorised representative must identify that person to the Company by notice in writing.

18.3	The authorisation may be for any period of time, and must be delivered to the Company before the commencement of the meeting at which it is first used.

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18.4	The Directors of the Company may require the production of any evidence which they consider necessary to determine the validity of the notice.

18.5	Where a duly authorised representative is present at a meeting that Member is deemed to be present in person, and the acts of the duly authorised representative are personal acts of that Member.

18.6	A corporate Member may revoke the appointment of a duly authorised representative at any time by notice to the Company, but such revocation will not affect the validity of any acts carried out by the duly authorised representative before the Directors of the Company had actual notice of the revocation.

19	Clearing Houses

If a clearing house or depository (or its nominee) is a Member it may, by resolution of its Directors, other governing body or authorised individual(s) or by power of attorney, authorise such person or persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any general meeting of any class of Members; provided that, if more than one person is so authorised, the authorisation shall specify the number and class of Shares in respect of which each such person is so authorised. A person so authorised pursuant to this provision shall be entitled to exercise the same powers on behalf of the clearing house (or its nominee) which he represents as that clearing house (or its nominee) could exercise if it were an individual member of the Company holding the number and class of Shares specified in such authorisation.

20	Directors

20.1	The minimum number of Directors shall be two and the maximum number of Directors shall be fourteen, unless increased or decreased from time to time by the Directors or the Company in general meeting. So long as Shares are listed on the Designated Stock Exchange, the board of Directors shall include such number of “independent directors” as the relevant rules applicable to the listing of any Shares on the Designated Stock Exchange require (subject to any applicable exceptions for Controlled Companies).

20.2	The Directors shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively. Directors shall initially be assigned to each class in accordance with the Shareholders Agreement and the Director Nomination Agreement. At the first annual general meeting of Members, the term of office of the Class I Directors shall expire and Class I Directors shall be elected for a full term of three (3) years. At the second annual general meeting of Members, the term of office of the Class II Directors shall expire and Class II Directors shall be elected for a full term of three (3) years. At the third annual general meeting of Members, the term of office of the Class III Directors shall expire and Class III Directors shall be elected for a full term of three (3) years. At each succeeding annual general meeting of Members, Directors shall be elected for a full term of three (3) years to succeed the Directors of the class whose terms expire at such annual general meeting. Notwithstanding the foregoing provisions of this Article, each Director shall hold office until the expiration of his term, until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of Directors constituting the Directors shall shorten the term of any incumbent Director.

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21	Appointment, disqualification and removal of directors

First directors

21.1	The first Directors shall be appointed in writing by the subscriber or subscribers to the Memorandum.

No age limit

21.2	There is no age limit for Directors save that they must be aged at least 18 years.

No corporate directors

21.3	A Director must be a natural person.

Appointment of directors

21.4	The Directors shall, subject to the terms of the Shareholders Agreement and the Director Nomination Agreement, applicable law and the listing rules of the Designated Stock Exchange, ensure that all individuals (i) nominated by the Barings Shareholders to be Baring Shareholder Designees, (ii) nominated by the Onex Shareholders to be Onex Shareholder Designees and (iii) nominated by the Designated Shareholder to be Designated Shareholder Designees are nominated for election as Directors at the next annual general meeting or extraordinary general meeting called for that purpose and they shall be appointed if approved by way of Ordinary Resolution at such general meeting.

21.5	With respect to any Director seat which the Baring Shareholders, Onex Shareholders and the Designated Shareholder are not entitled to nominate an individual for such seat pursuant to the Shareholders Agreement or the Director Nomination Agreement, the Directors shall have the right to nominate an individual for election as a Director at the next annual general meeting or extraordinary general meeting called for that purpose and they shall be appointed if approved by way of Ordinary Resolution at such general meeting.

21.6	No appointment can cause the number of Directors to exceed the maximum, and any such appointment shall be invalid.

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Removal of directors

21.7	A Director may be removed from office by the Members by Special Resolution only for cause (“cause” for removal of a Director shall be deemed to exist only if (a) the Director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (b) such Director has been found by the affirmative vote of a majority of the Directors then in office at any regular or special meeting of the board of Directors called for that purpose, or by a court of competent jurisdiction, to have been guilty of wilful misconduct in the performance of such Director’s duties to the Company in a matter of substantial importance to the Company; or (c) such Director has been adjudicated by a court of competent jurisdiction to be mentally incompetent, (which mental incompetency directly affects such Director’s ability to perform his or her obligations as a Director) at any time before the expiration of his term notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement); provided that any Director who was nominated for election by the Onex Shareholders, the Baring Shareholders or the Designated Shareholder may be removed with or without cause only by the Onex Shareholders, the Baring Shareholders or the Designated Shareholder (as applicable) that have/has the right to remove such Director pursuant to the Shareholders Agreement or the Director Nomination Agreement (as applicable). In addition, a Director may be removed from office by the board of Directors by resolution made by the Directors for cause.

Filling of vacancies

21.8	A vacancy on the board of Directors may be filled only by the affirmative vote of a simple majority of the remaining Directors present and voting at a meeting of the Directors, subject to these Articles, applicable law and the listing rules of the Designated Stock Exchange, provided that if any vacancy was created by the death, resignation or removal of an Onex Shareholder Designee, Baring Shareholder Designee or Designated Shareholder Designee, then such Director shall only be replaced by the Onex Shareholders, Baring Shareholders or Designated Shareholder (as applicable) that has/have the right to replace such Director pursuant to the Shareholders Agreement or Director Nomination Agreement, and the Directors shall, subject to the terms of the Shareholders Agreement and the Director Nomination Agreement, applicable law and the listing rules of the Designated Stock Exchange, cause the vacancy caused by such death, resignation or removal to be filled, as soon as possible, by a new designee of the Onex Shareholders, the Baring Shareholders or the Designated Shareholder (as applicable) pursuant to the rights set forth in Article 1.4. A Director appointed to fill a vacancy in accordance with this Article shall be of the same Class of Director as the Director he or she replaced and the term of such appointment shall terminate in accordance with that Class of Director.

Resignation of directors

21.9	A Director may at any time resign the office by giving to the Company notice in writing or, if permitted pursuant to the notice provisions, in an Electronic Record delivered in either case in accordance with those provisions.

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21.10	Unless the notice specifies a different date, the Director shall be deemed to have resigned on the date on which the notice is delivered to the Company.

Corporate governance policies

21.11	The Directors may, from time to time, and except as required by applicable law or the listing rules of the Designated Stock Exchange, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives, which shall be intended to set forth the policies of the Company and the Directors on various corporate governance related matters, as the Directors shall determine by resolution from time to time.

No shareholding qualification

21.12	A Director shall not be required to hold any Shares in the Company by way of qualification. A Director who is not a member of the Company shall nevertheless be entitled to receive notice of and to attend and speak at general meetings of the Company and all classes of Shares of the Company.

22	Reserved

23	Directors’ Fees and Expenses

23.1	The Directors may receive such remuneration as the Directors may from time to time determine. The Directors may be entitled to be repaid all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred by him in attending meetings of the Directors or committees of the Directors or general meetings or separate meetings of any class of securities of the Company or otherwise in connection with the discharge of his duties as a Director.

23.2	Any Director who performs services which in the opinion of the Directors go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Directors may determine and such extra remuneration shall be in addition to or in substitution for any ordinary remuneration provided for, by or pursuant to any other Article.

24	Powers and duties of directors

24.1	Subject to the provisions of the Law, the Memorandum, these Articles and any resolutions made in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company.

24.2	No prior act of the Directors shall be invalidated by any subsequent alteration of the Memorandum or these Articles or any direction given by Special Resolution. However, to the extent allowed by the Law, Members may in accordance with the Law validate any prior or future act of the Directors which would otherwise be in breach of their duties.

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25	Delegation of powers

Power to delegate any of the directors' powers to a committee

25.1	The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit, subject to Article 25.3; provided that any committee so formed shall include amongst its members at least two Directors unless otherwise required by applicable law or the rules of the Designated Stock Exchange; provided further that no committee shall have the power or authority to (a) recommend to the Members an amendment of these Articles (except that a committee may, to the extent authorised in the resolution or resolutions providing for the issuance of Shares adopted by the Directors as provided under the laws of Jersey, fix the designations and any of the preferences or rights of such Shares relating to dividends, redemption, dissolution, any distribution of assets of the Company or the conversion into, or the exchange of such Shares for, Shares of any other class or classes or any other series of the same or any other class or classes of Shares of the Company); (b) adopt an agreement of merger or consolidation; (c) recommend to the Members the sale, lease or exchange of all or substantially all of the Company’s property and assets; (d) recommend to the Members a dissolution of the Company or a revocation of a dissolution; (e) recommend to the Members an amendment of the Memorandum; or (f) declare a dividend or authorise the issuance of Shares unless the resolution establishing such committee (or the charter of such committee approved by the Directors) permits the committee to so declare or authorize. Any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

25.2	Unless otherwise permitted by the Directors, a committee must follow the procedures prescribed for the taking of decisions by Directors.

25.3	To the extent requested by the Onex Shareholders, the Baring Shareholders or the Designated Shareholder, each committee of the board of Directors shall include at least one Onex Shareholder Designee, Baring Shareholder Designee and/or Designated Shareholder Designee (as applicable) to the extent required pursuant to the Shareholders Agreement or the Director Nomination Agreement to be appointed as a member of each such committee of the board of Directors unless such designation would violate any legal restrictions on such committee’s composition or the rules of the Designated Stock Exchange (subject in each case to any applicable exceptions, including those for Controlled Companies and any applicable phase-in periods).

Power to appoint an agent of the Company

25.4	The Directors may appoint any person, either generally or in respect of any specific matter, to be the agent of the Company with or without authority for that person to delegate all or any of that person's powers. The Directors may make that appointment:

(a)	by causing the Company to enter into a power of attorney or agreement; or

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(b)	in any other manner they determine.

Power to appoint an attorney or authorised signatory of the Company

25.5	The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretion vested in him.

25.6	Any power of attorney or other appointment may contain such provision for the protection and convenience of persons dealing with the attorney or authorised signatory as the Directors think fit. Any power of attorney or other appointment may also authorise the attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in that person.

Management

25.7	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

25.8	The Directors from time to time and at any time may establish any advisory committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such advisory committees or local boards and may appoint any agents of the Company and may fix the remuneration of any of the aforesaid.

25.9	The Directors from time to time and at any time may delegate to any such advisory committee, local board or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local advisory committee or board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

25.10	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretions for the time being vested to them.

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25.11	The Directors shall elect, by the affirmative vote of a majority of the Directors then in office, a chairman. The chairman of the board of Directors shall be a Director or an officer of the Company. Subject to the provisions of these Articles and the direction of the Directors, the chairman of the board of Directors shall perform all duties and have all powers which are commonly incident to the position of chairman of a board or which are delegated to him or her by the Directors, preside at all general meetings and meetings of the Directors at which he or she is present and have such powers and perform such duties as the Directors may from time to time prescribe.

26	Disqualification of Directors

26.1	Subject to these Articles, the office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	dies or is found to be or becomes, in the opinion of a registered medical practitioner by whom he is being treated, physically or mentally incapable of acting as a Director;

(c)	resigns his office by notice to the Company in accordance with Articles 21.9 and 21.10;

(d)	is prohibited by applicable law or the Designated Stock Exchange from being a Director;

(e)	without special leave of absence from the Directors, is absent from meetings of the Directors for six consecutive months and the Directors resolve that his office be vacated; or

(f)	is removed from office pursuant to these Articles or any other agreement between the Director and the Company or any of its subsidiaries.

26.2	If the office of Director is terminated or vacated for any reason, he shall thereupon cease to be a member of any committee of the board of Directors of the Company.

27	Meetings of directors

Regulation of directors' meetings

27.1	Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit.

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Calling meetings

27.2	(a) The chairman of the board of Directors, a majority of the Directors or the Secretary on request of a Director or (b) for so long as there are at least four (4) Onex Shareholder Designees, a majority of the Onex Shareholder Designees may at any time summon a meeting of the Directors by twenty-four (24) hour notice to each Director in person, by telephone, facsimile, electronic email, or in such other manner as the Directors may from time to time determine, which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. Notice of a meeting need not be given to any Director (i) who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or (ii) who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Directors. All such waivers, consents, and approvals shall be filed with the corporate records or made part of the minutes of the meeting. A waiver of notice need not specify the purpose of any regular or special meeting of the Directors.

Use of technology

27.3	A Director or Directors may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director or Directors are members, by means of telephone or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting.

Quorum

27.4	The quorum for the transaction of business at a meeting of Directors (including any adjourned meeting) shall be a majority of the authorised number of Directors, but shall not be less than two. Every act or decision done or made by a majority of the Directors present at a duly held meeting at which a quorum is present shall be regarded as the act of the Directors, subject to the provisions of these Articles and other applicable law.

27.5	If a quorum is not present within 15 minutes from the time specified for a meeting of Directors, or if, during a meeting, a quorum ceases to be present, then the meeting shall be adjourned to the same day in the next week at the same time and place or such other day, time and place as the Director(s) calling such meeting may determine.

Voting

27.6	A question which arises at a board meeting shall be decided by a majority of votes. If votes are equal the chairman shall not have a casting vote.

27.7	The continuing Directors may act notwithstanding any vacancy in their body but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

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Validity

27.8	Anything done at a meeting of Directors is unaffected by the fact that it is later discovered that any person was not properly appointed, or had ceased to be a Director, or was otherwise not entitled to vote.

28	Permissible directors' interests and disclosure

28.1	Subject to these Articles and the Law, a Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

28.2	A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement. Any Director who enters into a contract or arrangement or has a relationship that is reasonably likely to be implicated under this Article 28.2 or that would reasonably be likely to affect a Director’s status as an “Independent Director” under applicable law or the rules of the Designated Stock Exchange shall disclose the nature of his or her interest in any such contract or arrangement in which he is interested or any such relationship. Without limiting the generality of the foregoing:

(a)	the Baring Shareholder Designee, the Onex Shareholder Designees and any Designated Shareholder Designee may hold any position of any kind whatsoever with the Baring Shareholders, the Onex Shareholders or any member of the Shareholder Group (as applicable) and/or any of their respective Affiliates and may maintain any interest of any kind whatsoever, whether directly or indirectly, in the Baring Shareholders, the Onex Shareholders or any member of the Shareholder Group (as applicable) and/or any of their respective Affiliates and/or any Owner Opportunity (as defined below) (such positions and/or interests, as the case may be, hereinafter, together, Owner Interests);

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(b)	no Owner Interests shall disqualify any Baring Shareholder Designee, Onex Shareholder Designee or Designated Shareholder Designee from the office of Director, nor shall any contract, transaction or arrangement entered into by or on behalf of the Company in respect of which any Owner Interests may subsist, whether directly or indirectly, be or be liable to be avoided, nor shall any Baring Shareholder Designee, Onex Shareholder Designee or Designated Shareholder Designee be liable to account to the Company for any profit or other gain arising by reason of any Owner Interest and/or any contract, transaction or arrangement entered into by or on behalf of the Company in respect of which any Owner Interest may subsist, whether directly or indirectly;

(c)	each Baring Shareholder Designee, Onex Shareholder Designee and Designated Shareholder Designee shall be at liberty to vote in respect of any contract, transaction or arrangement in which any applicable Owner Interest may subsist, whether directly or indirectly; and

(d)	the Owner Interests shall be deemed to have been disclosed by each Baring Shareholder Designee, Onex Shareholder Designee and Designated Shareholder Designee upon his or her appointment as a Director of the Company and shall be deemed to be sufficient disclosure of the Owner Interests as required under these Articles. Thereafter, it shall not be necessary for a Baring Shareholder Designee, Onex Shareholder Designee or Designated Shareholder Designee to give special or particularized notice of any Owner Interests in respect of any transaction which may involve the Company.

28.3	To the maximum extent permitted by applicable law:

(a)	the Company renounces and waives:

(i)	any interest or expectancy in, or in being offered or presented with an opportunity to participate in; or

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(ii)	any right to be informed of:

any business or corporate opportunity that may from time to time be of interest to or known to or be or have been presented to the Baring Shareholders, the Onex Shareholders or any member of the Shareholder Group (as applicable) and/or any of their respective Affiliates and/or any of their officers, directors, agents, stockholders, members, partners and subsidiaries (including specifically, without limiting the generality of the foregoing, each Baring Shareholder Designee, Onex Shareholder Designee and Designated Shareholder Designee (other than the Chief Executive Officer of the Company, the Executive Chairman of the Company (if any) and any other officer or executive officer of the Company)) (each such opportunity, hereinafter, an Owner Opportunity) whether or not such Owner Opportunity is or may be pursued by any Baring Shareholder, any Onex Shareholder or any member of the Shareholder Group (as applicable) and or their respective Affiliates and whether or not such Owner Opportunity may be a business or corporate opportunity the Company might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so;

(b)	no Onex Shareholder Designee, Baring Shareholder Designee or Designated Shareholder Designee (other than the Chief Executive Officer of the Company, the Executive Chairman of the Company (if any) and any other officer or executive officer of the Company) (each of such persons, hereinafter, a Relevant Person) shall:

(i)	be required or be under any duty (whether fiduciary or otherwise) to present to or make known to the Company any Owner Opportunity or refrain from, whether directly or indirectly, pursuing, participating in the pursuit of, exploiting or acquiring, any Owner Opportunity; or

(ii)	be liable to the Company for any breach of any fiduciary or other duty, whether as a Director or otherwise, by reason of the fact that such Relevant Person, whether directly or indirectly, acting in good faith, pursues, participates in the pursuit of, exploits or acquires any Owner Opportunity, directs any Owner Opportunity to another person or fails to present any Owner Opportunity, or information regarding any Owner Opportunity, to the Company;

unless such Owner Opportunity is, or has been, expressly offered in writing to the Relevant Person solely in their capacity as Director;

(c)	none of the Baring Shareholders, the Onex Shareholders or any member of the Shareholder Group nor any of their respective Affiliates has any duty to refrain from engaging or investing directly or indirectly in the same or similar business activities or lines of business as the Company or any of its subsidiaries.

28.4	Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to reasonable expense reimbursement consistent with the Company’s policies in connection with such Director’s service in his official capacity; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

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29	Minutes

29.1	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

Written resolutions

29.2	The Directors may pass a resolution in writing without holding a meeting if the following conditions are met:

(a)	all Directors are given notice of the resolution;

(b)	the resolution is set out in a document or documents indicating that it is a written resolution;

(c)	all of the Directors:

(i)	sign a document; or

(ii)	sign several documents in the like form each signed by one or more Directors; and

(d)	the signed document or documents is or are delivered to the Company, including, if the Company so nominates by delivery of an Electronic Record, by Electronic means to the address specified for that purpose.

29.3	Such written resolution shall be as effective as if it had been passed at a meeting of the Directors duly convened and held; and it shall be treated as having been passed on the day and at the time that the last Director signs.

30	[Reserved]

31	Record Dates

Except to the extent of any conflicting rights attached to Shares, the Directors may fix any time and date as the record date for declaring or paying a dividend or making or issuing an allotment of Shares. The record date may be before or after the date on which a dividend, allotment or issue is declared, paid or made.

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32	Dividends

Payment of dividends by directors

32.1	Subject to the provisions of the Law, the Directors may pay dividends in accordance with the respective rights of the Members. Any dividend shall not be a debt owed by the Company until such time as payment of the dividend is made.

32.2	In relation to Shares carrying differing rights to dividends or rights to dividends at a fixed rate, the following applies:

(a)	if the Company has different classes of Shares, the Directors may pay dividends on Shares which confer deferred or non-preferred rights with regard to dividends as well as on Shares which confer preferential rights with regard to dividends but no dividend shall be paid on Shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears;

(b)	subject to the provisions of the Law, the Directors may also pay, at intervals settled by them, any dividend payable at a fixed rate if it appears to them that there are sufficient funds of the Company lawfully available for distribution to justify the payment; and

(c)	if the Directors act in good faith, they shall not incur any liability to the Members holding Shares conferring preferred rights for any loss those Members may suffer by the lawful payment of the dividend on any Shares having deferred or non-preferred rights.

Apportionment of dividends

32.3	Except as otherwise provided by the rights attached to Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares on which the dividend is paid. All dividends shall be apportioned and paid proportionately to the amount paid up on the Shares during the time or part of the time in respect of which the dividend is paid. But if a Share is issued on terms providing that it shall rank for dividend as from a particular date, that Share shall rank for dividend accordingly.

Right of set off

32.4	The Directors may deduct from a dividend or any other amount payable to a person in respect of a Share any amount due by that person to the Company in relation to a Share.

Power to pay other than in cash

32.5	If the Directors so determine, any resolution determining a dividend may direct that it shall be satisfied wholly or partly by the distribution of assets or the issue of Shares. If a difficulty arises in relation to the distribution, the Directors may settle that difficulty in any way they consider appropriate. For example, they may do any one or more of the following:

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(a)	issue fractional Shares;

(b)	fix the value of assets for distribution and make cash payments to some Members on the footing of the value so fixed in order to adjust the rights of Members; and

(c)	vest some assets in trustees.

How payments may be made

32.6	A dividend or other monies payable on or in respect of a Share may be paid in any of the following ways:

(a)	if the Member holding that Share or other person entitled to that Share nominates a bank account for that purpose, by wire transfer to that bank account; or

(b)	by cheque or warrant sent by post to the registered address of the Member holding that Share or other person entitled to that Share.

32.7	For the purpose of Article 32.6(a), the nomination may be in writing or in an Electronic Record and the bank account nominated may be the bank account of another person. For the purpose of Article 32.6(b), subject to any applicable law or regulation, the cheque or warrant shall be made to the order of the Member holding that Share or other person entitled to the Share or to his nominee, whether nominated in writing or in an Electronic Record, and payment of the cheque or warrant shall be a good discharge to the Company.

32.8	If two or more persons are registered as Joint Holders, a dividend (or other amount) payable on or in respect of that Share may be paid as follows:

(a)	to the registered address of the Joint Holder of the Share who is named first on the register of members or to the registered address of the deceased or bankrupt holder, as the case may be; or

(b)	to the address or bank account of another person nominated by the Joint Holders, whether that nomination is in writing or in an Electronic Record.

32.9	Any Joint Holder of a Share may give a valid receipt for a dividend (or other amount) payable in respect of that Share.

Dividends or other monies not to bear interest in absence of special rights

32.10	Unless provided for by the rights attached to a Share, no dividend or other monies payable by the Company in respect of a Share shall bear interest.

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Unclaimed Dividends

32.11	All dividends unclaimed for one (1) year after having been declared may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed. Subject to any applicable unclaimed property or other laws, any dividend unclaimed after a period of ten (10) years from the date of declaration shall be forfeited and shall revert to the Company. The payment by the Directors of any unclaimed dividend or other sums payable on or in respect of a Share into a separate account shall not constitute the Company a trustee in respect thereof.

33	Accounts and audits

Accounting and other records

33.1	The Directors must ensure that proper accounting and other records are kept, and that accounts and associated reports are distributed in accordance with the requirements of the Law.

No automatic right of inspection

33.2	Except as provided in Article 14.1, the Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by applicable law or authorised by the Directors.

Sending of accounts and reports

33.3	The Company's accounts and associated Directors' report and auditor's report (if any) that are required or permitted to be sent to any person pursuant to any law shall be treated as properly sent to that person if:

(a)	they are sent to that person in accordance with the notice provisions in Article 39; or

(b)	they are published on a website providing that person is given separate notice of:

(i)	the fact that the documents have been published on the website;

(ii)	the address of the website;

(iii)	the place on the website where the documents may be accessed; and

(iv)	how they may be accessed.

33.4	If, for any reason, a person notifies the Company that he is unable to access the website, the Company must, as soon as practicable, send the documents to that person by any other means permitted by these Articles. This, however, will not affect when that person is taken to have received the documents under Article 33.5.

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Time of receipt if documents are published on a website

33.5	Documents sent by being published on a website in accordance with the preceding two Articles are only treated as sent at least 14 clear days before the date of the meeting at which they are to be laid if:

(a)	the documents are published on the website throughout a period beginning at least 14 clear days before the date of the meeting and ending with the conclusion of the meeting; and

(b)	the person is given at least 14 clear days' notice of the meeting.

Validity despite accidental error in publication on website

33.6	If, for the purpose of a meeting, documents are sent by being published on a website in accordance with the preceding Articles, the proceedings at that meeting are not invalidated merely because by accident:

(a)	those documents are published in a different place on the website to the place notified; or

(b)	they are published for only part of the period from the date of notification until the conclusion of that meeting.

When accounts are to be audited

33.7	The accounts relating to the Company’s affairs shall be audited in such manner and with such financial year end as may be determined from time to time by the Directors or failing any determination as aforesaid shall not be audited.

34	Audit

34.1	The Directors or, if authorised to do so, the audit committee of the Directors, may appoint an auditor of the Company who shall hold office until removed from office by a resolution of the Directors and may fix his or their remuneration.

34.2	Every auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

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35	Seal

Company seal

35.1	The Company may have a seal if the Directors so determine.

Official seal

35.2	Subject to the provisions of the Law, the Company may also have:

(a)	an official seal or seals for use in any place or places outside the Island. Each such official seal shall be a facsimile of the original seal of the Company but shall have added on its face the name of the country, territory or place where it is to be used or the words “branch seal”; and

(b)	an official seal for use only in connection with the sealing of securities issued by the Company and such official seal shall be a copy of the common seal of the Company but shall in addition bear the word “securities”.

When and how seal is to be used

35.3	A seal may only be used by the authority of the Directors. Unless the Directors otherwise determine, a document to which a seal is affixed must be signed in one of the following ways:

(a)	by a Director and the Secretary; or

(b)	by a single Director.

If no seal is adopted or used

35.4	If the Directors do not adopt a seal, or a seal is not used, a document may be executed in the following manner:

(a)	by a Director and the Secretary; or

(b)	by a single Director; or

(c)	by any other person authorised by the Directors; or

(d)	in any other manner permitted by the Law.

Power to allow non-manual signatures and facsimile printing of seal

35.5	The Directors may determine that either or both of the following applies:

(a)	that the seal or a duplicate seal need not be affixed manually but may be affixed by some other method or system of reproduction; and/or

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(b)	that a signature required by these Articles need not be manual but may be a mechanical or Electronic Signature.

Validity of execution

35.6	If a document is duly executed and delivered by or on behalf of the Company, it shall not be regarded as invalid merely because, at the date of the delivery, the Secretary, or the Director, or other Officer or person who signed the document or affixed the seal for and on behalf of the Company ceased to be the Secretary or hold that office and authority on behalf of the Company.

36	Officers

36.1	Subject to these Articles, the Directors may from time to time appoint any person, whether or not a Director of the Company, to hold the office of the chairman of the board of Directors (which, pursuant to the Director Nomination Agreement, shall be the Executive Chairman of the Company except as otherwise provided therein), the Chief Executive Officer, the President, the Chief Financial Officer, one or more Vice Presidents or such other Officers as the Directors may think necessary for the administration of the Company, for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit.

36.2	The appointee must consent in writing to holding that office.

36.3	Any appointment of a Director to an executive office shall terminate if he ceases to be a Director but without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such Director.

36.4	Where a chairman is appointed he shall, unless unable to do so, preside at every meeting of Directors.

36.5	If there is no chairman, or if the chairman is unable to preside at a meeting, that meeting may select its own chairman or the Directors may nominate one of their number to act in place of the chairman should he ever not be available.

36.6	Subject to the provisions of the Law and Article 36.7, the Directors may also appoint any person, who need not be a Director, as Secretary, for such period and on such terms, including as to remuneration, as they think fit.

36.7	The Secretary must consent in writing to holding that office.

36.8	A Director, Secretary or other Officer of the Company may not hold office, or perform the services, of auditor.

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37	Register of Directors and Officers

The Company shall cause to be kept in one or more books at its office a Register of Directors in which there shall be entered the full names and addresses of the Directors and such other particulars as required by the Law.

38	Capitalisation of profits

Capitalisation of profits or of any stated capital account or capital redemption reserve

Subject to the Law and these Articles, the Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including a stated capital account or a capital redemption reserve) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions. The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

39	Notices

Form of notices

39.1	Except as otherwise provided in these Articles, any notice or document may be served by the Company or by the person entitled to give notice to any Member either personally, by facsimile or by sending it through the post in a prepaid letter or via a recognised courier service, fees prepaid, addressed to the Member at his address as appearing in the Register of Members or, to the extent permitted by all applicable laws and regulations, by electronic means by transmitting it to any electronic number or address or website supplied by the Member to the Company or by placing it on the Company’s Website, provided that, (i) with respect to notification via electronic means, the Company has obtained the Member’s prior express positive confirmation in writing to receive or otherwise have made available to him notices in such fashion, and (i) with respect to posting to Company’s Website, notification of such posting is provided to such Member. In the case of Joint Holders of a Share, all notices shall be given to that one of the Joint Holders whose name stands first in the Register of Members in respect of the joint holding, and notice so given shall be sufficient notice to all the Joint Holders.

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39.2	An affidavit of the mailing or other means of giving any notice of any general meeting, executed by the Secretary, Assistant Secretary or any transfer agent of the Company giving the notice, shall be prima facie evidence of the giving of such notice.

39.3	Any Member present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

Signatures

39.4	A written notice shall be signed when it is autographed by or on behalf of the giver, or is marked in such a way as to indicate its execution or adoption by the giver.

39.5	An Electronic Record may be signed by an Electronic Signature.

Evidence of transmission

39.6	A notice given by Electronic Record shall be deemed sent if an Electronic Record is kept demonstrating the time, date and content of the transmission, and if no notification of failure to transmit is received by the giver.

39.7	A notice given in writing shall be deemed sent if the giver can provide proof that the envelope containing the notice was properly addressed, pre-paid and posted, or that the written notice was otherwise properly transmitted to the recipient.

Delivery of notices

39.8	Any notice or other document, if served by (a) post, shall be deemed to have been served when the letter containing the same is posted, or (b) facsimile, shall be deemed to have been served upon confirmation of successful transmission, or (c) recognised courier service, shall be deemed to have been served when the letter containing the same is delivered to the courier service and in proving such service it shall be sufficient to provide that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier, or (d) electronic means as provided herein shall be deemed to have been served and delivered on the day on which it is successfully transmitted or at such later time as may be prescribed by any applicable laws or regulations.

Giving notice to a deceased or bankrupt Member

39.9	Any notice or document delivered or sent to any Member in accordance with the terms of these Articles shall notwithstanding that such Member be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Member as sole or Joint Holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register of Members as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the Share.

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Saving provisions

39.10	A Member present, either in person or by proxy, at any general meeting or at any meeting of the Members holding any class of Shares shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

39.11	Every person who becomes entitled to a Share shall be bound by any notice in respect of that Share which, before his name is entered in the register of members, has been duly given to a person from which he derives his title.

39.12	None of the preceding notice provisions shall derogate from the Articles about the delivery of written resolutions of Directors and written resolutions of Members.

40	Authentication of Electronic Records

Application of Articles

40.1	Without limitation to any other provision of these Articles, any notice, written resolution or other document under these Articles that is sent by Electronic means by a Member, or by the Secretary, or by a Director or other Officer of the Company, shall be deemed to be authentic if either Article 40.2 or Article 40.4 applies.

Authentication of documents sent by Members by Electronic means

40.2	An Electronic Record of a notice, written resolution or other document sent by Electronic means by or on behalf of one or more Members shall be deemed to be authentic if the following conditions are satisfied:

(a)	the Member or each Member, as the case may be, signed the original document, and for this purpose original document includes several documents in like form signed by one or more of those Members;

(b)	the Electronic Record of the original document was sent by Electronic means by, or at the direction of, that Member to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)	Article 40.7 does not apply.

40.3	For example, where a sole Member signs a resolution and sends the Electronic Record of the original resolution, or causes it to be sent, by facsimile transmission to the address in these Articles specified for that purpose, the facsimile copy shall be deemed to be the written resolution of that Member unless Article 40.7 applies.

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Authentication of document sent by the Secretary or Officers by Electronic means

40.4	An Electronic Record of a notice, written resolution or other document sent by or on behalf of the Secretary or an Officer or Officers of the Company shall be deemed to be authentic if the following conditions are satisfied:

(a)	the Secretary or the Officer or each Officer, as the case may be, signed the original document, and for this purpose original document includes several documents in like form signed by the Secretary or one or more of those Officers;

(b)	the Electronic Record of the original document was sent by Electronic means by, or at the direction of, the Secretary or that Officer to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)	Article 40.7 does not apply.

This Article applies whether the document is sent by or on behalf of the Secretary or Officer in his own right or as a representative of the Company.

40.5	For example, where a sole Director signs a resolution and scans the resolution, or causes it to be scanned, as a PDF version which is attached to an email sent to the address in these Articles specified for that purpose, the PDF version shall be deemed to be the written resolution of that Director unless Article 40.7 applies.

Manner of signing

40.6	For the purposes of these Articles about the authentication of Electronic Records, a document will be taken to be signed if it is signed manually or in any other manner permitted by these Articles.

Saving provision

40.7	A notice, written resolution or other document under these Articles will not be deemed to be authentic if the recipient, acting reasonably:

(a)	believes that the signature of the signatory has been altered after the signatory had signed the original document;

(b)	believes that the original document, or the Electronic Record of it, was altered, without the approval of the signatory, after the signatory signed the original document; or

(c)	otherwise doubts the authenticity of the Electronic Record of the document;

and the recipient promptly gives notice to the sender setting the grounds of its objection. If the recipient invokes this Article, the sender may seek to establish the authenticity of the Electronic Record in any way the sender thinks fit.

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41	Information

41.1	No Member, as such, shall be entitled to require discovery of any information in respect of any detail of the Company’s trading or any information which is or may be in the nature of a trade secret or other confidential or proprietary information related to the conduct of the business of the Company and which in the opinion of the Directors would not be in the interests of the members of the Company to communicate to the public.

41.2	The Directors shall be entitled (but not required, except as provided by law) to release or disclose any information in their possession, custody or control regarding the Company or its affairs to any of its Members including, without limitation, information contained in the Register of Members and transfer books of the Company.

42	Indemnity

Indemnity

42.1	To the fullest extent permitted by law, the Company shall indemnify every Director and Officer of the Company or any predecessor to the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer of the Company or any predecessor to the Company, and the successors and assigns of each of the foregoing, and may indemnify any person (other than current and former Directors and Officers) (any such Director or Officer, an Indemnified Person), out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions in connection with the Company other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect. Each Member agrees to waive any claim or right of action he or she might have, whether individually or by or in the right of the Company, against any Indemnified Person on account of any action taken by such Indemnified Person, or the failure of such Indemnified Person to take any action in the performance of his duties with or for the Company; provided that such waiver shall not extend to any matter in respect of any actual fraud or wilful default which may attach to such Indemnified Person.

42.2	The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

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42.3	The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other Officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

42.4	Neither any amendment nor repeal of these Articles set forth under this heading of Indemnity (the Indemnification Articles), nor the adoption of any provision of these Articles or Memorandum of Association inconsistent with the Indemnification Articles, shall eliminate or reduce the effect of the Indemnification Articles, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for these Indemnification Articles, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

43	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall begin on January 1 in each year and shall end on December 31 in such year.

44	Winding up

Distribution of assets in specie

44.1	If the Company is wound up, the liquidator or the Directors, as the case may be, shall, subject to these Articles and any other sanction required by the Law, apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)	if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the number of Shares held by them; or

(b)	if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the number of Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company.

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44.2	If the Company is wound up, the liquidator or the Directors, as the case may be, subject to the rights attaching to any Shares and with the sanction of a Special Resolution of the Company and any other sanction required by the Law, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator or the Directors, as the case may be, may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

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Dated the [    ] day of [     ] 2019.

Signed for and on behalf of Onex Partners IV LP of 190 Elgin Avenue, George Town, KY1-9005, Cayman Islands
By: Onex Partners IV GP LP, its general partner
By: Onex Partners Manager LP, its agent
By: Onex Partners Manager GP ULC, its general partner

Signature of authorised signatory	Signature of authorised signatory

Print name	Print name

Signed for and on behalf of Onex Partners IV GP LP of 190 Elgin Avenue, George Town, KY1-9005, Cayman Islands
By: Onex Partners IV GP Limited, its general partner

Signature of authorised signatory	Signature of authorised signatory

Print name	Print name

Witness to above signatures
Signature
[Address]

Print name

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